     As filed with the Securities and Exchange Commission on June 18, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

/X/ Filed by the Registrant

/ / Filed by a Party other than the Registrant

Check the appropriate box:

/ / Preliminary Proxy Statement

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            ------------------------

                      METROMEDIA INTERNATIONAL GROUP, INC.

                  (Name of Registrant as Specified in its Charter)

                         ------------------------------

Payment of Filing Fee (Check the appropriate box):

/ / No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    1)  Title of each class of securities to which transaction applies: n/a

    2)  Aggregate number of securities to which transaction applies: n/a

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $573,000,000

    4)  Proposed maximum aggregate value of transaction: $573,000,000

    5)  Total fee paid: $114,600

/X/ Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration No.:

3) Filing Party:

4) Date Filed:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        [LOGO]

                          One Meadowlands Plaza
                          East Rutherford, New Jersey 07073-2137

                                             June 18, 1997

Dear Stockholder:

    On behalf of the Board of Directors, I wish to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of Metromedia International Group, Inc. ("MMG"), which will be held in the Orion Pictures Corporation Screening Room at 1888 Century Park East, Los Angeles, California 90067 at 9:00 a.m., Los Angeles time, on July 10, 1997 (the "Annual Meeting"). I look forward to greeting as many stockholders as possible at the Annual Meeting.

    At the Annual Meeting, you will be asked to consider and approve, among other things, the Stock Purchase Agreement, dated as of May 2, 1997 (the "Stock Purchase Agreement"), by and among MMG, Orion Pictures Corporation, a Delaware corporation and a wholly-owned subsidiary of MMG ("Orion"), and P&F Acquisition Corp., a Delaware corporation ("P&F"), and the parent company of Metro-Goldwyn-Mayer Inc., pursuant to which MMG will sell, and P&F will purchase, certain of MMG's entertainment assets (the "Proposed Transaction"), including all of the outstanding shares of capital stock of Orion and its direct and indirect subsidiaries (other than Landmark Theatre Group and its subsidiaries). In connection with the Proposed Transaction, MMG will receive $573 million in cash, less amounts used to repay the existing Orion credit facility and other outstanding debt of Orion and its subsidiaries. Details regarding the terms and conditions of the Proposed Transaction are included in the enclosed Proxy Statement.

    AT THE DIRECTORS' MEETING HELD TO CONSIDER THE PROPOSED TRANSACTION, THE DIRECTORS OF MMG CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE PROPOSED TRANSACTION AS BEING IN THE BEST INTERESTS OF MMG AND ITS STOCKHOLDERS. THE MMG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1 TO APPROVE THE PROPOSED TRANSACTION.

    In addition, at the Annual Meeting, you will be asked to vote on three other proposals: (i) to elect two Class II Directors for three year terms ending in the year 2000; (ii) to ratify the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997; and (iii) to consider and vote upon a proposal submitted by a stockholder of MMG to amend the Company's certificate of incorporation to allow stockholders of MMG to take action by written consent and to call special meetings, and any other matters that may properly come before the Annual Meeting.

    It is important that your shares be represented at the Annual Meeting, whether or not you are able to attend. Accordingly, you are urged to sign, date and mail the enclosed proxy promptly. If you later decide to attend the Annual Meeting, you may revoke your proxy and vote in person. As indicated in the notice previously mailed to you, this Proxy Statement supersedes in all respects the proxy statement previously mailed to you on or about April 14, 1997, and the meeting previously scheduled for May 14, 1997 has been canceled. Any proxy cards received in connection therewith will be destroyed by MMG and you are asked to submit the proxy cards enclosed herewith.

    Thank you for your time and consideration.

                                          Sincerely,

                                          Stuart Subotnick
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                      METROMEDIA INTERNATIONAL GROUP, INC.

                            ------------------------

                             ONE MEADOWLANDS PLAZA
                     EAST RUTHERFORD, NEW JERSEY 07073-2137

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 10, 1997

                            ------------------------

                             TO THE STOCKHOLDERS OF
                     METROMEDIA INTERNATIONAL GROUP, INC.:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Metromedia International Group, Inc., a Delaware corporation ("MMG"), will be held on July 10, 1997, at 9:00 a.m., local time, in the Orion Pictures Corporation Screening Room, 1888 Century Park East, Los Angeles, California 90067, for the purpose of considering and acting upon the following:

        1. The proposal to consider and approve the Stock Purchase Agreement, dated as of May 2, 1997 (the "Stock Purchase Agreement"), by and among MMG, Orion Pictures Corporation, a Delaware corporation ("Orion"), and P & F Acquisition Corp., a Delaware corporation ("P&F"), and the consummation of the transactions contemplated thereby, including the sale of all of the outstanding capital stock of Orion and all of its subsidiaries (other than Landmark Theatre Group and its subsidiaries) to P&F (the "Proposed Transaction");

        2. The election of two members to MMG's Board of Directors to serve three-year terms as Class II Directors;

        3. The ratification of the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997;

        4. The proposal submitted by a stockholder of the Company to amend the Company's certificate of incorporation to allow stockholders of MMG to take action by written consent and to call special meetings; and

        5. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors is not aware of any other business that will be presented for consideration at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSALS NO. 1, NO. 2 AND NO. 3 AND "AGAINST" PROPOSAL NO. 4 TO BE PRESENTED TO MMG STOCKHOLDERS AT THE MMG ANNUAL MEETING.

    Only stockholders of record at the close of business on June 13, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any reason germane to the Annual Meeting, during ordinary business hours during the ten days prior to the Annual Meeting at One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137.

                                          By Order of the Board of Directors.

                                          Arnold L. Wadler
                                          SECRETARY

East Rutherford, New Jersey

June 18, 1997

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD IN ORDER THAT A QUORUM MAY BE ASSURED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES). IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                            ------------------------

                                PROXY STATEMENT
                     FOR AN ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 10, 1997

                            ------------------------

    This Proxy Statement (the "Proxy Statement") is being furnished to the holders of shares of common stock, par value $1.00 per share (the "Common Stock"), of Metromedia International Group, Inc., a Delaware corporation ("MMG" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of MMG for use at the Annual Meeting of the Stockholders of MMG to be held at 9:00 a.m., Los Angeles time, on July 10, 1997 in the Orion Pictures Corporation Screening Room at 1888 Century Park East, Los Angeles, California 90067 (the "Annual Meeting"), and any adjournments thereof. As indicated in the notice previously mailed to you, this Proxy Statement supersedes in all respects the proxy statement previously mailed to you on or about April 14, 1997 and the meeting previously scheduled for May 14, 1997 has been canceled. Any proxy cards received in connection therewith have been destroyed by the Company and you are asked to submit the proxy cards enclosed herewith.

    At the Annual Meeting, the holders of MMG's Common Stock ("MMG Stockholders") will be asked to (i) consider and approve the Stock Purchase Agreement, a copy of which is attached hereto as Appendix A, dated as of May 2, 1997 (the "Stock Purchase Agreement"), by and among MMG, Orion Pictures Corporation, a Delaware corporation and a wholly-owned subsidiary of MMG ("Orion"), and P & F Acquisition Corp., a Delaware corporation ("P&F") and the parent company of Metro-Goldwyn-Mayer Inc. ("MGM"), and the consummation of the transactions contemplated thereby, including the sale of all the outstanding capital stock of Orion and its direct and indirect subsidiaries (other than Landmark Theatre Group and its subsidiaries ("Landmark")), to P&F (the "Proposed Transaction") (Orion, together with such subsidiaries, excluding Landmark, are collectively referred to herein as the "Entertainment Companies"); (ii) elect two members to MMG's Board of Directors to serve a three-year term as Class II Directors; (iii) ratify the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997; (iv) vote upon a proposal submitted by a stockholder of the Company to amend the Company's certificate of incorporation to allow stockholders of MMG to take action by written consent and to call special meetings; and (v) vote upon the transaction of such other matters as may properly come before the Meeting.

    Included among the matters described in this Proxy Statement are matters that relate to approval by the MMG Stockholders of the Proposed Transaction. Upon the terms and subject to the conditions of the Stock Purchase Agreement, on the closing date under the Stock Purchase Agreement (the "Closing Date"), P&F will purchase from MMG all of the outstanding shares of capital stock of Orion (the "Shares"), for cash in an amount equal to $573 million, less indebtedness outstanding (approximately $271.8 million at May 31, 1997) under the existing credit facility (the "Orion Credit Facility") between Orion and Chase Manhattan Bank ("Chase") and less all outstanding debt of Orion other than the Orion Credit Facility (approximately $13.5 million at May 31, 1997). See "INFORMATION REGARDING MMG--Certain Relationships and Related Transactions." The consummation of the Proposed Transaction is subject to the satisfaction or waiver of certain conditions and may be terminated by either MMG or P&F upon the occurrence or nonoccurrence of certain events. See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Terms and Conditions of the Stock Purchase Agreement." Pursuant to the terms of a Stockholders Agreement (as attached hereto as Appendix B), dated as of April 27, 1997 (the "Stockholders Agreement"), among John W. Kluge, Stuart Subotnick, Metromedia Company, a Delaware general partnership ("Metromedia"), Met Telcell, Inc., a Delaware corporation owned and controlled by Messrs. Kluge and Subotnick ("Met Telcell" and, together with Messrs. Kluge and Subotnick and Metromedia, the "Metromedia Holders"), and P&F, Messrs. Kluge and Subotnick, the general partners of Metromedia, have agreed (i) to vote their shares of Common Stock in favor of the Stock Purchase Agreement, (ii) to vote their shares against another proposal (except if such vote would violate their fiduciary duties) to sell all or substantially all of the Shares or any or all of the assets of the Entertainment

Companies and (iii) not to transfer their shares of Common Stock until the later of September 30, 1997 or 90 days after an MMG Stockholders meeting held to approve and adopt the Stock Purchase Agreement (as long as such meeting is held by September 30, 1997). As of the Record Date (as defined below), the Metromedia Holders owned approximately 26% of the outstanding Common Stock. In addition, simultaneously with the consummation of the Proposed Transaction, (i) Mr. Kluge and Metromedia will be released from their guarantees made in favor of Chase under the $100 million revolving credit portion of the Orion Credit Facility (approximately $94.3 million of which was outstanding at May 31, 1997) and (ii) Metromedia will be released from its guarantee made in favor of Chase of payment of a certain third party account receivable owed to Orion (approximately $11.4 million at May 31, 1997) so that the entire face amount of such account receivable could be included in the borrowing base for the Orion Credit Facility. See "PROPOSAL NO. 1--PROPOSED TRANSACTION--Interests of Certain Persons."

    This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation of proxies by the Board of Directors of MMG for use at the Annual Meeting, and any adjournments thereof. Each copy of this Proxy Statement being mailed or delivered to MMG Stockholders is accompanied by a MMG proxy card, the Notice of Annual Meeting of Stockholders of MMG and the Exhibits.

    All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, MMG Stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With regard to other proposals, MMG Stockholders may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or may abstain from voting on any or all proposals. Stockholders should specify their respective choices on the accompanying proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares of Common Stock represented by a signed proxy card will be voted "FOR" Proposal Nos. 1, 2 and 3 and "AGAINST" Proposal No. 4 listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

    The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Each of the proposals set forth in this Proxy Statement will be voted upon separately at the Annual Meeting. Because the Proposed Transaction may constitute a sale of "substantially all" of the assets of the Company under Delaware law, which would require the approval of a majority of the outstanding shares of the Common Stock before such a sale may be consummated, the Board of Directors of the Company is seeking approval of the MMG Stockholders to complete the Proposed Transaction. As noted above, the Metromedia Holders, who together own approximately 26% of the outstanding shares of Common Stock as of the Record Date, have agreed to vote their shares of Common Stock in favor of Proposal No. 1. The affirmative vote of the holders of a majority of all of the issued and outstanding shares of Common Stock (whether or not represented in person or by proxy at the Annual Meeting) is also required to approve Proposal No. 4. The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the Class II Directors to MMG's Board of Directors pursuant to Proposal No. 2. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve and adopt Proposal No. 3. For these reasons, it is important that all shares are represented at the Annual Meeting, either in person or by proxy.

    All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the Annual Meeting at the option of the persons executing them by giving written notice to the Secretary of MMG, by delivering a later-dated proxy card or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to:

Metromedia International Group, Inc., One Meadowlands Plaza, East Rutherford, NJ 07073-2137, Attention: Arnold L. Wadler, Secretary.

    Proxies will initially be solicited by MMG by mail, but directors, officers and selected employees may solicit proxies from Stockholders personally or by telephone, facsimile or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. In addition, the Company has retained MacKenzie Partners to solicit proxies on its behalf for a fee of $7,500 plus reimbursement for all out-of-pocket costs. MMG also will request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and MMG will reimburse such persons for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies will be borne by MMG.

    AT THE DIRECTORS' MEETING HELD TO CONSIDER THE PROPOSED TRANSACTION, THE DIRECTORS OF MMG CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE PROPOSED TRANSACTION AS BEING IN THE BEST INTERESTS OF MMG AND ITS STOCKHOLDERS. THE MMG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1 TO APPROVE THE PROPOSED TRANSACTION.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSALS NO. 2 AND NO. 3 AND "AGAINST" PROPOSAL NO. 4 TO BE PRESENTED TO MMG STOCKHOLDERS AT THE MMG ANNUAL MEETING.

    Stockholders of MMG are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Proposed Transaction or any other transactions contemplated by the Stock Purchase Agreement.

                            MMG STOCKHOLDERS SHOULD
               CONSIDER CAREFULLY THE FACTORS DESCRIBED UNDER THE
      HEADING "CERTAIN CONSIDERATIONS" ON PAGE 14 IN THIS PROXY STATEMENT.

    The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "MMG." On June 16, 1997, the closing sale price for the Common Stock as reported by the AMEX was $11 3/4 per share.

    This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about June 18, 1997.

    The date of this Proxy Statement is June 18, 1997.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission. The address of such site is: http://www.sec.gov. In addition, the Common Stock is traded on the AMEX, and copies of reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

               SPECIAL NOTE REGARDING FORWARD--LOOKING STATEMENTS

    Certain statements in the Summary and elsewhere in this Proxy Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors included, among others, general economic and business conditions, which will, among other things, impact demand for the Company's products and services; industry capacity, which tends to increase during strong years of the business cycle; changes in public taste, industry trends and demographic changes; competition from other entertainment and communications companies, which may affect the Company's ability to generate revenues; political, social and economic conditions and laws, rules and regulations, particularly in Eastern Europe, the republics of the former Soviet Union, the People's Republic of China (the "PRC") and other selected emerging markets, which may affect the Company's results of operations; timely completion of construction projects for new systems for the joint ventures in which the Company has invested; developing legal structures in Eastern Europe, the former Soviet Republics, the PRC and other selected emerging markets, which may affect the Company's results of operations; cooperation of local partners for the Company's communications investments in Eastern Europe, the republics of the former Soviet Union and the PRC; exchange rate fluctuations; license renewals for the Company's communications investments in Eastern Europe, the republics of the former Soviet Union and the PRC; the loss of any significant customers (especially clients of the Communications Group); changes in business strategy or development plans; the significant indebtedness of the Company; quality of management; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Proxy Statement, including the factors described in "CERTAIN CONSIDERATIONS."

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

SUMMARY INFORMATION........................................................................................          8
  Business of MMG..........................................................................................          8
  Business of P&F..........................................................................................          8
  The Proposed Transaction.................................................................................          9
  Reasons for the Proposed Transaction; Recommendation of MMG's Board of Directors.........................          9
  Conditions to the Stock Purchase Agreement...............................................................         11
  Accounting Treatment for the Proposed Transaction........................................................         11
  Dissenters' Rights.......................................................................................         11
  Regulatory Filings and Approvals.........................................................................         11
  Certain Federal Income Tax Consequences..................................................................         11
  Proxies; Change of Vote..................................................................................         11
  Equivalent Per Share Data................................................................................         12
  Summary Financial Data...................................................................................         12

SUMMARY CONSOLIDATED FINANCIAL DATA........................................................................         13

CERTAIN CONSIDERATIONS.....................................................................................         14
    CHANGE IN BUSINESS OF MMG..............................................................................         14
    FAILURE OF TRANSACTIONS TO CLOSE.......................................................................         14
    CLASSIFICATION AS AN INVESTMENT COMPANY................................................................         14
    THE COMPANY'S 1996 STOCK PLAN..........................................................................         15
  MMG--Related and General Considerations..................................................................         15
    OPERATING LOSSES; NO ASSURANCE OF PROFITABILITY........................................................         15
    FUTURE FINANCING NEEDS.................................................................................         15
  Communications Group Considerations......................................................................         16
    POLITICAL, SOCIAL AND ECONOMIC RISKS...................................................................         16
    COMPETITIVE INDUSTRIES.................................................................................         16
    GENERAL OPERATING RISKS................................................................................         17
    RISKS INHERENT IN FOREIGN INVESTMENT...................................................................         17
    DEVELOPING LEGAL STRUCTURES IN TARGET MARKETS..........................................................         18
    RISK INHERENT IN GROWTH STRATEGY.......................................................................         19
    APPROVALS AND UNCERTAINTY OF LICENSE RENEWALS..........................................................         19
    EXCHANGE RATE FLUCTUATIONS AND INFLATION RISKS IN TARGET MARKETS.......................................         20
    POSSIBLE INABILITY TO CONTROL CERTAIN JOINT VENTURES...................................................         20
    TECHNICAL APPROVAL OF TELEPHONY EQUIPMENT..............................................................         21
    TECHNOLOGICAL OBSOLESCENCE.............................................................................         21

INFORMATION REGARDING THE MEETING..........................................................................         22
  The Annual Meeting.......................................................................................         22

PROPOSAL NO. 1--THE PROPOSED TRANSACTION...................................................................         23
  General..................................................................................................         23
  Use of Proceeds..........................................................................................         24
  Background of the Proposed Transaction...................................................................         24
  Reasons for the Proposed Transaction.....................................................................         26
  Recommendation of MMG's Board of Directors...............................................................         28
  Opinion of Financial Advisor.............................................................................         28

                                                                                                               PAGE
                                                                                                             ---------
    ANALYSIS OF SELECTED PUBLIC COMPANIES..................................................................         29
    ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS..........................................................         30
    LIBRARY TRANSFER ANALYSIS..............................................................................         31
    DISCOUNTED CASH FLOW ANALYSIS..........................................................................         32
  Interests of Certain Persons.............................................................................         33
  Terms and Conditions of the Stock Purchase Agreement.....................................................         34
    P&F CLOSING CONDITIONS.................................................................................         34
    MMG CLOSING CONDITIONS.................................................................................         35
    TERMINATION............................................................................................         35
    EXPENSES...............................................................................................         36
    BREAK-UP FEE...........................................................................................         36
    CONDUCT OF BUSINESS OF THE ENTERTAINMENT COMPANIES PRIOR TO THE CLOSING OF THE
      PROPOSED TRANSACTION.................................................................................         37
    AGREEMENT NOT TO SOLICIT OTHER OFFERS..................................................................         38
    RIGHT OF FIRST NEGOTIATION.............................................................................         38
    INDEMNIFICATION; LIMITATION ON DAMAGES.................................................................         38
  Accounting Treatment for the Proposed Transaction........................................................         38
  Dissenters' Rights.......................................................................................         38
  Regulatory Filings and Approvals.........................................................................         38

SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................         45

CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................         46
  Election to Treat Sale of the Shares as Sale of Assets...................................................         46
  Limitations on Loss Carryforwards........................................................................         46

INFORMATION REGARDING MMG..................................................................................         48
  Business of MMG..........................................................................................         48
    THE COMMUNICATIONS GROUP...............................................................................         48
    THE ENTERTAINMENT GROUP................................................................................         48
  Security Ownership of Certain Beneficial Owners..........................................................         50
  Securities Beneficially Owned by Directors and Executive Officers........................................         50
  Directors of MMG.........................................................................................         52
  Meetings and Certain Committees of the Board.............................................................         52
  Compensation of Directors................................................................................         53
  Executive Compensation...................................................................................         54
  Pension Plans............................................................................................         55
  Option/SAR Grants During the Year Ended December 31, 1996................................................         57
  Aggregated Option and SAR Exercises in 1996 and Fiscal Year-End Option and SAR Values....................         58
  Certain Relationships and Related Transactions...........................................................         59
    MMG'S RELATIONSHIP WITH METROMEDIA COMPANY.............................................................         59
    CERTAIN AGREEMENTS REGARDING EMPLOYMENT................................................................         61
    INDEMNIFICATION AGREEMENTS.............................................................................         62
  Compliance with Section 16(a) of the Exchange Act........................................................         62
  Compensation Committee Interlocks and Insider Participation..............................................         63
  Compensation Committee Report on Compensation............................................................         63
  Performance Graph........................................................................................         65
    METROMEDIA INTERNATIONAL GROUP CUMULATIVE TOTAL SHAREHOLDER RETURN.....................................         65

INFORMATION REGARDING P&F..................................................................................         66

                                                                                                               PAGE
                                                                                                             ---------
  Business of P&F..........................................................................................         66
  P&F Shareholders.........................................................................................         66

PROPOSAL NO. 2--ELECTION OF DIRECTORS......................................................................         67

PROPOSAL NO. 3--RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS....................................         69

PROPOSAL NO. 4--STOCKHOLDER PROPOSAL.......................................................................         70

ANNUAL REPORT; INCORPORATION BY REFERENCE..................................................................         72

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING..............................................................         72

OTHER BUSINESS.............................................................................................         72

APPENDICES
-----------------------------------------------------------------------------------------------------------

Appendix A    Stock Purchase Agreement.....................................................................        A-1
Appendix B    Stockholders Agreement.......................................................................        B-1
Appendix C    DLJ Fairness Opinion.........................................................................        C-1

EXHIBITS
------------

Exhibit 1     MMG's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996...........
Exhibit 2     MMG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.....................
Exhibit 3     MMG's Current Report on Form 8-K dated February 11, 1997.....................................
Exhibit 4     MMG's Current Report on Form 8-K dated May 2, 1997...........................................
Exhibit 5     Consolidated Financial Statements and related schedules of The Actava Group Inc. included in the Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1994......
Exhibit 6     Consolidated Financial Statements and related schedules of The Samuel Goldwyn Company included in the Annual Report on Form 10-K for the year ended March 31, 1996.................
Exhibit 7     MMG's Form 8-A dated November 1, 1995........................................................

                              SUMMARY INFORMATION

    THE FOLLOWING SUMMARY IS QUALIFIED BY THE DETAILED INFORMATION AND/OR FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROXY STATEMENT, APPENDICES A, B AND C AND THE EXHIBITS HERETO. SPECIAL NOTE: CERTAIN STATEMENTS SET FORTH BELOW UNDER THIS CAPTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE REFORM ACT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 4 FOR ADDITIONAL FACTORS RELATING TO SUCH STATEMENTS. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT. ALL STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE APPENDICES AND THE EXHIBITS HERETO IN THEIR ENTIRETY.

BUSINESS OF MMG

    MMG is a global communications, entertainment and media company currently engaged in two strategic businesses: (i) the development and operation of communications businesses, including wireless cable television, AM/FM radio, paging, cellular telecommunications, international toll calling and trunked mobile radio, in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets, through its Communications Group (the "Communications Group") and (ii) the production and worldwide distribution in all media of motion pictures, television programming and other filmed entertainment and the exploitation of its library of over 2,200 feature film and television titles, through its Entertainment Group (the "Entertainment Group"). If the Proposed Transaction is approved and consummated, substantially all of the Entertainment Group's assets will be sold and as a result, the Company will narrow its strategic focus to operating the Communications Group. Following consummation of the Proposed Transaction, the Company will continue to own and operate Landmark in order to maximize the value of these assets. The Company believes that Landmark, which operated 50 theaters with 138 screens at December 31, 1996, is the largest exhibitor of specialized motion pictures and art films in the United States. The Company also owns two non-core assets, Snapper, Inc. ("Snapper"), a premium lawn and garden equipment manufacturer and supplier, and approximately 39% of RDM Sports Group, Inc. ("RDM"), a leading sporting goods manufacturer listed on the New York Stock Exchange. The Company intends to actively manage Snapper in order to maximize Snapper's long-term value. The Company is continuing to pursue opportunities to sell its investment in RDM.

    The Company was organized in 1929 under Pennsylvania law and reincorporated in 1968 under Delaware Law. On November 1, 1995, as a result of the mergers of Orion and Metromedia International Telecommunications, Inc. ("MITI") with and into wholly-owned subsidiaries of the Company and the merger of MCEG Sterling Incorporated ("Sterling") with and into the Company (collectively, the "November 1 Merger"), the Company changed its name from "The Actava Group Inc." to "Metromedia International Group, Inc." The Company is a holding company that currently owns two strategic operating companies, Orion and MITI. Goldwyn and MPCA are subsidiaries of Orion. The Company also owns Snapper and its interest in RDM. Metromedia provides certain management services to the Company pursuant to the Management Agreement described below and the Metromedia Holders are currently the Company's largest stockholders, collectively owning approximately 26% of the outstanding shares of Common Stock. See "INFORMATION REGARDING MMG--Certain Relationships and Related Transactions--MANAGEMENT AGREEMENT."

BUSINESS OF P&F

    P&F is a holding company that owns all of the outstanding capital stock of MGM. P&F is controlled (directly or indirectly) by two principal shareholders (the "P&F Stockholders"), Seven Network Limited, a publicly traded Australian corporation ("Seven"), and Tracinda Corporation, a Nevada corporation owned and controlled by Mr. Kirk Kerkorian ("Tracinda"). MGM is actively engaged in the worldwide production and distribution of entertainment products, including motion pictures, television programming, home video, interactive media, music, licensed merchandise, a current 1,600-title film library, a 4,500-title home video library, and a significant television library. The company's operating units include Metro-Goldwyn-Mayer Pictures, United Artists Pictures, MGM Worldwide Television, MGM Telecommunications Group, MGM Distribution Co., MGM Home Entertainment/Consumer Products, Metro-Goldwyn-Mayer Music and MGM Interactive, among others.

THE PROPOSED TRANSACTION

    THE SALE OF THE ENTERTAINMENT COMPANIES. Pursuant to the terms of the Stock Purchase Agreement, MMG proposes to sell substantially all of the Entertainment Group's assets and liabilities (except Landmark and certain specified liabilities) to P&F by selling the Shares for an aggregate purchase price of $573 million, less amounts required to repay the Orion Credit Facility and other Orion indebtedness (which amounts aggregated approximately $285.3 million at May 31, 1997) (the "Purchase Price"). The assets to be sold to P&F include MMG's entire film and television library, consisting of approximately 2,200 titles, the production and distribution activities of the Entertainment Group, which include the operations of Orion, Goldwyn Entertainment Company ("Goldwyn") and Motion Picture Corporation of America ("MPCA"), as well as 12 substantially completed films and 5 direct-to-video features and substantially all of the liabilities of these entities. MMG will retain and actively manage Landmark.

    As a result of the sale of the Entertainment Companies, MMG's strategic focus will be significantly altered. The Company will continue to operate the businesses conducted by the Communications Group, and it will actively manage Landmark and Snapper in order to maximize their value. See "CERTAIN CONSIDERATIONS--Change in Business of MMG." On a pro forma basis, assuming the Proposed Transaction had been consummated at December 31, 1996, the Entertainment Companies constituted approximately 45.5% of the Company's total assets as of December 31, 1996. The Company believes that the sale of the Entertainment Companies will allow MMG to focus on expanding the business currently conducted by the Communications Group, which will continue to seek to capitalize upon the potential in the global telecommunications market.

    FINANCING. Consummation of the Proposed Transaction is not subject to P&F obtaining financing. Prior to the execution of the Stock Purchase Agreement, P&F caused the delivery of (i) the Commitment Letter of Morgan Guaranty Trust Company ("Morgan"), which provides that Morgan is committed, subject to customary closing conditions and the consummation of the Proposed Transaction, to provide a $250 million credit facility to MGM (the "Morgan Facility"), secured by all of the assets of the Entertainment Companies and (ii) an Investment Agreement, which provides that the P&F Stockholders are committed to purchase an additional $360 million of the common stock of P&F to finance the remainder of the Purchase Price.

    REPAYMENT OF MMG DEBT. Because the Company has been advised by its regular outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss") that the Proposed Transaction constitutes a sale of MMG's assets "substantially as an entirety," MMG will use approximately $140 million of the net cash proceeds after repayment of the indebtedness of the Entertainment Companies to repay the Company's outstanding subordinated debentures in accordance with the indentures for such debentures.

    USE OF PROCEEDS. Following the consummation of the Proposed Transaction, and after repaying substantially all of the Company's outstanding indebtedness, the Company intends to use the remaining net proceeds (approximately $147.7 million before taxes) to finance the Communication Group's activities, including the continued build-out of the Communications Group's existing systems and the completion of pre-operational systems, and to acquire interests in joint ventures in new markets.

REASONS FOR THE PROPOSED TRANSACTION; RECOMMENDATION OF MMG'S BOARD OF DIRECTORS

    In reaching their decision to approve the Stock Purchase Agreement, the Board of Directors of MMG consulted with its management team and advisors, and independently considered the material factors described elsewhere in this Proxy Statement. See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Reasons for the Proposed Transaction." Based upon its independent review of such factors and the other factors set forth herein, the Board of Directors of MMG approved the Stock Purchase Agreement.

    THE MMG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION AND RECOMMENDS THAT MMG STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT. For a discussion of the factors considered by the Board of Directors of MMG in reaching their decision, see "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Background of the Proposed Transaction" and "--Reasons for the Proposed Transaction."

OPINION OF FINANCIAL ADVISOR

    On May 2, 1997, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to MMG in connection with the Proposed Transaction, delivered its oral opinion (which it subsequently confirmed in writing) to the Board of Directors of MMG to the effect that on and as of the date of such opinion, and based upon the procedures and subject to the assumptions described in such opinion, the consideration to be received by MMG in the Proposed Transaction is fair to MMG from a financial point of view (the "DLJ Fairness Opinion"). The DLJ Fairness Opinion is attached as Appendix C to this Proxy Statement and MMG Stockholders are urged to read this opinion in its entirety. See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS

    In order to induce Chase to provide the $100 million revolving credit portion of the Orion Credit Facility, Metromedia and Mr. Kluge, for no additional consideration, agreed to guarantee to Chase the entire amount of such revolving credit facility (approximately $94.3 million of which was outstanding at May 31, 1997) and to guarantee the payment of a third party account receivable owed to Orion (approximately $11.4 million at May 31, 1997). In connection with the consummation of the Proposed Transaction, both of these guarantees will be terminated and released. In considering the approval of the Proposed Transaction, MMG Stockholders should be aware of these releases, and that they may give rise to certain officers and directors of the Company having interests in the Proposed Transaction that are in addition to the interests of MMG or the MMG Stockholders generally. See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Interests of Certain Persons." In addition, on April 27, 1997, the Metromedia Holders entered into the Stockholders Agreement pursuant to which the Metromedia Holders have agreed (i) to vote their shares of Common Stock (representing approximately 26% of the outstanding Common Stock as of the Record
Date) in favor of the Stock Purchase Agreement, (ii) to vote their shares of Common Stock against any other proposal (except if such vote would violate their fiduciary duties) to sell all or substantially all of the Shares or any or all of the assets of the Entertainment Companies and (iii) not to sell any of their shares of Common Stock until the later of September 30, 1997 and 90 days after the date of the MMG Stockholders meeting to be held for the purpose of approving the Proposed Transaction (as long as such meeting is held by September 30, 1997).

    The Company believes that the Proposed Transaction will not trigger any "change of control" provisions in any agreements or other contracts to which the Company is a party except for (i) the Metromedia License Agreement (as defined below), which provides Metromedia with a termination right upon a sale of substantially all of the assets of the Company, which right Metromedia has agreed to waive, and (ii) the Company's 1996 Incentive Stock Plan (the "1996 Stock Plan"), which provides that upon a sale of "substantially all" of the Company's assets, all unvested outstanding options to acquire Common Stock under such plan would vest and become immediately exercisable. The Company's Compensation Committee is empowered under the 1996 Stock Plan to interpret the provisions of such plan and the Compensation Committee has determined that, although the issue is not free from doubt, the Proposed Transaction constitutes a sale of "substantially all" of the Company's assets for purposes of the 1996 Stock Plan, thereby accelerating all options outstanding under such plan. As of May 31, 1997, 4,304,656 options had been issued to the directors, officers and certain employees of the Company, the Entertainment Companies, and the Communications Group, and remain outstanding under the 1996 Stock Plan and 2,929,641 of such options had not vested. All such options are exercisable at a price equal to $9.31 per share. In connection with the consummation of the Proposed Transaction, all directors, officers and employees (other than officers and employees of the Entertainment Companies) will be asked to waive the acceleration of their unvested options (aggregating approximately 1,686,816 options). While all of the directors of the Company have agreed to waive the accelerated vesting of their options, no assurance can be given that any officer or employee will similarly agree. Based on a price equal to $11 3/4 per share of Common Stock (the closing price per share of Common Stock reported by the AMEX on June 16, 1997), the aggregate value of all accelerated options (assuming NO optionee agrees to waive acceleration) is equal to $7,148,324.

CONDITIONS TO THE STOCK PURCHASE AGREEMENT

    Pursuant to the Stock Purchase Agreement, the obligation of each of MMG, Orion and P&F to consummate the Proposed Transaction is subject to various conditions, including, but not limited to (i) approval by a majority of the MMG Stockholders; (ii) the release of MMG and its affiliates (including certain of the Metromedia Holders) of all obligations under the Orion Credit Facility; and
(iii) the release of MMG of all obligations as guarantor under Orion's existing lease (the "Orion Lease"), and certain other specified conditions. For a more detailed description of the conditions to the consummation of the Proposed Transaction, see "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Terms and Conditions of the Stock Purchase Agreement."

ACCOUNTING TREATMENT FOR THE PROPOSED TRANSACTION

    The Proposed Transaction will be accounted for as a sale of the Entertainment Companies.

DISSENTERS' RIGHTS

    The MMG Stockholders are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Proposed Transaction or any transactions contemplated by the Stock Purchase Agreement.

REGULATORY FILINGS AND APPROVALS

    In accordance with the Stock Purchase Agreement, the parties have made the appropriate filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), in connection with the transactions contemplated by the Stock Purchase Agreement, and the consummation of the Proposed Transaction is subject to the expiration or early termination of the waiting period prescribed under such Act. The applicable waiting period under the Hart-Scott-Rodino Act expired on June 12, 1997. See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Regulatory Filings and Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Company and P&F will elect to treat the sale of all of the Shares as a sale of the assets of Orion and the other Entertainment Companies for Federal, state, local and foreign income tax purposes. Orion and the other Entertainment Companies will recognize gain or loss equal to the difference between (i) the portion of the cash received by the Company and the liabilities of Orion satisfied or assumed in connection with the sale of the Shares allocated to particular assets of the Entertainment Companies and (ii) the tax basis with respect to such assets. The Company intends, subject to the limitations discussed herein, to use net operating loss carryforwards to offset any gain so recognized by MMG as a result of the sale of the Entertainment Companies. MMG has not completed its calculations of the gain which will be recognized as a result of the sale of the Entertainment Companies. While MMG estimates that its net operating loss carryforwards will be sufficient to offset most of any gain so recognized for Federal income tax purposes, MMG currently believes that it will be required to pay Federal, state, local and foreign taxes. At the present time, however, it is not practicable to accurately quantify the amount of taxes that will be payable upon consummation of the Proposed Transaction. The Company does not believe that the taxes payable as a result of the consummation of the Proposed Transaction will have a material adverse effect on the Company's results of operations and financial condition. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

PROXIES; CHANGE OF VOTE

    MMG Stockholders who have delivered a proxy to MMG may revoke the proxy at any time prior to its exercise at the MMG Annual Meeting by giving written notice to the Secretary of MMG, by signing and returning a later dated proxy card or by voting in person at the MMG Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed by MMG Stockholders to Metromedia International Group, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073-2173, Attention: Arnold L. Wadler, Secretary.

EQUIVALENT PER SHARE DATA

    The following tables set forth certain data concerning the historical net income (loss), dividends and book value per share for MMG and for MMG on a pro forma basis after giving effect to the Proposed Transaction and the repayment of the Orion Credit Facility, the Entertainment Companies' other long-term indebtedness and MMG's 6 1/2% Convertible Debentures due 2002 (the "6 1/2% Convertible Debentures"), 9 1/2% Debentures due 1998 (the "9 1/2% Debentures") and 10% Debentures due 1999 (the "10% Debentures"), as if such repayments had occurred at the beginning of the period presented. The information below should be read in conjunction with the unaudited Pro Forma Financial Statements of MMG and the historical financial statements of MMG contained elsewhere in this Proxy Statement. The unaudited pro forma equivalent per share data shows, for each share of Common Stock, the relevant information as if the Proposed Transaction was consummated.

                                                                                      THREE MONTHS     YEAR ENDED
                                                                                          ENDED       DECEMBER 31,
MMG -- HISTORICAL                                                                    MARCH 31, 1997       1996
-----------------------------------------------------------------------------------  ---------------  -------------
Net income (loss) from continuing operations before discontinued operations and
  extraordinary item per common share..............................................     $   (0.34)      $   (1.74)
Cash dividends declared per share..................................................        --              --
Book value per common share at end of period.......................................     $    3.46       $    4.05

                                                                                      THREE MONTHS     YEAR ENDED
                                                                                          ENDED       DECEMBER 31,
MMG -- PRO FORMA                                                                     MARCH 31, 1997       1996
-----------------------------------------------------------------------------------  ---------------  -------------
Net income (loss) from continuing operations before discontinued operations and
  extraordinary item per common stock..............................................     $   (0.17)      $   (1.49)
Cash dividends declared per share..................................................        --              --
Book Value per common share at end of period.......................................     $    7.56       $    8.86

SUMMARY FINANCIAL DATA

    The following tables present selected historical financial data of MMG which are derived from the audited and unaudited financial statements of MMG and selected unaudited pro forma financial data after giving effect to the Proposed Transaction and the repayment of the Orion Credit Facility, Orion's other long term indebtedness and MMG's 6 1/2% Convertible Debentures, 9 1/2% Debentures and 10% Debentures, as if they had occurred at the beginning of the periods presented.

    The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported if the aforementioned transactions had occurred during those periods, or as of those dates, or that may be reported in the future.

    This data should be read in conjunction with the consolidated financial statements of MMG (and the related notes thereto) and the unaudited pro forma financial information contained elsewhere in this Proxy Statement. See "PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION OF THE COMPANY" and "ANNUAL REPORT; INCORPORATION BY REFERENCE."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

MMG--HISTORICAL

    The following table presents selected historical financial data of the Company, which are derived from the consolidated financial statements of the Company. The data is qualified by reference to and should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition" in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, and in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, each of which is contained elsewhere in this Proxy Statement.

                                                 THREE MONTHS ENDED
                                                                          YEARS ENDED
                                                     MARCH 31,            DECEMBER 31,         YEARS ENDED FEBRUARY 28,
                                                --------------------  --------------------  -------------------------------
                                                    (UNAUDITED)

                                                  1997       1996      1996(1)    1995(2)     1995       1994       1993
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................  $ 103,418  $  30,805  $ 201,755  $ 138,970  $ 194,789  $ 175,713  $ 222,318
Equity in losses of joint ventures............     (1,598)    (1,783)   (11,079)    (7,981)    (2,257)      (777)    --
Loss from continuing operations before
  discontinued operations and extraordinary
  item........................................    (22,258)   (19,141)   (94,433)   (87,024)   (69,411)  (132,530)   (72,973)
Loss per common share from continuing
  operations before discontinued operations
  and extraordinary item......................      (0.34)     (0.45)     (1.74)     (3.54)     (3.43)     (7.71)    (19.75)

------------------------

(1) The consolidated financial statements for the twelve months ended December 31, 1996 include two months (November and December 1996) of the results of operations of Snapper and the results of operations for Goldwyn and MPCA since July 2, 1996.

(2) The consolidated financial statements for the twelve months ended December 31, 1995 include operations for The Actava Group Inc. (an acquired company for accounting purposes) and MCEG from November 1, 1995 and two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 million and $11.4 million, respectively.

MMG--PRO FORMA

                                                                                 THREE MONTHS
                                                                                    ENDED           YEAR ENDED
                                                                                MARCH 31, 1997   DECEMBER 31, 1996
                                                                               ----------------  -----------------
Revenues.....................................................................     $   75,998           $223,715
Loss from continuing operations..............................................        (11,070)          (84,517)
  Per share of Common Stock: Primary.........................................          (0.17)            (1.49)
Dividends per share of Common Stock..........................................         --                --
Total assets.................................................................        728,358            --
Total liabilities............................................................        186,792            --

                             CERTAIN CONSIDERATIONS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING WHETHER TO APPROVE THE PROPOSED TRANSACTION AND THE STOCK PURCHASE AGREEMENT. CERTAIN STATEMENTS SET FORTH BELOW UNDER THIS CAPTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE REFORM ACT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 4 FOR ADDITIONAL FACTORS RELATING TO SUCH STATEMENTS.

TRANSACTION - RELATED CONSIDERATIONS

  CHANGE IN BUSINESS OF MMG

    The sale of the Entertainment Companies will result in a major change in the strategic focus of MMG's business. For the fiscal year ended December 31, 1996 and the quarter ended March 31, 1997, the Entertainment Group reported $165.2 million and $44.4 million, respectively, in revenues or approximately 81.9% or 43.0% respectively of MMG's consolidated revenues. After consummation of the Proposed
Transaction, the Company's sole remaining strategic asset will be the Communications Group, which reported approximately $14 million and $5.2 million of revenues in the year ended December 31, 1996 and the quarter ended March 31, 1997, respectively. The Company's remaining reported consolidated revenues were generated by Snapper. MMG believes that the sale of the Shares and the resulting divestiture of the Entertainment Companies will enable MMG to focus its cash resources on the Communications Group. However, as a result of the consummation of the Proposed Transaction, MMG will lose the revenues generated by the Entertainment Companies. There can be no assurance that the Communications Group will generate sufficient revenues in the future.

  FAILURE OF TRANSACTIONS TO CLOSE

    There can be no assurance that all of the conditions to the Proposed Transaction will be satisfied or that the Proposed Transaction will be consummated. In addition, the parties have the right to terminate the Stock Purchase Agreement upon the occurrence or nonoccurrence of certain events. Failure to consummate the Proposed Transaction will result in material expenses to MMG which will not be reimbursed, including, under certain circumstances, the payment by MMG of a break-up fee of $30 million (inclusive of actual out-of-pocket expenses incurred by P&F of up to $10 million in connection with or arising out of the Stock Purchase Agreement). In such event, there may be other operational changes required to address the impact on the Company of the recent adverse results reported by the Entertainment Group, including reducing the Entertainment Group's production and distribution activities or directing the Company's cash resources to the Entertainment Group. See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION-- Terms and Conditions of Stock Purchase Agreement."

  CLASSIFICATION AS AN INVESTMENT COMPANY

    If MMG uses the cash available to it from the consummation of the Proposed Transaction to acquire "investment securities" having a value exceeding 40% of the value of its total assets on an unconsolidated basis, MMG could be deemed to be an investment company subject to regulation under the Investment Company Act of 1940, as amended. However, "government securities" or "cash" items are not considered "investment securities." Accordingly, to the extent that MMG purchases securities, it may have to invest its cash in government securities to avoid the application of the Investment Company Act of 1940. "Government securities" include any securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing. Because of the limited risk of government securities, the yields of Government securities are lower than yields obtainable from investments with only somewhat more risk, such as investment grade corporate securities.

  THE COMPANY'S 1996 STOCK PLAN

    The 1996 Stock Plan provides that upon a sale of "substantially all" of the Company's assets, all unvested outstanding options to acquire Common Stock under such plan would vest and become immediately exercisable. The Company's Compensation Committee is empowered under the 1996 Stock Plan to interpret the provisions of such plan and the Compensation Committee has determined that, although the issue is not free from doubt, the Proposed Transaction constitutes a sale of "substantially all" of the Company's assets for purposes of the 1996 Stock Plan, thereby accelerating all options outstanding under such plan. As of May 31, 1997, 4,304,656 options had been issued to the directors, officers and certain employees of the Company, the Entertainment Companies, and the Communications Group, and remain outstanding under the 1996 Stock Plan and 2,929,641 of such options had not vested. All such options are exercisable at a price equal to $9.31 per share. In connection with the consummation of the Proposed Transaction, directors, such officers and employees (other than officers and employees of the Entertainment Companies) will be asked to waive the acceleration of their unvested options (aggregating approximately 1,686,816 options). While all of the directors of the Company have agreed to waive the accelerated vesting of their options, no assurance can be given that any officer or employee will similarly agree. Based on a price equal to $11 3/4 per share of Common Stock (the closing price per share of Common Stock reported by the AMEX on June 16, 1997), the aggregate value of all accelerated options (assuming NO optionee agrees to waive acceleration) is equal to $7,148,324.

MMG-RELATED AND GENERAL CONSIDERATIONS

  OPERATING LOSSES; NO ASSURANCE OF PROFITABILITY

    For the years ended December 31, 1996 and 1995, MMG reported a loss from continuing operations of approximately $94.4 million and $87.0 million, respectively, and a net loss of $115.2 million and $413 million, respectively. For the quarters ended March 31, 1997 and 1996, respectively, MMG reported a loss of $22.3 million and $19.1 million, respectively. On a pro forma basis, assuming consummation of the Proposed Transaction had occurred at December 31, 1996, MMG's loss from continuing operations would have been $84.5 million. MMG expects that it will report significant operating losses for the fiscal year ended December 31, 1997 including losses attributable to Snapper, whose results of operations were consolidated and reported with MMG's consolidated results of operations as of November 1, 1996. In addition, because the Communications Group is in its early stages of development, MMG expects this group to continue to generate significant losses as it continues to build out and market its services. Without the revenues previously reported by the Entertainment Companies, MMG's losses will likely continue. Accordingly, MMG expects to generate consolidated losses for the foreseeable future.

  FUTURE FINANCING NEEDS

    Assuming that the Proposed Transaction is consummated, the Company's remaining strategic business will be the business conducted by the Communications Group. The Communications Group is engaged in businesses that require the investment of significant amounts of capital in order to construct and develop operational systems and market services. See "INFORMATION REGARDING MMG--Business of MMG". In connection with the consummation of the Proposed Transaction, the Company anticipates that it will receive approximately $287.7 million of net cash proceeds (assuming the Entertainment Companies had approximately $285.3 million of outstanding debt outstanding at May 31, 1997). Because the Company has been advised by Paul Weiss that the Proposed Transaction constitutes a sale of MMG's assets "substantially as an entirety", MMG will use approximately $140 million of such net proceeds to repay all of its outstanding subordinated debentures, leaving MMG with approximately $147.7 million of net cash proceeds (before taxes). As a result, although MMG will have no significant long-term debt, MMG may require additional financing in order to satisfy the Communication Group's on-going capital requirements and to achieve the Communication Group's long-term business strategies. Such additional capital may be provided through the public or private sale of debt or equity securities. On April 4, 1997, MMG filed a Registration Statement with the Commission to register $125 million of convertible preferred stock. No determination has been made by MMG as to whether it will proceed with this offering. If MMG elects to proceed, no assurance can be given that the Company will be able to consummate this offering or that any additional financing will be available to MMG on acceptable terms, if at all. If adequate additional funds are not available, MMG may be required to curtail significantly its long term business objectives and the Company's results from operations may be materially and adversely affected.

COMMUNICATIONS GROUP CONSIDERATIONS

    Upon consummation of the Proposed Transaction, the Communications Group will be MMG's sole remaining strategic operating business and, accordingly, the following factors should be seriously considered by MMG Stockholders in deciding whether to approve the Proposed Transaction.

  POLITICAL, SOCIAL AND ECONOMIC RISKS

    The Communications Group's operations may be materially and adversely affected by significant political, social and economic uncertainties in Eastern Europe, the republics of the former Soviet Union, the PRC and in other selected emerging markets where it presently conducts or may in the future conduct business. Political stability in many of the Communications Group's markets has been affected by political tensions between different branches of government. In addition, internal military conflicts have occurred in certain regions of some of the countries in which the Communications Group has made investments. There are also concerns about potential civil unrest fueled by, among other things, economic and social crises in certain of the Communications Group's markets. Moreover, political tensions between national and local governments in certain of the Communications Group's markets could have a material adverse effect on the Communications Group's operations in such areas. The Communications Group's operations may also be materially and adversely affected by bureaucratic infighting between government agencies with unclear and overlapping jurisdictions.

    The governments in the Communications Group's markets exercise substantial influence over many aspects of the private sector. The governments in these areas have been attempting to varying degrees to implement economic reform policies and encourage private economic activity. However, these reforms have been only partially successful to date. The economies in many of the Communications Group's markets are still characterized by high unemployment, high inflation, high foreign debt, weak currencies and the possibility of widespread bankruptcies. Moreover, in some of the Communications Group's markets, the governments have continued to reserve large sectors of the economy for state ownership and have not dismantled all portions of the command economy system. Important infrastructure and utility sectors, such as certain sectors of the telecommunications industry, of some of the economies in which the Communications Group presently conducts or plans to conduct business are still primarily state-owned and operated and are subject to pervasive regulatory control. Despite some success in implementing reform policies and developing the private sector, there can be no assurance that the pursuit of economic reforms by any of these governments will continue or prove to be ultimately effective, especially in the event of a change in leadership, social or political disruption or other circumstances affecting economic, political or social conditions.

  COMPETITIVE INDUSTRIES

    The Communications Group operates in industries that are highly competitive worldwide. MMG recognizes that in the future the Communications Group is likely to encounter significant competition from other entities which may be led by successful and experienced members of the communications industry and which may have established operating infrastructure and superior access to financial resources. The Communications Group also faces potential competition from competing technologies which could emerge over time in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets and compete directly with the Communications Group's operations. In addition, MMG does not expect to maintain or to be granted exclusive licenses to operate its communications businesses in any of the markets where it currently provides or plans to provide its services.

  GENERAL OPERATING RISKS

    The Communications Group's operating results are dependent upon the ability to attract subscribers to its cable, paging and telephony systems, the sale of commercial advertising time on its radio stations and its ability to control overall operating expenses. The ability to attract subscribers is dependent on the general economic conditions in the market where each cable, paging and telephony system is located, the relative popularity of such systems, the demographic characteristics of the potential subscribers to such systems, the technical attractiveness to customers of the equipment and service of such systems, the activities of competitors and other factors which may be outside of the Communications Group's control. In addition, the sale of commercial advertising time on the Communications Group's AM/FM radio stations is similarly dependent on economic conditions in the market in which such stations are located, the relative popularity of such stations, the demographic characteristics of the audience of such stations, the activities of competitors and other factors beyond the control of the Communications Group.

    The Communications Group relies heavily in many of the countries in which it operates upon the availability and accessibility of government-owned broadcast and transmission facilities for distribution of its signal throughout its license areas. Most of the joint ventures in which the Communications Group makes investments require substantial construction of new systems and additions to the physical plant of existing systems. Construction projects are adversely affected by cost overruns and delays not within the control of the Communications Group or its subcontractors, such as those caused by governmental action or inaction. In addition, delays also can occur as a result of design changes and material or equipment shortages or delays in delivery of material or equipment. The failure to complete construction of a communications system on a timely basis could jeopardize the franchise or license for such system or provide opportunities to the Communications Group's competitors.

  RISKS INHERENT IN FOREIGN INVESTMENT

    The Communications Group has invested substantially all of its resources in operations outside of the United States and, in the ordinary course of its business, plans to make additional international investments in the near future. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, risks of increases in taxes and governmental royalties and involuntary modifications of contracts with or licenses issued by foreign governments or their affiliated commercial enterprises.

    The Communications Group is also vulnerable to the risk of changes in foreign and domestic laws and policies that govern operations of overseas-based companies. Exchange control regulations currently in place or which could be enacted in many of the Communication Group's markets could create substantial barriers to the conversion or repatriation of funds, and such restrictions could adversely affect the Communications Group's and the Company's ability to pay overhead expenses, meet any of their respective debt obligations and to continue and expand its communications businesses. Tax laws and regulations may also be amended or differently interpreted and implemented, thereby adversely affecting the profitability after tax of the Communications Group's ventures. In addition, criminal organizations in certain of the countries in which the Communications Group operates may threaten and intimidate businesses. While the Communications Group has thus far not experienced widespread difficulties with criminal organizations in these countries, there can be no assurance that such pressures from criminal organizations will not increase in the future and have a material adverse effect on MMG and its operations.

    There is significant uncertainty as to the extent to which local parties and entities, particularly government authorities, in the Communications Group's markets will respect the contractual and other rights of foreign parties, such as the Communications Group, and also the extent to which the "rule of law" has taken hold and will be upheld in each of these countries. Although the general legal framework and the governments' strategy in some of the Communications Group's markets currently encourage foreign trade and investments, relevant laws of the countries in which the Communications Group has invested may not be enforced in accordance with their terms or implemented in countries in which they do not now exist. Laws in the Communications Group's markets affecting foreign investment, trade and communications activities often change and create uncertainty and confusion. Additionally, foreign investment and sales may be materially and adversely affected by conflicting and restrictive administrative regulations in many of the Communications Group's markets.

    The Communications Group may also be materially and adversely affected by laws restricting foreign investment in the field of communications. Certain countries have extensive restrictions on foreign investment in the communications field and the Communications Group is attempting to structure its prospective projects in order to comply with such laws. However, there can be no assurance that such legal and regulatory restrictions will not increase in the future or, as currently promulgated, will not be interpreted in a manner giving rise to tighter restrictions, and thus may have a material adverse effect on the Company's prospective projects in that country. The Russian Federation has periodically proposed legislation that would limit the ownership percentage that foreign companies can have in communications businesses. While such proposed legislation has not been made into law, it is possible that such legislation could be enacted in Russia and/or that other countries in Eastern Europe and the republics of the former Soviet Union may enact similar legislation which could have a material adverse effect on the business, operations, financial condition or prospects of the Communications Group. Such legislation could be similar to United States Federal law which limits the foreign ownership in entities owning broadcasting licenses. Similarly, PRC law and regulation restrict and prohibit foreign companies or joint ventures in which they participate from providing telephony service to customers in the PRC and generally limit the role that foreign companies or their joint ventures may play in the telecommunications industry. Unlike the Communications Group's joint ventures in Eastern Europe and in the republics of the former Soviet Union, MMG's affiliated joint ventures in China must structure transactions as a provider of telephony equipment and technical and support services as opposed to a direct provider of such services. These legal restrictions in the PRC may limit the ability of such joint ventures to control the management and direction of the telecommunications systems in which it invests in the PRC. In addition, there is no way of predicting whether other foreign ownership limitations will be enacted in any of the Communications Group's markets, or whether any such law, if enacted, will force the Communications Group to reduce or restructure its ownership interest in any of the ventures in which the Communications Group currently has an ownership interest. If foreign ownership limitations are enacted in any of the Communications Group's markets and the Communications Group is required to reduce or restructure its ownership interests in any ventures, it is unclear how such reduction or restructuring would be implemented, or what impact such reduction or restructuring would have on the Communications Group.

  DEVELOPING LEGAL STRUCTURES IN TARGET MARKETS

    As a result of political, economic and social changes in Eastern Europe, the republics of the former Soviet Union, the PRC and in other selected emerging markets, the bodies of commercial and corporate laws in the Communications Group's markets are, in most cases, in their formative stages. Despite the fact that many of these areas have undergone radical changes in recent years, commercial and corporate laws in these markets are still significantly less developed or clear than comparable laws in the United States and countries of Western Europe and are subject to frequent changes, preemption and reinterpretation by local or administrative regulations, by administrative officials and, in the case of Eastern Europe and republics of the former Soviet Union, by new governments. Such lack of development or clarity makes it difficult for the Communications Group's businesses to plan operations and maintain compliance with administrative interpretations of the law. No assurance can be given that the uncertainties associated with the existing and future laws and regulations in the Communications Group's markets will not have a material adverse effect on the Company's ability to conduct its business and to generate profits.

    Laws relating to telecommunications are also in their developmental stage in most of the markets in which the Communications Group operates and are often modified. The Hungarian government has begun to charge license fees for use of newly and previously issued licenses. At this time, the Communications Group does not yet know the amount its joint venture will be charged for the use of its license in this market.

    In addition, the courts in many of the Communications Group's markets often do not have the experience, resources or authority to resolve significant economic disputes and enforce their decisions. In some cases courts are not insulated from political considerations and other outside pressures and sometimes do not function in an independent manner. Enforcement of legal rights in these areas is also affected in some cases by political discretion and lobbying. This creates particular concerns for the Communications Group because the licenses held by the Communications Group's businesses or the contracts providing such businesses access to the airwaves or other rights essential for operations may be significantly modified, revoked or canceled without justification, and legal redress may be substantially delayed or even unavailable in such cases.

  RISK INHERENT IN GROWTH STRATEGY

    The Communications Group has grown rapidly since its inception. Many of the Communications Group's ventures are either in developmental stages or have only recently commenced operations. The Communications Group has incurred significant operating losses to date. The Communications Group is pursuing additional investments in a variety of communications businesses in both its existing markets and additional markets. This growth strategy entails the risks inherent in assessing the strength and weaknesses of development opportunities, in evaluating the costs and uncertain returns of developing and constructing the facilities for operating systems and in integrating and managing the operations of existing and additional systems. The Company's growth strategy requires it to expend significant capital in order to enable it to continue to develop its existing operations and to invest in additional ventures. There can be no assurance that MMG will have the funds necessary to support the capital needs of the Communications Group's current investments or any of the Communications Group's additional investment opportunities or that the Communications Group will be able to obtain financing from third parties. If such financing is unavailable, the Communications Group may not be able to further develop its existing ventures and the number of additional ventures in which it invests may be significantly curtailed.

  APPROVALS AND UNCERTAINTY OF LICENSE RENEWALS

    The Communications Group's joint ventures' operations are subject to governmental regulation in their respective markets and their operations require certain governmental approvals. The licenses pursuant to which the Communications Group's joint ventures operate are issued for limited periods, including certain licenses which are renewable annually. Certain of these licenses expire over the next several years. In addition, licenses held by two of the Communications Group's joint ventures have recently expired, although these joint ventures have been permitted to continue operations while the reissuance is pending. These joint ventures applied for renewals and expect new licenses to be issued. Four other licenses held or used by Communications Group's joint ventures will expire during 1997. While there can be no assurance on the matter, based on past experience, the Communications Group expects that all of these licenses will be renewed. For most of the licenses held or used by the Communications Group's joint ventures, no statutory or regulatory presumption exists for renewal by the current license holder, and there can be no assurance that such licenses will be renewed upon the expiration of their current terms. The Communications Group's partners in these ventures have not advised the Communications Group of any reason such licenses would not be renewed. The failure of such licenses to be renewed may have a material adverse effect on MMG. There can also be no assurance that the Communications Group's joint ventures will obtain necessary approvals to operate additional wireless cable television, wireless telephony or paging systems or radio broadcast stations in any of the markets in which it is seeking to establish its businesses.

    Additionally, certain of the licenses pursuant to which the Communications Group's businesses operate contain network build-out milestones. The failure to satisfy such milestones could result in the loss of such licenses which may have a material adverse effect on MMG.

  EXCHANGE RATE FLUCTUATIONS AND INFLATION RISKS IN TARGET MARKETS

    The Communications Group's strategy is to minimize its foreign currency exposure risk. To the extent possible, in countries that have experienced high rates of inflation, the Communications Group bills and collects all revenues in U.S. dollars or an equivalent local currency amount adjusted on a monthly basis for exchange rate fluctuations. The Communications Group's joint ventures are generally permitted to maintain U.S. dollar accounts to service their U.S. dollar-denominated credit lines, thereby reducing foreign currency risk. As the Communications Group and its joint venture investees expand their operations and become more dependent on local currency-based transactions, the Communications Group expects that its foreign currency exposure will increase. The Communications Group does not hedge against foreign exchange rate risks at the current time and therefore could be subject in the future to any declines in exchange rates between the time a joint venture receives its funds in local currencies and the time it distributes such funds in U.S. dollars to MMG. In addition, the economies of certain of the Communications Group's target markets, including but not limited to Russia, Romania, Hungary, Lithuania, Belarus, Georgia, China and Kazakstan, have experienced significant and, in some periods, extremely high rates of inflation over the past few years. Inflation and rapid fluctuation in exchange rates have had and may continue to have a negative effect on these economies and may have a negative impact on the Company's business, financial condition and results of operations.

  POSSIBLE INABILITY TO CONTROL CERTAIN JOINT VENTURES

    The Communications Group has invested in virtually all of its joint ventures with local partners. Although the Communications Group exercises significant influence in the management and operations of the joint ventures in which it has an ownership interest and intends to invest in the future only in joint ventures in which it can exercise significant influence in management, the degree of its voting power and the voting power and veto rights of its joint venture partners may limit the Communications Group from effectively controlling the operations, strategies and financial decisions of the joint ventures in which it has an ownership interest. In certain markets where the Communications Group conducts or may in the future conduct business, increases in the capitalization of a joint venture require not only the consent of all joint venture partners, but also government approval, thereby creating a risk that a venture may not be able to obtain additional capital without cooperation of the joint venture partner and government approval. The Communications Group is dependent on the continuing cooperation of its partners in the joint ventures and any significant disagreements among the participants could have a material adverse effect on any such venture. In addition, in many instances, the Communications Group's partners in a joint venture include a governmental entity or an affiliate of a governmental entity. The presence of a governmental entity or affiliate thereof as a partner poses a number of risks, including the possibility of decreased governmental support or enthusiasm for the venture as a result of a change of government or government officials, a change of policy by the government and perhaps most significantly the ability of the governmental entities to exert undue control or influence over the project in the event of a dispute or otherwise. In addition, to the extent joint ventures become profitable and generate sufficient cash flows in the future, there can be no assurance that the joint ventures will pay dividends or return capital at any time. Moreover, the equity interests of the Communications Group in these investments generally are not freely transferable. Therefore, there can be no assurance of the Company's ability to realize economic benefits through the sale of the Communications Group's interests in its joint ventures.

  TECHNICAL APPROVAL OF TELEPHONY EQUIPMENT

    Many of the Communications Group's proposed wireless local loop telephony operations are dependent upon type approval of the Communications Group's proposed wireless local loop telephony equipment by the communications authorities in the markets where the Communications Group and its ventures plan to operate. While the Communications Group believes that such equipment will be type approved, there is no assurance that this will occur and the failure to obtain such type approvals could have a materially adverse effect on many of the Communications Group's proposed telephony operations. In addition, while the Communications Group believes that it will be able to acquire sufficient amounts of wireless local loop telephony equipment from its supplier on a timely basis, there can be no assurance that this will be the case or that the Communications Group would be able to procure alternative equipment.

  TECHNOLOGICAL OBSOLESCENCE

    The communications industry has been characterized in recent years by rapid and significant technological changes. New market entrants could introduce new or enhanced technologies with features which would render the Communications Group's technology obsolete or significantly less marketable. The ability of the Communications Group to compete successfully will depend to a large extent on its ability to respond quickly and adapt to technological changes and advances in its industry. There can be no assurance that the Communications Group will be able to keep pace, or will have the financial resources to keep pace, with the technological demands of the marketplace.

                       INFORMATION REGARDING THE MEETING

THE ANNUAL MEETING

    The Annual Meeting is scheduled to be held in the Orion Pictures Corporation Screening Room at 1888 Century Park East, Los Angeles, California 90067, on July 10, 1997, beginning at 9:00 a.m., Los Angeles time. MMG Stockholders will be asked to vote upon (i) a proposal to consider and approve the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, including the Proposed Transaction (Proposal No. 1); (ii) the election of two persons to serve three-year terms as Class II Directors of MMG's Board of Directors (Proposal No. 2), (iii) a proposal to ratify the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997 (Proposal No. 3), and (iv) a proposal submitted by a Stockholder of MMG which requests that the Board of Directors take action to amend the Company's Certificate of Incorporation to provide that Stockholders may call special meetings and take action by written consent (Proposal No. 4).

    The Board of Directors of MMG knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.

    RECORD DATE; QUORUM. Only holders of record of Common Stock as of the close of business on June 13, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 66,157,971 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 7,732 stockholders of record, with each share entitled to one vote. Except with respect to broker non-votes, the consequences of which are described below, shares of Common Stock represented by proxies marked "ABSTAIN" for any proposal presented at the Annual Meeting and shares of Common Stock held by persons in attendance at the Annual Meeting who abstain from voting on any such proposal will be counted for purposes of determining the presence of a quorum but shall not be voted for or against such proposal. Because of the vote required (see below) to approve the proposals presented at the Annual Meeting, abstentions will have the effect of a vote against such proposal (other than Proposal No. 2). Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at such meeting for purposes presented at the Annual Meeting. Because of the vote required to approve Proposals No. 1 and No. 4, broker non-votes with respect to such proposals will have the effect of a vote against Proposals No. 1 and No. 4 and because of the vote required to approve Proposals No. 2 and No. 3 at the Annual Meeting, broker non-votes will have no effect on the outcome of the vote on Proposals No. 2 and No. 3. With respect to the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the vote.

    VOTE REQUIRED. Each of the Proposals contained in this Proxy Statement will be voted upon separately at the Annual Meeting. Because the Company has been advised by Paul Weiss that the Proposed Transaction constitutes a sale of "substantially all" of the assets of the Company for purposes of the Delaware General Corporation Law, consummation of the Proposed Transaction requires the approval of a majority of the outstanding shares of Common Stock, and, accordingly, the Company is soliciting proxies with respect thereto. Pursuant to the Stockholders Agreement, the Metromedia Holders who collectively own, as of the Record Date, approximately 26% of the outstanding shares of Common Stock, have agreed to vote such shares in favor of Proposal No. 1. The affirmative vote of the holders of a majority of all of the issued and outstanding shares of Common Stock (whether or not represented in person or by proxy at the Annual Meeting) is required to approve Proposals No. 1 and No. 4. The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the Class II Directors to MMG's Board of Directors pursuant to Proposal No. 2. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve and adopt Proposal No. 3.

                    PROPOSAL NO. 1--THE PROPOSED TRANSACTION

GENERAL

    Pursuant to the Stock Purchase Agreement, MMG proposes to sell to P&F substantially all of the Entertainment Group's assets and liabilities including its entire film and television library consisting of approximately 2,200 titles, the production and distribution activities of the Entertainment Group, including the operations of Orion, Goldwyn and MPCA, as well as 12 substantially completed films and 5 direct-to-video features and substantially all of the liabilities of these entities. MMG will retain and actively manage Landmark. The Company elected to proceed with the Proposed Transaction at this time because it is currently engaged in two capital-intensive industries and in light of the Entertainment Group's anticipated cash needs, continuing to manage the Entertainment Group would have required MMG to either direct cash resources away from the Communications Group or reduce the Entertainment Group's production and distribution activities. Moreover, the Board of Directors determined, in its business judgment, that the businesses of the Communications Group offered the best long-term potential for growth and profitability relative to the prospects of the Entertainment Companies. Consequently, the Company elected to enter into the Proposed Transaction in order to focus its resources in a single strategic business segment.

    Subject to the terms and conditions set forth therein, the Stock Purchase Agreement provides for the purchase by P&F from MMG of all such assets of the Entertainment Companies for an aggregate purchase price of $573 million, less the sum of (i) the greater of (A) all amounts outstanding on December 31, 1996 under the Orion Credit Facility, net of cash on hand of the Entertainment Companies as of such date and (B) all amounts outstanding on the Closing Date under the Orion Credit Facility, net of cash on hand of the Entertainment Companies on the Closing Date (approximately $271.8 million at May 31, 1997) plus (ii) accrued and unpaid interest on indebtedness under the Orion Credit Facility accrued to the Closing Date, plus (iii) the greater of (A) $13 million or (B) all other indebtedness (other than the Orion Credit Facility) of the Entertainment Companies and interest thereon accrued to, but not including the Closing Date (approximately $13.5 million at May 31, 1997) (the "Purchase Price"). P&F is obligated to repay all amounts outstanding under the Orion Credit Facility at closing and as a result, the Company anticipates that it will receive approximately $287.7 million of net cash proceeds from P&F at the closing of the Proposed Transaction (assuming the total indebtedness of the Entertainment Companies does not exceed their indebtedness outstanding at May 31, 1997).

    The consummation of the Proposed Transaction is subject to various conditions, including (i) the approval of the Stock Purchase Agreement by the holders of a majority of the outstanding shares of MMG Common Stock; (ii) the release of MMG and its affiliates from all obligations under the Orion Credit Facility; (iii) the release of MMG from all obligations under the Orion Lease;
(iv) no change in any Entertainment Company, its assets or the Shares that has had or could be reasonably expected to have a material adverse effect; (v) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act; and (vi) the ownership of all of the outstanding stock of Landmark shall have been transferred to an affiliate of MMG (other than any Entertainment Company). See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--Terms and Conditions of the Stock Purchase Agreement." As a result, following consummation of the Proposed Transaction, MMG will continue to operate the Communications Group and to own Landmark, Snapper and its interest in RDM and maximize their long-term value to MMG Stockholders.

    Consummation of the Proposed Transaction is not subject to P&F obtaining financing. Prior to the execution of the Stock Purchase Agreement, P&F caused the delivery of (i) the Commitment Letter of Morgan which provides that Morgan is committed, subject to customary closing conditions and the consummation of the Proposed Transaction, to provide the Morgan Facility and (ii) an Investment Agreement that provides that the P&F Stockholders are committed to purchase an additional $360 million of the common stock of P&F to finance the remainder of the Purchase Price.

    The 1996 Stock Plan provides that upon a sale of "substantially all" of the Company's assets, all unvested outstanding options to acquire Common Stock under such plan would vest and become immediately exercisable. The Company's Compensation Committee is empowered under the 1996 Stock Plan to interpret the provisions of such plan and the Compensation Committee has determined that, although the issue is not free from doubt, the Proposed Transaction constitutes a sale of "substantially all" of the Company's assets for purposes of the 1996 Stock Plan, thereby accelerating all options outstanding under such plan. As of May 31, 1997, 4,304,656 options had been issued to the directors, officers and certain employees of the Company, the Entertainment Companies, and the Communications Group, and remain outstanding under the 1996 Stock Plan and 2,929,641 of such options had not vested. All such options are exercisable at a price equal to $9.31 per share. In connection with the consummation of the Proposed Transaction, all directors, officers and employees (other than officers and employees of the Entertainment Companies) will be asked to waive the acceleration of their unvested options (aggregating approximately 1,686,816 options). While all of the directors of the Company have agreed to waive the accelerated vesting of their options, no assurance can be given that any officer or employee will similarly agree. Based on a price equal to $11 3/4 per share of Common Stock (the closing price per share of Common Stock reported by the AMEX on June 16, 1997), the aggregate value of all accelerated options (assuming NO optionee agrees to waive acceleration) is equal to $7,148,324.

USE OF PROCEEDS

    The Company has been advised by its regular outside legal counsel that the indentures for the Company's subordinated debentures require MMG to use approximately $140 million of such net cash proceeds from the sale of the Entertainment Companies to repay all of its outstanding subordinated debentures. After repaying the Company's outstanding subordinated debentures, the Company intends to use the remaining net proceeds of approximately $147.7 million before taxes to support the needs of the Communications Group's investments, including financing the continued build-out of the Communications Group's existing systems and the completion of pre-operational systems, and to acquire interests in joint ventures in new markets.

BACKGROUND OF THE PROPOSED TRANSACTION

    Periodically over the last several years, the Company's senior management has received 15 to 20 inquiries from potential purchasers regarding the sale of all or a portion of the Entertainment Group's assets. During this time, the Company's senior management viewed the Entertainment Group as a strategic business in their plan to build a global media, entertainment and communications company, but believed that they had a fiduciary duty to the MMG Stockholders to maximize the value of its various assets. In evaluating potential offers, the Company's senior management focused on maximizing the aggregate consideration to be paid by any potential purchaser, selling substantially all of the Entertainment Group's assets and liabilities as opposed to solely its library of film and television titles, and maximizing the cash portion of any offer. In particular, due to the extensive capital requirements of the Communications Group and the necessity to repay all of the Company's subordinated debentures simultaneously with the closing of a transaction involving a sale of the Entertainment Group, the Company's senior management was particularly interested in receiving offers that consisted largely of cash or cash equivalents. In late 1996 and in early 1997, the Company's senior management received six inquiries (covering seven companies) from companies interested in conducting a due diligence investigation of the Entertainment Group. Senior management of the Company consequently had contact with two likely strategic purchasers (including P&F) to ascertain whether they would be interested in acquiring all or a substantial portion of the Entertainment Group or whether the Entertainment Companies could be merged with or establish a joint venture with any such company. As a result, the Company entered into six confidentiality letters with third parties and permitted each party to conduct a preliminary due diligence investigation of the Entertainment Group. All such companies that began preliminary due diligence reviews of the Entertainment Group, except P&F and another domestic entertainment company, expressed an interest in acquiring only the Entertainment Group's film and television library, but not any of the other assets or liabilities.

    In early 1997, three potential purchasers intensified their due diligence review of the Entertainment Group and commenced discussions with the Company's senior management regarding the structure and terms of any potential transaction and each of these potential purchasers provided the Company with an offer or expression of interest, as described below. The Company received an oral offer from an international entertainment company to acquire the Entertainment Group's film and television library only for a cash purchase price that was lower than the Purchase Price. The Company considered this offer inferior to the offer made by P&F because it provided less consideration to the Company and excluded significant portions of the assets and liabilities that the Company desired to sell. The Company also received an offer to combine all of the Entertainment Companies' assets and liabilities with another domestic entertainment company in return for cash and an equity interest in the combined companies. Although the valuation placed on the Entertainment Companies by such company was approximately equivalent to the Purchase Price being paid by P&F, the Company determined that this offer was also inferior because it was not an all-cash offer and was subject to numerous contingencies. Except for the P&F offer, the Company considered these proposals to be significant expressions of interest but because they were either less than the Purchase Price and constituted only select assets or consisted of a significant amount of non-cash consideration, they were not considered by the Board of Directors of the Company to be firm offers and the Board of Directors of the Company did not pursue extensive negotiations with these parties. After receiving these initial expressions of interest in the Entertainment Companies, the Company's senior management contacted on an informal basis one well-known major entertainment company that had the financial capability to pay for and may have had an interest in holding assets of this type to determine if it was interested in acquiring the Entertainment Companies. This inquiry did not produce an expression of interest and the Company otherwise did not actively solicit any other persons.

    In early April 1997, senior executives of the Company met with senior executives of P&F and representatives of J.P. Morgan, P&F's financial advisor, to begin a preliminary due diligence review of the Entertainment Group. At these meetings the parties reviewed preliminary due diligence materials relating to the Entertainment Companies and discussed the general terms of a possible transaction pursuant to which P&F would acquire all of the assets and liabilities of the Entertainment Group other than Landmark (subject to P&F's satisfactory completion of its due diligence review). As the Company's senior management believed that the discussions with P&F's senior management contemplated an acquisition of all of the Entertainment Group's assets and liabilities (other than Landmark) and were at valuations that the Company's senior management believed were attractive, senior management permitted MGM and P&F to undertake a more intensive due diligence review. The Company's management believed that P&F's valuations were attractive based upon reviews of other confidential valuations that had previously been conducted of the film and television libraries of the Entertainment Companies in connection with financings made available to the Company by its bank lenders, which were valued at amounts lower than the Purchase Price and based upon its own views on the value of the Entertainment Companies. As a result, during the week of April 14, 1997 discussions intensified between senior management of P&F and the Company regarding the structure of the Proposed Transaction and the consideration to be paid by P&F. The senior officers of the Company that negotiated with P&F were primarily Stuart Subotnick, Vice Chairman, President and Chief Executive Officer of MMG, Silvia Kessel, Executive Vice President and Chief Financial Officer of MMG and Arnold L. Wadler, Executive Vice President and General Counsel of MMG. As described below, Mr. Subotnick is a general partner of Metromedia and Metromedia will be released of certain guarantee obligations in connection with the consummation of the Proposed Transaction. See "--Interests of Certain Persons in the Proposed Transaction." These interests were disclosed to the Board of Directors of the Company at all meetings held to consider the Proposed Transaction and have been consistently disclosed in appropriate MMG public filings. The Board of Directors was notified that negotiations were taking place and, because the Board of Directors was comfortable that (i) all interests of certain directors of the Company had been fully disclosed to the Board of Directors and would be fully disclosed to the Stockholders of the Company, (ii) that the interests of Mr. Subotnick, a member of the Board of Directors and, together with the other Metromedia Holders, the largest single stockholder of the Company, would be the same as the other stockholders of the Company, and (iii) the Company is not compelled to do so under Delaware law, the Board did not consider it necessary to appoint a special committee of the Board of Directors to conduct such negotiations. As senior management of the Company was confident that these discussions had progressed well, on April 21, 1997, senior management of MGM commenced a series of due diligence meetings in Los Angeles with senior management of both the Company and Orion. These meetings lasted through April 25, 1997. Simultaneously, legal representatives of MGM, P&F and the Company commenced negotiations of the terms and provisions of the Stock Purchase Agreement. P&F's and MGM's legal representatives also began a more extensive review of due diligence materials supplied by the Entertainment Group.

    On April 25, 1997, senior management of MGM, P&F and the Company reached an understanding on the structure of the transaction and the consideration to be paid by P&F, subject to the satisfactory resolution of outstanding legal issues. In addition, on April 25, the Company retained DLJ to evaluate the Proposed Transaction and determine whether, in its opinion, the consideration to be received by the Company in the Proposed Transaction was fair to the Company from a financial point of view. Negotiations on the terms of a letter of intent and the definitive Stock Purchase Agreement continued from April 25, 1997 through April 27, 1997. On April 27, 1997, the parties reached an agreement in principle on the terms of the Proposed Transaction and prepared a non-binding letter of intent reflecting their agreement. The Company's Board of Directors held a telephonic meeting on April 27, 1997, during which the letter of intent and the Proposed Transaction were discussed in detail by senior management and the Company's outside counsel. DLJ also participated in the April 27, 1997 meeting. At this meeting, the release of Mr. Kluge, Metromedia and Mr. Subotnick (in his capacity as a general partner of Metromedia) from their guarantee obligations to Chase under the Orion Credit Facility were disclosed to and discussed by the Company's entire Board of Directors. In addition, counsel to the Company disclosed to the Board of Directors the terms and provisions of the Stockholders Agreement and noted that the execution and delivery of this agreement was essential to inducing P&F to execute and deliver the Stock Purchase Agreement. Following a discussion, the Board of Directors approved the execution of the letter of intent and as a result, the Company's senior management entered into the letter of intent (to which the form of the Stock Purchase Agreement was attached as an exhibit) to complete the Proposed Transaction, subject to the approval of the definitive agreements by the Company's Board of Directors.

    On May 2, 1997, the Company's Board of Directors held a second telephonic meeting to consider the Proposed Transaction. At this meeting, the Board of Directors received DLJ's oral opinion (subsequently confirmed in writing) that the consideration to be paid in the Proposed Transaction was fair to the Company from a financial point of view. Following a discussion and a disclosure of the interests of Mr. Kluge, Metromedia and Mr. Subotnick in the Proposed Transaction, the Board of Directors unanimously approved the Proposed Transaction and agreed to recommend the same to the MMG Stockholders at the Annual Meeting.

REASONS FOR THE PROPOSED TRANSACTION

    In reaching its decision to recommend and approve the Stock Purchase Agreement, the MMG Board of Directors consulted with its advisors and considered the material factors described below. Based upon its review of such factors, the Board of Directors of MMG approved the Stock Purchase Agreement.

    The MMG Board of Directors considered the following factors in reaching the conclusion to approve the Stock Purchase Agreement and the transactions contemplated thereby:

    - Both the Entertainment Group and the Communications Group currently are engaged in extremely capital intensive businesses and the disposition of the Entertainment Companies in accordance with the Proposed Transaction will enable the Company to narrow its strategic focus and to redeploy its available resources into the Communications Group. Moreover, the Board of Directors determined, in its business judgment, that the businesses of the Communications Group offered the best long-term potential for growth and profitability relative to the prospects of the Entertainment Companies.

    - The consideration to be paid by P&F to the Company consists entirely of cash thereby enabling the Company to repay substantially all of its outstanding long-term indebtedness and providing funds for the operations of the Communications Group.

    - The offer by P&F was for all of the assets of the Entertainment Companies instead of solely the film and television library and, therefore, enabled the Company to maximize the purchase price for its entertainment assets.

    - The Stock Purchase Agreement does not contain a financing condition for P&F and, accordingly, the Company is not taking the risk that P&F will be unable to obtain financing for the Proposed Transaction.

    - P&F is assuming substantially all of the liabilities of the Entertainment Group, except those related to Landmark and certain other specified litigations and, therefore, the Company will benefit as it will not be required to use its resources to satisfy such liabilities.

    - The Company's financial advisor opined that the consideration to be received by the Company in the Proposed Transaction is fair to the Company from a financial point of view.

    The MMG Board of Directors also considered the following risks and uncertainties associated with consummation of the Proposed Transaction:

    - Following consummation of the Proposed Transaction, the Company's sole remaining strategic business will be the Communications Group, which is capital intensive and in the early stages of development.

    - The Company has been advised by Paul Weiss that the Proposed Transaction would constitute a sale of the Company's assets "substantially as an entirety" that would require the Company to use a portion of the net cash proceeds from the Proposed Transaction to repay the Company's subordinated debentures.

    - The Company's Compensation Committee determined that, although not free from doubt, the Proposed Transaction constitutes a sale of "substantially all" of the Company's assets for purposes of the 1996 Stock Plan, and, as a result, all unvested options to acquire shares of Common Stock under such plan would vest and become immediately exercisable. However, the Board of Directors of the Company did not consider the impact of the acceleration of the Company's stock options as a material factor because
      (i) the number of shares that could be acquired upon the exercise of accelerated options represents less than 4% of the Common Stock (assuming that no optionees agreed to waive acceleration); (ii) as a result of the capital-intensive nature of the businesses transacted by the Company, the Company does not report net income and does not anticipate reporting net income for the foreseeable future and, accordingly, the acceleration of options will not dilute the Company's reported earnings; and (iii) as the optionees are required to tender cash upon exercise of an option, the Company will generate substantial cash from the exercise of these options over time.

        In analyzing the Proposed Transaction and related transactions and in its deliberations regarding the recommendation of the Stock Purchase Agreement, the MMG Board of Directors also considered a number of other factors, including (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of the Entertainment Group; (ii) judgments as to MMG's future prospects with and without the Entertainment Companies; (iii) the terms of the Stock Purchase Agreement, which were the product of extensive arm's length negotiations; and (iv) the potential for enhanced stockholder value due to the resulting cash infusion and reduction of debt of the Company. The MMG Board of Directors did not find it practical to and did not quantify or attempt to attach relative weight to any of the specific factors considered by it. The MMG Board of Directors concluded that the opportunities for the Company to streamline its operations by narrowing the focus of its business were compelling.

        Notwithstanding expectations of MMG's senior management regarding the benefits to be realized from the Proposed Transaction, no assurance can be given that MMG will be able to realize such benefits or compete effectively against certain other competitors that possess significantly greater resources and marketing capabilities than it. See "CERTAIN CONSIDERATIONS."

RECOMMENDATION OF MMG'S BOARD OF DIRECTORS

    At the meeting of MMG's Board of Directors held to consider the Stock Purchase Agreement, the Board of Directors unanimously approved the Proposed Transaction as being in the best interests of the Company and MMG's Stockholders. FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF MMG UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION AND RECOMMENDS THAT MMG STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSED TRANSACTION AND ALL OTHER MATTERS RELATING TO THE PROPOSED TRANSACTION TO BE PRESENTED FOR THE CONSIDERATION AND VOTE OF THE MMG STOCKHOLDERS.

OPINION OF FINANCIAL ADVISOR

    MMG engaged DLJ to act as its financial advisor in connection with the Stock Purchase Agreement and the Proposed Transaction contemplated thereby based upon DLJ's qualifications, expertise and reputation, as well as DLJ's prior investment banking relationship and familiarity with MMG. DLJ was not requested to recommend the amount of consideration to be received by MMG; it was requested to evaluate, from a financial point of view, the fairness of the consideration to be received by MMG, which was determined by negotiation between MMG and P&F. On May 2, 1997, DLJ rendered an oral opinion to the MMG Board, which was confirmed by delivery of its written opinion dated May 5, 1997 (the "DLJ Fairness Opinion"), to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Purchase Price was fair to MMG from a financial point of view.

    THE FULL TEXT OF THE DLJ FAIRNESS OPINION IS SET FORTH AS APPENDIX C TO THIS PROXY STATEMENT AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW BY DLJ. THE DLJ FAIRNESS OPINION WAS PREPARED FOR THE MMG BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE PURCHASE PRICE TO MMG FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MMG STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE DLJ FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, DLJ, among other things, (i) reviewed the April 27, 1997 draft of the Stock Purchase Agreement; (ii) reviewed certain publicly-available financial information concerning the Entertainment Companies as well as certain non-public information, including financial forecasts, concerning the Entertainment Companies; (iii) compared the financial data of the Entertainment Companies with that of various other companies whose securities are traded in public markets; (iv) reviewed the financial terms of certain recent business combinations that DLJ deemed comparable in whole or in part; (v) met with management of the Entertainment Companies to discuss their respective businesses and prospects; and (vi) considered such other information and other factors that DLJ deemed appropriate.

    In rendering its opinion, DLJ did not independently verify the information provided to it and assumed the accuracy, completeness and fairness of all such information. With respect to financial forecasts and other information relating to the prospects of the Entertainment Companies, DLJ assumed that such forecasts and other information were reasonably prepared and reflected the best currently available estimates and good faith judgment of the Entertainment Companies as to the likely future financial performance of the Entertainment Companies. DLJ did not conduct a physical inspection of the properties or facilities, or make an independent evaluation or appraisal of the assets, of any of the Entertainment Companies, nor was DLJ furnished with any such evaluation or appraisal. DLJ did not make any independent investigation of any legal matters affecting any of the Entertainment Companies, and assumed the correctness of all legal advice given to each of them and to the MMG Board of Directors, including advice as to the tax consequences of the Proposed Transaction to the Company. DLJ was not requested to, nor did it, solicit the interest of any other party in purchasing the Entertainment Companies. While DLJ believes that its review as described herein is an adequate basis for the DLJ Fairness Opinion it has expressed, the opinion is necessarily based upon financial, economic, monetary, political, market and other conditions that existed and could be evaluated as of the date of the opinion, and any significant change in such conditions thereafter would require a reevaluation of the opinion.

    DLJ did not express any opinion as to the price at which the Common Stock will trade subsequent to the Proposed Transaction. In addition, DLJ did not participate in negotiating the terms of the Proposed Transaction or any other aspect of the Proposed Transaction contemplated thereby, and received no instruction to and did not, seek or solicit alternative transactions.

    In preparing the DLJ Fairness Opinion, DLJ performed a variety of analyses, and considered a variety of factors, of which the material analyses and factors are described below. The following summary of such analyses and factors considered does not purport to be a complete description of the analyses and factors underlying the DLJ Fairness Opinion. Preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing such opinion is not readily summarized. No public company utilized for reference purposes is identical to the Entertainment Companies, and none of the acquisitions or other business combinations considered in connection with the DLJ Fairness Opinion is identical to the Proposed Transaction.

    In arriving at its opinion, DLJ did not attribute any particular weight to any one analysis or factor considered by it, but rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other. DLJ did not consider any one analysis or factor to the exclusion of any other analyses or factors. Further, DLJ's conclusions involved significant elements of subjective judgment and qualitative analyses as well as the financial and quantitative analyses. Accordingly, DLJ believes that its analyses and opinion must be considered as a whole and that selecting portions of its analyses and factors, without considering all such analyses and factors, could create a misleading or incomplete view of the processes underlying the preparation of the DLJ Fairness Opinion. In its analyses, DLJ necessarily made numerous assumptions with respect to the Entertainment Companies, industry performance, general business, regulatory, economic, political, market and financial conditions and other matters, many of which are beyond the Entertainment Companies' control. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, DLJ does not assume responsibility for their accuracy.

  ANALYSIS OF SELECTED PUBLIC COMPANIES

    To provide contextual data and comparative market information, DLJ compared the operating performance of the Entertainment Companies to selected companies whose securities are publicly traded. As there are no publicly traded companies that are primarily comprised of significant film libraries and movie production operations, DLJ analyzed companies primarily engaged in the production and distribution of television programming or film distribution without significant library content. The selected companies included: Film Roman, Inc., Spelling Entertainment Group, All-American Communications, Dick Clark Productions and King World Productions (the "Comparable Companies").

    DLJ computed enterprise value (defined as market value of common equity plus book value of total debt plus liquidation value of preferred stock less cash) as a multiple of latest twelve months ("LTM") revenue, EBITDA, and EBIT, and equity value as a multiple of LTM earnings, and projected 1997 and 1998 earnings and book equity value for the Comparable Companies. Because the Entertainment Companies had negative EBITDA, EBIT and Net Income in the year ended December 31, 1996 ("Fiscal 1996") as well as negative book value at December 31, 1996, DLJ believes that the implied enterprise value of the Entertainment Companies based on multiples of revenues was the most relevant comparison. The enterprise value as a multiple of revenues for the Comparable Companies ranged from 0.1x to 1.7x, with a mean (excluding high and low values) of 1.2x. This analysis indicated an enterprise value range, based on the Entertainment Companies' pro forma (to give effect to the exclusion of Landmark from the assets to be sold and the estimated full year impact of the acquisitions of Goldwyn and MPCA completed on July 2, 1996) estimated Fiscal 1996 revenue, of approximately $19.1 million to $324.9 million, and an enterprise value of $229.3 million based on the mean multiple. DLJ compared this range of enterprise values to the aggregate consideration of $573 million to be received by the Company in the Proposed Transaction.

    Because the Entertainment Companies only recently resumed the acquisition and production of new film product, the Entertainment Companies are currently experiencing high cash expenses for new film product. These expenses, while expected to generate revenues and EBITDA, have contributed to the Entertainment Companies' negative 1996 EBITDA. Accordingly, DLJ also analyzed the Entertainment Companies' Fiscal 1996 Net Operating Cash Flow excluding new production ("Library Net Cash Flow"). The range of enterprise values of the Comparable Companies as a multiple of EBITDA (which DLJ believes reasonably approximates Net Operating Cash Flow) ranged from 4.3x to 25.7x, with a mean (again excluding high and low values) of 7.0x. This analysis indicated an enterprise value range, based on the Entertainment Companies' Fiscal 1996 Library Net Cash Flow of approximately $179.3 million to $1,071.7 million, and an enterprise value of $291.0 million based on the mean multiple. DLJ compared this range of enterprise values to the aggregate consideration of $573 million to be received by the Company in the Proposed Transaction.

    No company utilized in the comparable company analysis is identical to the Entertainment Companies. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Entertainment Companies and other factors that could affect the public trading value of the selected companies or company to which they are being compared. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable company data.

  ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS

    Utilizing publicly available information, DLJ also evaluated a series of transactions involving companies in the film and television production and distribution industries. The transactions considered included Hanna-Barbera/Turner Broadcasting Systems, Spelling Entertainment Group/Charter Financial, Imagine Films/Management Group, Spelling Entertainment Group/Blockbuster Entertainment Corp., New Line Cinema Corp./Turner Broadcasting Systems, Republic Pictures/Spelling Entertainment Group, Fremantle International/All-American Communications, MCA/Seagram Cos., Mark Goodson Productions/All-American Communications and The Samuel Goldwyn Company/MMG (the "Selected Transactions").

    DLJ computed enterprise value as a multiple of LTM revenues, EBITDA and EBIT, and equity value as a multiple of LTM earnings and book equity value. Because the Entertainment Companies had negative EBITDA, EBIT and Net Income in Fiscal 1996 as well as negative book value at December 31, 1996, DLJ believes that the implied enterprise value of the Entertainment Companies based on multiples of revenues was the most relevant comparison. The enterprise value as a multiple of revenues for the Selected

Transactions ranged from 0.8x to 4.4x, with a mean (excluding high and low values) of 1.9x. This analysis indicated an enterprise value range, based on the Entertainment Companies' pro forma (to give effect to the exclusion of the Landmark from the assets to be sold and the estimated full year impact of the acquisitions of Goldwyn and MPCA completed on July 2, 1996) estimated Fiscal 1996 revenue, of approximately $152.9 million to $840.8 million, and an enterprise value of $363.1 million based on the mean multiple. DLJ compared this range of enterprise values to the aggregate consideration of $573 million to be received by the Company in the Proposed Transaction.

    Because the Entertainment Companies only recently resumed the acquisition and production of new film product, the Entertainment Companies are currently experiencing high cash expenses for new film product. These expenses, while expected to generate revenues and EBITDA, have contributed to the Entertainment Companies' negative 1996 EBITDA. Accordingly, DLJ also analyzed the Entertainment Companies' Fiscal 1996 Library Net Cash Flow. The range of enterprise values of the Selected Transactions as a multiple of EBITDA (which DLJ believes reasonably approximates Net Operating Cash Flow) ranged from 4.7x to 21.4x, with a mean (again excluding high and low values) of 15.3x. This analysis indicated an enterprise value range, based on the Entertainment Companies' Fiscal 1996 Library Net Cash Flow of approximately $192.6 million to $892.4 million, and an enterprise value of $638.0 million based on the mean multiple. DLJ compared this range of enterprise values to the aggregate consideration of $573 million to be received by the Company in the Proposed Transaction.

    No transaction utilized in the comparable transaction analysis is identical to the Proposed Transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Entertainment Companies and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis such as determining the mean is not itself a meaningful method of using comparable transactions data.

  LIBRARY TRANSFER ANALYSIS

    DLJ analyzed the Entertainment Companies' library, and examined certain other library transfer transactions, to derive a value for the Entertainment Companies based on its library. Because the valuation of motion picture feature titles is different than those of made-for-TV movies or made-for-TV series, and in turn those of made-for-video product, and the value of rights with respect to a particular title is a function of the geographic, media and temporal limitations of the Entertainment Companies' distribution rights, DLJ analyzed the implied library value based on two different methodologies of counting the number of titles to enable it to more accurately assess the value of the Entertainment Companies' library compared to other transactions involving transfers of significant motion picture title libraries (i) the raw number of titles in the Entertainment Companies' library and (ii) the number of key titles (as defined by Paul Kagan Associates) in the Entertainment Companies' library. DLJ analyzed the library value and number of titles involved in the transactions/library sales by The Samuel Goldwyn Company, MPCA, Orion, Carolco Pictures, New Line Cinema Corp. and Weintraub, deriving multiples based on both the number of titles and the number of key titles. DLJ compared this range of enterprise values to the aggregate consideration of $573 million to be received by the Company in the Proposed Transaction. DLJ applied these multiples to the respective title counts to arrive at a total enterprise value. This indicated an enterprise value based on the mean value per key title implied by the selected sales of $617.2 million and an enterprise value based on the mean value per key title implied by the selected sales of $740.9 million. DLJ also performed the library transfer analysis using the mean value per title and value per key title implied by the above selected transactions/library sales (excluding the Carolco Pictures and New Line Cinema Corp. sales), which implied an enterprise value of $391.4 million and $543.6 million, respectively. DLJ compared this range of enterprise values to the aggregate consideration of $573 million to be received by the Company in the Proposed Transaction. DLJ believes that mathematical analyses such as determining the mean is not itself a useful analytical tool in that it tends to overstate the importance of mathematical conclusions without giving due consideration to conclusions reached based on the experience and judgment of DLJ. DLJ believes that the Carolco Pictures and the New Line sales are less comparable to the Proposed Transaction than the other transactions/library sales analyzed due to the substantially higher content (as compared to the Entertainment Companies' library) of recent and commercially successful film and television titles in their respective libraries.

  DISCOUNTED CASH FLOW ANALYSIS

    DLJ performed a discounted cash flow ("DCF") analysis of the projected Net Operating Cash Flow (defined as cash receipts less operating cash disbursements before debt service, and not necessarily conforming to Generally Accepted Accounting Principles) of the Entertainment Companies for the five-year period ending with the 2001 fiscal year based upon a financial model provided by the management of the Entertainment Companies. DLJ performed the DCF analysis using two different methodologies (i) by calculating a range of values based on the Entertainment Companies' combined library and new production Net Operating Cash Flow using a range of multiples of Net Operating Cash Flow to estimate terminal values and a range of discount rates to discount the interim cash flows and terminal value to the present and (ii) by calculating a range of values on a component basis for (a) the library operations alone and (b) the new production operations alone. The methodology in (ii) above is based upon the assumption that the expected Net Operating Cash Flow from the library is inherently less risky than the expected Net Operating Cash Flow from the new production operations. Thus, to value each of the library and new production on a component basis, DLJ used a lower range of terminal value multiples and lower range of discount rates to value the library as compared to the range of terminal value multiples and discount rates used to value the new production operations. Based on the methodology in (i) above and using a range of terminal value multiples of 10.0x to 15.0x and a range of discount rates of 12.0% to 18.0%, DLJ calculated a range of enterprise values for the Entertainment Companies of $259.8 million to $437.2 million. Based on the methodology in (ii) above, DLJ calculated the following: (a) using a range of terminal value multiples of 10.0x to 15.0x and a range of discount rates of 12.0% to 18.0% on the projected Net Operating Cash Flow from the library, the range of enterprise values calculated for the library was $183.0 million to $265.1 million; (b) using a range of terminal value multiples of 12.0x to 17.0x and a range of discount rates of 15.0% to 21.0% on the projected Net Operating Cash Flow from the new production operations, the range of enterprise value multiples calculated for the new production operations was $81.5 million to $169.7 million. On a combined basis, the range of enterprise values calculated using the methodology in (ii) above was $264.5 million to $434.8 million.

    Pursuant to a letter agreement between MMG and DLJ, dated May 2, 1997 (the "DLJ Engagement Letter"), DLJ is entitled to a fee of $350,000 payable at the time DLJ notifies the MMG Board that it is prepared to deliver its opinion to the MMG Board. In addition, MMG has agreed to reimburse DLJ for its out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify DLJ for certain liabilities and expenses arising out of the Proposed Transaction, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and MMG believe are customary in transactions of this nature, were negotiated at arm's length between MMG and DLJ and the MMG Board was aware of such arrangement.

    DLJ was selected to render an opinion in connection with the Proposed Transaction based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    DLJ provides a full-range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on the securities of MMG for its own account and for the account of customers. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. Over the past two years, DLJ has advised the Company with respect to its merger with Orion, MCEG Sterling, Inc. and MITI in November 1995; advised the Company with respect to its acquisitions of The Samuel Goldwyn Company and MPCA in July 1996; and was lead-manager with respect to the Company's $202.4 million offering of the Common Stock in July 1996, for each of which DLJ received usual and customary compensation. In addition, DLJ is currently acting as lead-manager with respect to the Company's proposed $125 million convertible preferred stock offering. No determination has been made as to whether the Company will proceed with this offering. DLJ also owns 131,453 shares of the Common Stock, of which 67,601 were purchased in 1993 and 63,852 shares (the "Fee Shares") were received in 1995 as partial consideration for DLJ's services in advising the Company in its formation. The Fee Shares have the benefit of a make-whole arrangement pursuant to which the Company will provide DLJ with the difference between $1.125 million and the proceeds from the sale of the Fee Shares, either in cash or additional shares of Common Stock. If DLJ should sell these shares for more than $1.125 million, DLJ is required to pay any such excess to the Company.

INTERESTS OF CERTAIN PERSONS

    In considering the Proposed Transaction, MMG Stockholders should be aware that certain officers and directors of the Company have certain interests in the transactions contemplated thereby that are in addition to the interests of the MMG Stockholders generally.

    Messrs. Kluge and Subotnick, the general partners of Metromedia, are collectively MMG's largest stockholders, and together they beneficially own approximately 26% of the outstanding shares of Common Stock. Mr. Kluge serves as Chairman of the Board of Directors of MMG and Mr. Subotnick serves as Vice Chairman of the Board of Directors, President and Chief Executive Officer of MMG. Pursuant to the terms of the Stockholders Agreement, Metromedia and Messrs. Kluge and Subotnick have agreed, among other things, (i) to vote their shares of Common Stock in favor of the Proposed Transaction; (ii) to vote their shares of Common Stock against another proposal (except if such vote would violate their fiduciary duties) to sell all or substantially all of the Shares or any or all of the assets of the Entertainment Companies; (iii) not to transfer any shares of Common Stock held by them until the later of September 30, 1997 and 90 days after the date of the MMG Stockholders meeting to be held for the purpose of approving the Proposed Transaction (as long as such meeting is held by September 30, 1997); and (iv)(a) to discontinue any discussions or negotiations with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, any Entertainment Company and (b) except as otherwise permitted under the Stock Purchase Agreement, not to initiate, solicit or knowingly encourage or take any other action to knowingly facilitate any inquiries or the making of any proposals with respect to a possible transaction of the type described in clause (a) above.

    Furthermore, as a condition to the closing of the Stock Purchase Agreement, there shall be a release of the guarantees given in favor of Chase by (i) Mr. Kluge and Metromedia with respect to the $100 million revolving credit portion of the Orion Credit Facility ($94.3 million of which was outstanding at May 31, 1997) and (ii) Metromedia with respect to the payment of a certain third party accounts receivable owed to Orion (approximately $11.4 million of which was outstanding at May 31, 1997) so that the entire face amount of such accounts receivable could be included in the borrowing base for the Orion Credit Facility. See "INFORMATION REGARDING MMG--Certain Relationships and Related Transactions."

    The Company believes that the Proposed Transaction will not trigger any "change of control" provisions in any agreements or other contracts to which the Company is a party except for (i) the Metromedia License Agreement, which provides Metromedia with a termination right upon a sale of substantially all of the assets of the Company, which right Metromedia has agreed to waive, and (ii) the 1996 Stock Plan, which provides that upon a sale of "substantially all" of the Company's assets, all unvested outstanding options to acquire Common Stock under such plan would vest and become immediately exercisable. The Company's Compensation Committee is empowered under the 1996 Stock Plan to interpret the provisions of such plan and the Compensation Committee has determined that, although the issue is not free from doubt, the Proposed Transaction constitutes a sale of "substantially all" of the Company's assets for purposes of the 1996 Stock Plan, thereby accelerating all options outstanding under such plan. As of May 31, 1997, 4,304,656 options had been issued to the directors, officers and certain employees of the Company, the Entertainment Companies, and the Communications Group, and remain outstanding under the 1996 Stock Plan and 2,929,641 of such options had not vested. All such options are exercisable at a price equal to $9.31 per share. In connection with the consummation of the Proposed Transaction, all of such officers and employees (other than officers and employees of the Entertainment Companies) will be asked to waive the acceleration of their unvested options (aggregating approximately 1,686,816 options). While all of the directors of the Company have agreed to waive the accelerated vesting of their options, no assurance can be given that any officer or employee will similarly agree. Based on a price equal to $11 3/4 per share of Common Stock (the closing price per share of Common Stock reported by the AMEX on June 16, 1997), the aggregate value of all accelerated options (assuming NO optionee agrees to waive acceleration) is equal to $7,148,324.

TERMS AND CONDITIONS OF THE STOCK PURCHASE AGREEMENT

    Set forth below is a description of the material terms and conditions of the Stock Purchase Agreement. The description is qualified in its entirety by reference to the Stock Purchase Agreement.

  P&F CLOSING CONDITIONS

    P&F's obligation to consummate the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, including the following:

        1. Each of MMG and Orion shall have performed its obligations under the Stock Purchase Agreement, the representations and warranties of MMG contained in the Stock Purchase Agreement shall be true and correct at and as of the Closing Date except for breaches that could not reasonably be expected to result in a material adverse effect, and P&F shall have received an officer's certificate from MMG to that effect;

        2. Since the date of the Stock Purchase Agreement, no change or event shall have occurred which has had or could reasonably be expected to have a material adverse effect with respect to the Entertainment Companies or the Shares;

        3. All required consents or approvals to be obtained by the Company or the Entertainment Companies under applicable law or under certain specified contracts by virtue of the Stock Purchase Agreement or the transactions contemplated thereby shall have been obtained;

        4. The transactions contemplated by the Stock Purchase Agreement shall not violate any applicable law and no injunction, order, decree or other legal restraint shall be in effect which restricts or prohibits the consummation of the Proposed Transaction or which imposes materially burdensome conditions on the Entertainment Companies, P&F or the Shares;

        5. P&F shall have received a legal opinion from Paul Weiss in form and substance reasonably satisfactory to P&F, which P&F expects to include customary and standard terms concerning corporate law matters;

        6. P&F and its subsidiaries shall have obtained all required consents or approvals under the existing MGM credit facility to be obtained by any of them by virtue of the Stock Purchase Agreement or the transactions contemplated thereby;

        7. All of the directors of any Entertainment Company whose principal employment is not as an officer and/or employee of such Entertainment Company shall have resigned such directorships; and

        8. P&F shall have received written evidence satisfactory to it that all of the issued and outstanding stock of Landmark has been transferred to an affiliate of MMG that is not an Entertainment Company.

  MMG CLOSING CONDITIONS

    MMG's obligation to consummate the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, including the following:

        1. P&F shall have performed each of its obligations under the Stock Purchase Agreement, the representations and warranties of P&F contained in the Stock Purchase Agreement shall be true and correct at and as of the Closing Date except for breaches that could not reasonably be expected to result in a material adverse effect and MMG shall have received an officer's certificate from P&F to that effect;

        2. All required consents or approvals to be obtained by P&F under applicable law or under certain specified contracts by virtue of the Stock Purchase Agreement or the transactions contemplated thereby shall have been obtained;

        3. The transactions contemplated by the Stock Purchase Agreement shall not violate any applicable law and no injunction, order, decree or other legal restraint shall be in effect which restrains or prohibits the consummation of the Proposed Transaction or which imposes materially burdensome conditions on MMG or its Affiliates;

        4. MMG shall have received a legal opinion from Gibson, Dunn & Crutcher LLP, in form and substance reasonably satisfactory to MMG, which MMG expects to include customary and standard terms concerning corporate law matters;

        5. MMG shall have obtained the approval of the MMG Stockholders required to be obtained by MMG by virtue of the execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby;

        6. MMG shall have been released of all obligations as guarantor of the Orion Lease; and

        7. MMG and its affiliates shall have been released from all obligations thereof in connection with the Orion Credit Facility.

  TERMINATION

    The Stock Purchase Agreement may be terminated (subject to a break-up fee under certain circumstances) at any time prior to the Closing Date (whether before or after approval by the MMG Stockholders):

        1.  by mutual written agreement of the parties;

        2. by either MMG or P&F, if a breach of any representation or warranty has occurred that would cause a closing condition of either MMG or P&F, respectively, to be unsatisfied (subject to a 15 day notice period in the case of a breach that is not capable of being cured on or before the Closing
    Date);

        3. by either MMG or P&F, if either or MMG or any Entertainment Company or P&F, as the case may be, fails to perform any of their respective obligations under the Stock Purchase Agreement and if the aggregate of such failures is material (subject to a 15 day notice period in the case of a failure that is not capable of being cured on or before the Closing Date);

        4. by MMG or P&F, if the Proposed Transaction is not consummated before September 30, 1997, unless the party wishing to terminate on such date, due to its material failure to perform under the Stock Purchase Agreement, was the cause of the failure to consummate the Proposed Transaction;

        5. by any party thereto, if any Federal, state or foreign law would make the Proposed Transaction illegal or if any order, judgment, injunction or decree shall have been entered enjoining the consummation of the Proposed Transaction and such order or such other action shall have become final and non-appealable;

        6. by or MMG or P&F, if MMG has convened a MMG Stockholder's meeting to vote upon the Stock Purchase Agreement and the proper consent and approval is not obtained;

        7. by MMG, if the Proposed Transaction has been submitted to the MMG Stockholders and the DLJ Fairness Opinion has been withdrawn (either before or after such meeting) or if MMG's Board of Directors has withdrawn, modified or amended in any material respect its approval or recommendation of the Stock Purchase Agreement or the Proposed Transaction and MMG receives a legal opinion that submission of this Agreement to the MMG Stockholders would be unlawful under Delaware law; or

        8. by MMG, if at any time prior to the MMG Stockholder's approval of the Stock Purchase Agreement, MMG's Board of Directors determines in good faith (on the basis of counsel's advice) that the approval and adoption of the Stock Purchase Agreement and the Proposed Transaction would be inconsistent with MMG's Board of Directors' fiduciary duties under applicable law.

  EXPENSES

    The Stock Purchase Agreement provides that each party will bear their respective expenses incurred in connection with the preparation, execution and performance of the Stock Purchase Agreement and the transactions contemplated thereby.

  BREAK-UP FEE

    MMG will pay to P&F a $30 million break-up fee, if the Stock Purchase Agreement is terminated (i) by MMG because the DLJ Fairness Opinion has been withdrawn or materially modified; (ii) by MMG because MMG's Board of Directors shall have withdrawn or materially modified its approval or recommendation with respect to the Stock Purchase Agreement; (iii) by MMG, prior to obtaining the MMG's Stockholders' approval of the Stock Purchase Agreement; (iv) by MMG if MMG's Board of Directors determines that the approval and adoption of the Stock Purchase Agreement is inconsistent with MMG's Board of Directors' fiduciary duties; (v) by MMG or P&F if prior to the Annual Meeting (A) MMG's Board of Directors withdraws or materially modifies, or resolves to withdraw or materially modify, its approval or recommendation of the Stock Purchase Agreement, (B) MMG's Board of Directors recommends acceptance, or resolves to recommend acceptance, of an alternative proposal for the sale of the stock or of any substantial part of the assets of any Entertainment Company (other than certain acquisitions of equity of MMG) (each, an "Alternative Proposal") or (C) MMG or any of its affiliates shall have entered into an agreement providing for an Alternative Proposal; (vi) by MMG or P&F if (A) prior to the Annual Meeting an Alternative Proposal shall become publicly known or the DLJ Fairness Opinion is withdrawn or materially modified, (B) MMG's Board of Directors has not withdrawn or materially modified its recommendation with respect to the Stock Purchase Agreement, MMG's Board of Directors shall not have recommended acceptance of an Alternative Proposal, nor resolved to do so, and neither MMG nor any of its Affiliates shall have entered into an agreement for an Alternative Proposal with a party other than P&F, nor resolved to do so; and (C) during the term of the Stock Purchase Agreement, or within one year after its termination, MMG's Board of Directors recommends an Alternative Proposal with a party other than P&F or MMG or any of its affiliates recommends or enters into an Alternative Proposal with a party other than P&F in which the purchase price of the Shares or the portion allocable thereto, including an adjustment for assets transferred to the Entertainment Companies is higher than the Purchase Price set forth in the Stock Purchase Agreement. The failure of MMG's Stockholders to approve the Proposed Transaction at the Annual Meeting will not in itself trigger MMG's obligation to pay the $30 million break-up fee.

    MMG agrees to reimburse P&F and its affiliates for actual out-of-pocket expenses, not to exceed $10 million, if the Stock Purchase Agreement is terminated for any of the reasons listed above; such reimbursed expenses will be deducted from the $30 million break-up fee otherwise due.

    Any payment required to be made pursuant to the foregoing shall be made either at the time of termination of the Stock Purchase Agreement or on the next business day thereafter, each as specified in the Stock Purchase Agreement.

  CONDUCT OF BUSINESS OF THE ENTERTAINMENT COMPANIES PRIOR TO THE CLOSING OF THE PROPOSED TRANSACTION

    The Stock Purchase Agreement provides that each of the Entertainment Companies shall carry on its business operations in the ordinary course of business consistent with past practice, and that MMG and Orion will (i) cause each Entertainment Company to maintain its assets; (ii) cause each Entertainment Company to comply with all applicable laws; (iii) file all required tax returns;
(iv) use reasonable commercial efforts to obtain required consents; (v) cause each Entertainment Company to maintain all permits; (vi) promptly notify P&F of
(a) any facts or circumstances likely to have a material adverse effect, (b) any proceeding commenced against MMG or any Entertainment Company or (c) any breach by MMG of any representation, warranty, covenant or agreement contained in the Stock Purchase Agreement; and (vii) continue to make expenditures in accordance with the budgets for all films in progress.

    In addition, until the Closing Date, without P&F's consent, neither MMG nor Orion will permit any Entertainment Company to (i) purchase, acquire, license, sell or dispose of any assets other than in the ordinary course of business consistent with past practice; (ii) make or commit to make any expenditures of amounts in excess of the budgeted expenditures for any film in progress; (iii) repay or accelerate any liabilities or the rendering of services by any Entertainment Company outside the ordinary course of business; (iv) amend, modify or terminate any material contracts; (v) take any action materially impairing any of its rights (other than in the ordinary course); (vi) make or commit to make any capital expenditure (other than certain scheduled capital expenditures) exceeding $250,000; (vii) enter into any material contract; (viii) create, incur or guarantee any additional debt in excess of $50,000 (other than pursuant to the Orion Credit Facility or a negative pick-up loan with the Union Bank of California); (ix) increase the compensation payable to any director, officer or employee (other than in the ordinary course of business), or pay any pension, retirement, bonus or incentive benefits or enter into any employment agreements; (x) change its accounting methods; (xi) declare or pay any dividends or make any distributions; (xii) amend its charter or by-laws; (xiii) organize any new subsidiary or acquire equity securities of any corporation or business entity; (xiv) pay or discharge any obligation (a) not reserved against in the Company's 1996 balance sheet or not made in the ordinary course of business, (b) to any Entertainment Company of MMG or any of MMG's non-Entertainment Company affiliates or (c) owed to MMG or any of MMG's non-Entertainment Company affiliates by any Entertainment Company; (xv) prepay any indebtedness (other than payments of revolving loans under the Orion Credit Facility); (xvi) write down or write-off any inventory or accounts receivable; (xvii) allow any intellectual property right (not material to the business of the Entertainment Company) to lapse or be disposed of; or (xviii) merge or consolidate with or acquire control of any other corporation. In order to induce the employees of the Entertainment Companies not to resign their positions, Orion has agreed to pay each employee the greater of (x) six months of such employee's base salary or (y) their existing severance benefits if their employment is terminated in connection with the Proposed Transaction. P&F has agreed to indemnify the Company for all such expenses in the event the Proposed Transaction is not consummated.

  AGREEMENT NOT TO SOLICIT OTHER OFFERS

    Neither MMG nor any of its subsidiaries shall solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to an Alternative Proposal or agree to or endorse any Alternative Proposal or propose, enter into or participate in any discussions or negotiations regarding any of the foregoing unless MMG's Board of Directors is required to consider such Alternative Proposal as a result of its fiduciary obligations (upon advice of legal counsel) and in such case (i) MMG must notify P&F of such Alternative Proposal within 48 hours of receipt thereof and (ii) MMG may engage in discussions with such third party as long as such offer is in writing, contains terms superior to the Proposed Transaction and demonstrates required financing is in place.

  RIGHT OF FIRST NEGOTIATION

    For five years following the consummation of the Proposed Transaction, MMG has a right of first negotiation to obtain from P&F the right to distribute by wired or wireless cable on the Communications Group's systems in 9 territories, all films owned by P&F and any of its subsidiaries (including the Entertainment Companies), all library films and all films produced after the date of the Stock Purchase Agreement by P&F or any of its subsidiaries including, without limitation, the Entertainment Companies, to the extent that P&F owns such rights in such specified territories and subject to any existing licenses. If P&F elects to dispose of any distribution rights covered by the right of first negotiation to any third party, P&F and MMG must negotiate in good faith for a period of 15 days with respect to the terms under which the distribution rights may be conveyed to MMG. If the parties are unable to reach an agreement within 15 days with respect to the conveyance of the distribution rights to MMG, P&F is free to dispose of the distribution rights without any further obligation to MMG.

  INDEMNIFICATION; LIMITATION ON DAMAGES

    MMG will indemnify P&F for damages incurred as a result of any (i) breach of or failure to perform any representation, warranty, covenant, and/or agreement of MMG contained in the Stock Purchase Agreement; provided, that no indemnification shall be required unless and until the aggregate amount of the damages so incurred exceed $15 million (and only to the extent of such excess, except that such limit shall not apply to certain specified types of claims) (with a maximum amount for such indemnification equal to the Purchase Price);
(ii) violation or infringement of any material applicable law, but only to the extent such violation or infringement occurs prior to the Closing Date; and
(iii) liability arising out of or in connection with any existing shareholder litigation. P&F will indemnify MMG and its affiliates for damages incurred as a result of (a) any breach of or failure to perform any representation, warranty, covenant, and/or agreement of P&F contained in the Stock Purchase Agreement and
(b) P&F's operation of the Entertainment Companies or ownership of the Shares after the Closing Date. In addition, in any action brought by P&F against MMG for a breach of any representation of warranty (other than certain specified representations), MMG shall only be liable to the extent such damages exceed $15 million.

ACCOUNTING TREATMENT FOR THE PROPOSED TRANSACTION

    The Proposed Transaction will be accounted for as a sale of the Entertainment Companies.

DISSENTERS' RIGHTS

    MMG Stockholders are not entitled to dissenter's rights of appraisal or other dissenter's rights under Delaware law with respect to the Proposed Transaction or any other transactions contemplated by the Stock Purchase Agreement.

REGULATORY FILINGS AND APPROVALS

    Pursuant to the Stock Purchase Agreement, the parties have made the appropriate filings required under the Hart-Scott-Rodino Act in connection with the transactions contemplated by the Stock Purchase Agreement and the consummation of the Proposed Transaction is subject to the expiration or early termination of the waiting period prescribed under such Act. The applicable waiting period under the Hart-Scott-Rodino Act expired on June 12, 1997.

                   PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
                           INFORMATION OF THE COMPANY

    The following unaudited Pro Forma Balance Sheet of MMG as of March 31, 1997 and unaudited Pro Forma Statement of Operations for the three months ended March 31, 1997 and year ended December 31, 1996 illustrate the effect of the sale of the Entertainment Group, exclusive of Landmark and the repayment of the Orion Credit Facility and its other long term indebtedness and the 6 1/2% Convertible Debentures, 9 1/2% Debentures and 10% Debentures. In addition, the Pro Forma Statement of Operations for the year ended December 31, 1996 reflects the consolidation of Landmark and Snapper at the beginning of the period presented. The unaudited Pro Forma Balance Sheet assumes that the Pro Forma Transactions occurred on March 31, 1997 and the Unaudited Pro Forma Combining Statement of Operations assumes that the foregoing transactions occurred at the beginning of the period presented.

    The unaudited Pro Forma Combining Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The audited Pro Forma Combining Financial Statements should be read in conjunction with the consolidated financial statements and the related notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, each of which is contained elsewhere in this Proxy Statement.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

                                 (IN THOUSANDS)

                                                                            MARCH 31, 1997
                                                       ---------------------------------------------------------
                                                                                      PRO FORMA
                                                                                  SALE TRANSACTION
                                                                                         AND
                                                                                    REPAYMENT OF
                                                                   METROMEDIA          CERTAIN
                                                                  ENTERTAINMENT  ENTERTAINMENT GROUP
                                                                      GROUP         AND MMG DEBT
                                                       HISTORICAL   PRO FORMA        ADJUSTMENTS      PRO FORMA
                                                       ---------  -------------  -------------------  ----------
Cash and cash equivalents............................  $  35,142   $     2,620       $   573,000(1)   $  189,881
                                                                                        (273,690)(1)
                                                                                          (2,000)(1)
                                                                                        (139,951)(2)
Accounts receivable..................................     80,676        24,618           --               56,058
Inventories..........................................     59,457       --                --               59,457
Film inventories.....................................     67,045        67,045           --               --
Other current assets.................................      8,639         3,446           --                5,193
                                                       ---------  -------------       ----------      ----------
Current assets.......................................    250,959        97,729           157,359         310,589
Film inventories.....................................    194,029       194,029           --               --
Property and equipment, net..........................     73,865         3,115           --               70,750
Intangibles..........................................    323,081       108,400           --              214,681
Other assets.........................................    156,844        24,506           --              132,338
                                                       ---------  -------------       ----------      ----------
  Total assets.......................................  $ 998,778   $   427,779       $   157,359      $  728,358
                                                       ---------  -------------       ----------      ----------
                                                       ---------  -------------       ----------      ----------
Accounts payable and accrued expenses................  $ 141,171   $    27,743       $   --           $  113,428
Short-term debt......................................     41,327        38,368           (38,368)(1)       2,412
                                                                                            (547)(2)
Other current liabilities............................     62,238        62,238           --               --
                                                       ---------  -------------       ----------      ----------
Current liabilities..................................    244,736       128,349           (38,915)        115,840
Deferred revenues....................................     48,008        48,008           --               --
Long-term debt.......................................    421,202       235,322          (235,322)(1)      61,125
                                                                                        (124,755)(2)
Other liabilities....................................     14,876         5,049           --                9,827
Due to Stockholder...................................     --            84,903           (84,903)(1)      --
                                                       ---------  -------------       ----------      ----------
  Total liabilities..................................    728,822       501,631          (483,895)        186,792
                                                       ---------  -------------       ----------      ----------
                                                       ---------  -------------       ----------      ----------

Minority interest....................................     41,142       --                --               41,142
Common stock.........................................     66,159       --                --               66,159
Paid-in surplus......................................    994,665       314,610          (314,610)(1)     994,665
Other................................................     (6,403)      --                  2,381(9)       (4,022)
Accumulated deficit..................................   (825,607)     (388,462)          388,462(1)     (556,378)
                                                                                         286,259(1)
                                                                                         (14,649)(2)
                                                                                          (2,381)(9)
                                                       ---------  -------------       ----------      ----------
Total stockholders' equity...........................    228,814       (73,852)          345,462         500,424
                                                       ---------  -------------       ----------      ----------
                                                       ---------  -------------       ----------      ----------
Total liabilities and stockholders' equity...........  $ 998,778   $   427,779       $  (138,433)     $  728,358
                                                       ---------  -------------       ----------      ----------
                                                       ---------  -------------       ----------      ----------

                      METROMEDIA INTERNATIONAL GROUP, INC.

        UNAUDITED METROMEDIA ENTERTAINMENT GROUP PRO FORMA BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                MARCH 31, 1997
                                                             -----------------------------------------------------
                                                                 METROMEDIA                        METROMEDIA
                                                             ENTERTAINMENT GROUP   LANDMARK    ENTERTAINMENT GROUP
                                                                 HISTORICAL       HISTORICAL        PRO FORMA
                                                             -------------------  -----------  -------------------
Cash and cash equivalents..................................       $   2,620        $  --            $   2,620
Accounts receivable........................................          24,864              246           24,618
Film inventories...........................................          67,045           --               67,045
Other current assets.......................................           4,183              737            3,446
                                                                   --------       -----------        --------
Current assets.............................................          98,712              983           97,729

Film inventories...........................................         194,029           --              194,029
Property and equipment, net................................          37,994           34,879            3,115
Intangibles................................................         130,788           22,388          108,400
Other assets...............................................          25,002              496           24,506
                                                                   --------       -----------        --------
Total assets...............................................       $ 486,525        $  58,746        $ 427,779
                                                                   --------       -----------        --------
                                                                   --------       -----------        --------

Accounts payable and accrued expenses......................          33,146            5,403           27,743
Short-term debt............................................          40,274            1,906           38,368
Other current liabilities..................................          62,238           --               62,238
                                                                   --------       -----------        --------
Current liabilities........................................         135,658            7,309          128,349

Deferred revenues..........................................          48,008           --               48,008
Long-term debt.............................................         242,391            7,069          235,322
Due to Stockholder.........................................          84,903           --               84,903
Other liabilities..........................................          11,394            6,345            5,049
                                                                   --------       -----------        --------

Total liabilities..........................................         522,354           20,723          501,631
                                                                   --------       -----------        --------

Stockholders equity (deficit)..............................         (35,829)          38,023          (73,852)
                                                                   --------       -----------        --------

Total liabilities and stockholders' equity.................       $ 486,525        $  58,746        $ 427,779
                                                                   --------       -----------        --------
                                                                   --------       -----------        --------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED MARCH 31, 1997
                                         ----------------------------------------------------------------------------
                                                                                         PRO FORMA
                                                                                    SALE TRANSACTION AND
                                                       METROMEDIA                   REPAYMENT OF CERTAIN
                                                     ENTERTAINMENT                  ENTERTAINMENT GROUP     COMPANY
                                          COMPANY        GROUP         LANDMARK         AND MMG DEBT       PRO FORMA
                                         HISTORICAL    HISTORICAL     HISTORICAL        ADJUSTMENTS       AS ADJUSTED
                                         ----------  --------------  -------------  --------------------  -----------

                                                     (UNAUDITED)(6)  (UNAUDITED)(7)
Revenues...............................  $  103,418    $   44,443      $  17,023         $                 $  75,998
Cost and expenses:
  Cost of rentals and operating
    expenses...........................     (75,284)      (37,289)       (13,070)            --              (51,065)
  Selling, general and administrative..     (35,335)       (8,050)        (1,211)            (2,381)(9)      (30,877)
  Depreciation and amortization........      (6,411)       (2,552)        (1,177)                             (5,036)
                                         ----------       -------    -------------          -------       -----------
Operating income (loss)................     (13,612)       (3,448)         1,565             (2,381)         (10,980)
Interest expense.......................     (10,736)       (5,144)          (215)             3,466(3)        (2,341)
Interest income........................       2,746            39         --                 --                2,707
                                         ----------       -------    -------------          -------       -----------
Income (loss) before provision for
  income taxes and equity in losses in
  joint ventures.......................     (21,602)       (8,553)         1,350              1,085          (10,614)
Provision for income taxes.............        (298)         (200)        --                                     (98)
Equity in losses of joint ventures.....      (1,598)       --             --                 --               (1,598)
Minority interest......................       1,240        --             --                 --                1,240
Income (loss) from continuing
  operations...........................  $  (22,258)   $   (8,753)         1,350         $    1,085          (11,070)
                                         ----------       -------    -------------                        -----------
Number of shares issued and
  outstanding..........................      66,155       n/a             n/a                                 66,155
                                         ----------       -------    -------------                        -----------
Loss per share.........................  $    (0.34)      n/a             n/a                              $   (0.17)
                                         ----------       -------    -------------                        -----------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31, 1996
                      --------------------------------------------------------------------------------------------
                                                                                      PRO FORMA
                                                                                SALE TRANSACTION AND
                                    METROMEDIA                                  REPAYMENT OF CERTAIN
                                   ENTERTAINMENT                                 ENTERTAINMENT GROUP     COMPANY
                        COMPANY        GROUP        LANDMARK        SNAPPER         AND MMG DEBT        PRO FORMA
                      HISTORICAL    HISTORICAL     HISTORICAL     HISTORICAL         ADJUSTMENTS       AS ADJUSTED
                      -----------  -------------  -------------  -------------  ---------------------  -----------

                                   (UNAUDITED)(6) (UNAUDITED)(7) (UNAUDITED)(5)

Revenues............   $ 201,755     $ 165,164      $  56,501      $ 130,623          $                 $ 223,715
Cost and expenses:
  Cost of rentals
    and operating
    expenses........    (161,564)     (139,307)       (45,411)      (102,687)            --              (103,044)
  Selling, general
    and
   administrative...     (81,481)      (24,709)        (4,969)       (38,658)            (2,645)(9)      (103,573)
  Depreciation and
    amortization....     (13,232)       (5,555)        (4,468)        (6,001)              (697)(4)       (18,843)
                      -----------  -------------  -------------  -------------          -------        -----------
Operating income
  (loss)............     (54,522)       (4,407)         1,653        (16,723)            (3,342)          (68,527)
Interest expense....     (36,256)      (17,166)        (1,024)        (6,859)            13,924(3)        (13,049)
Interest income.....       8,838           286         --             --                 --                 8,552
                      -----------  -------------  -------------  -------------          -------        -----------
Income (loss) before
  provision for
  income taxes and
  equity in losses
  in joint
  ventures..........     (81,940)      (21,287)           629        (23,582)            10,582           (73,024)
Provision for income
  taxes.............      (1,414)       (1,000)          (463)        --                    463(8)           (414)
Equity in losses of
  joint ventures....     (11,079)       --             --             --                 --               (11,079)
                      -----------  -------------  -------------  -------------          -------        -----------
Income (loss) from
  continuing
  operations........   $ (94,433)    $ (22,287)           166        (23,582)            11,045           (84,517)
                      -----------  -------------  -------------  -------------          -------        -----------
Number of shares
  issued and
  outstanding.......      54,293           n/a            n/a            n/a                               56,812(10)
                      -----------  -------------  -------------  -------------                         -----------
Loss per share......   $   (1.74)          n/a            n/a            n/a                            $   (1.49)
                      -----------  -------------  -------------  -------------                         -----------

------------------------------
 (1) Reflects the sale of the Entertainment Group, exclusive of Landmark, the repayment of the Entertainment Group's long term debt and transaction costs as follows (in thousands):

Gross sales proceeds....................................................................  $ 573,000
Repayment of the Entertainment Group's long term debt...................................    273,690
                                                                                          ---------
Adjusted sales proceeds.................................................................    299,310
Due from Metromedia Entertainment Group.................................................    (84,903)
Entertainment Group's net stockholder's equity..........................................     73,852
Transaction costs.......................................................................     (2,000)
                                                                                          ---------
Gain from sale..........................................................................  $ 286,259
                                                                                          ---------
                                                                                          ---------

    The Company has made a preliminary calculation of the estimated gain on the sale of the Entertainment Group, exclusive of Landmark. However there can be no assurance that the actual gain will not differ significantly from the pro forma adjustment. The foregoing does not account for any taxes that may be payable upon consummation of the Proposed Transaction. The Company does not believe that the taxes payable as a result of the consummation of the Proposed Transaction will have a material adverse effect on the Company's results of operations and financial condition.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (2) Reflects the repayment of the Company's 6 1/2% Convertible Debentures,
    9 1/2% Debentures and 10% Debentures at par value as follows (in thousands):

6 1/2% Convertible Debentures...........................................................  $  75,000
9 1/2% Debentures.......................................................................     59,484
10% Debentures..........................................................................      5,467
                                                                                          ---------
                                                                                            139,951
Debt balance at March 31, 1997..........................................................    125,302
                                                                                          ---------
Extraordinary loss on early extinguishment of debt......................................  $  14,649
                                                                                          ---------
                                                                                          ---------

 (3) Reflects elimination of interest expense attributable to the Company's 6 1/2% Convertible Debentures, 9 1/2% Debentures and 10% Debentures.

 (4) Reflects ten months of amortization of goodwill related to the consolidation of Snapper.

 (5) Reflects Snapper's results of operations for the period January 1, 1996 through October 31, 1996.

 (6) Reflects the elimination of results of operations of the Entertainment Group, including the results of operations of Goldwyn and MPCA for the period July 2, 1996 to December 31, 1996.

 (7) Reflects the results of operations of Landmark (formerly known as the Samuel Goldwyn Theatre Group, acquired in July, 1996) for the year ended December 31, 1996 adjusted for a full year of goodwill amortization.

 (8) Reflects elimination of historical Landmark income tax expense.

 (9) Reflects vesting of restricted stock issued in connection with the MPCA acquisition due to the sales transaction.

(10) Reflects issuance of stock related to the acquisitions of Goldwyn and MPCA as if outstanding for the entire period presented.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data presented below as of and for the quarters ended March 31, 1997 and March 31, 1996 are derived from the unaudited consolidated financial statements of the Company. The selected consolidated financial data presented below as of and for the years ended December 31, 1996 and December 31, 1995 and as of and for each of the years in the three year period ended February 28, 1995 have been derived from financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants. The unaudited consolidated financial statements as of March 31, 1997 and March 31, 1996 are included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and the consolidated financial statements as of December 31, 1996 and December 31, 1995 and for each of the years in the two year period ended December 31, 1996 and for the year ended February 28, 1995 together with the report of KPMG Peat Marwick LLP, are included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, each of which are contained elsewhere in this Proxy Statement.

                                           THREE MONTHS ENDED
                                               MARCH 31,
                                         ----------------------        YEAR ENDED
                                                                      DECEMBER 31,            YEARS ENDED FEBRUARY 28,
                                              (UNAUDITED)        ----------------------  ----------------------------------
                                            1997        1996      1996(1)     1995(2)       1995        1994        1993
                                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:

    Revenues...........................  $  103,418  $   30,805  $  201,755  $  138,970  $  194,789  $  175,713  $  222,318

    Equity in losses of joint
    ventures...........................      (1,598)     (1,783)    (11,079)     (7,981)     (2,257)       (777)         --

    Loss from continuing operations
    before discontinued operations and
    extraordinary item.................     (22,258)    (19,141)    (94,433)    (87,024)    (69,411)   (132,530)    (72,973)

    Net income (loss)..................     (22,258)    (19,141)   (115,243)   (412,976)    (69,411)   (132,530)    250,240

    Loss per common share from
    continuing operations before
    discontinued operations and
    extraordinary item.................       (0.34)      (0.45)      (1.74)      (3.54)      (3.43)      (7.71)     (19.75)

    Loss before extraordinary item per
    common share.......................       (0.34)      (0.45)      (2.04)     (15.51)      (3.43)      (7.71)     (19.75)

    Net income (loss) per common
    share..............................       (0.34)      (0.45)      (2.12)     (16.83)      (3.43)      (7.71)      67.74

    Weighted average common shares
    outstanding........................      66,155      42,615      54,293      24,541      20,246      17,188       3,694

    Dividends per common share.........          --          --          --          --          --          --          --

BALANCE SHEET DATA (AT END OF PERIOD):

    Total assets.......................  $  998,778  $  567,133  $  944,740  $  599,638  $  391,870  $  520,651  $  704,356

    Total debt.........................     462,529     304,932     459,059     304,643     237,027     284,500     325,158

------------------------

(1) The consolidated financial statements for the twelve months ended December 31, 1996 include two months (November and December 1996) of the results of operations of Snapper and the results of operations for Goldwyn and MPCA since July 2, 1996.

(2) The consolidated financial statements for the twelve months ended December 31, 1995 include operations for Actava and Sterling from November 1, 1995 and two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 million and $11.4 million, respectively.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

ELECTION TO TREAT SALE OF THE SHARES AS SALE OF ASSETS

    Pursuant to the Stock Purchase Agreement, the Company will join with P&F in electing under Section 338(g) and Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any state, local and foreign counterparts to treat the sale of all of the Shares as a sale of the assets of Orion and the other Entertainment Companies for Federal, state, local and foreign income tax purposes. Under Section 338(h)(10) of the Code, and under most state and local tax laws, the sale of the Shares by the Company will be ignored for tax purposes and treated as if Orion and the other Entertainment Companies sold their assets to P&F and then liquidated into the Company in a tax-free liquidation. Accordingly, no gain or loss will be recognized by the Company upon the sale of the Shares or upon the consummation of the transfer of the outstanding capital stock of Landmark (formerly a wholly-owned subsidiary of Goldwyn) from Orion to the Company or an affiliate thereof. Similarly, no gain or loss will be recognized by Goldwyn or Orion upon the transfer of the capital stock of Landmark under Section 337 of the Code and under most state and local tax laws. As a result of the Proposed Transaction, however, Orion and the other Entertainment Companies will recognize gain or loss equal to the difference between (i) the portion of the cash received by the Company and the liabilities of Orion satisfied or assumed in connection with the sale of the Shares allocated to particular assets of the Entertainment Companies and (ii) the tax basis with respect to such assets. The Company intends, subject to the limitations discussed in the following section, to use net operating loss carryforwards to offset any gain so recognized by the Entertainment Companies.

LIMITATIONS ON LOSS CARRYFORWARDS

    In addition to the November 1 Merger, on July 2, 1996, wholly-owned subsidiaries of the Company merged with and into Goldwyn and MPCA (the "July 2 Merger"). For their taxable years ending on or before the November 1 Merger or the July 2 Merger, respectively, Orion, Actava, MITI and Sterling and Goldwyn and MPCA, respectively, and the subsidiaries included in their respective affiliated groups of corporations which filed consolidated Federal income tax returns with Orion, Actava, MITI, Sterling, Goldwyn and MPCA as the parent corporation (such Orion, Actava, MITI, Sterling, Goldwyn and MPCA affiliated groups hereinafter being referred to as the "Orion Group," the "Actava Group," the "MITI Group," the "Sterling Group," the "Goldwyn Group," and the "MPCA Group," individually as a "Former Group" and, collectively, the "Former Groups") reported, or will report net operating loss carryforwards. As a result of November 1 Merger and the July 2 Merger, certain limitations apply to the use of pre-merger net operating loss carryforwards of the Former Groups by the Company and its subsidiaries included in the affiliated group of corporations which file consolidated Federal income tax returns with the Company as the parent corporation (the "MMG Group").

    Under Section 382 of the Code, annual limitations generally apply to the use of the pre-merger net operating loss carryforwards of the Former Groups by the MMG Group. The amount of any such limitation with respect to a Former Group would generally be increased by the amount of any recognized "built-in" gains of corporations which were members of such Former Group. Finally, to the extent pre-merger net operating loss carryforwards equal to the annual limitation with respect to any Former Group are not used in any year, the unused amount would generally be available to be carried forward and used to increase the limitation with respect to such Former Group in the succeeding year.

    Under Section 384 of the Code, the pre-merger net operating loss carryforwards of a Former Group will also be separately limited to the income and gains recognized by corporations which were members of such Former Group. Thus, for example, the pre-merger net operating loss carryforwards of the Actava Group or the MITI Group would not be available under such section to offset any "built-in" gains of the corporations which were members of the Orion Group.

    Finally, the use of pre-merger net operating loss carryforwards of the Orion Group, the MITI Group, the Sterling Group, the Goldwyn Group and the MPCA Group will also be separately limited by the income and gains recognized by the corporations that were members of each of the Orion Group, the MITI Group, the Sterling Group, the Goldwyn Group and the MPCA Group, respectively. Under proposed Treasury Regulations, such pre-merger net operating loss carryforwards of any Former Group would be usable on an aggregate basis to the extent of any income and gains recognized by the corporations that were members of such Former Group on an aggregate basis.

    Notwithstanding these limitations, the Company believes that electing to treat the sale of the Shares Orion as a sale of assets pursuant to Section 338(h)(10) of the Code and any state, local and foreign counterparts will maximize the use of net operating loss carryforwards by the Company and the Entertainment Companies for Federal, state, local and foreign income tax purposes. MMG has not completed its calculations of the gain which will be recognized as a result of the sale of the Entertainment Companies. While MMG estimates that its net operating loss carryforwards will be sufficient to offset most of any gain so recognized for Federal income tax purposes, MMG currently believes that it will be required to pay Federal, state, local and foreign taxes. At the present time, however, it is not practicable to accurately quantify the amount of taxes that will be payable upon consummation of the Proposed Transaction. The Company does not believe that the taxes payable as a result of the consummation of the Proposed Transaction will have a material adverse effect on the Company's results of operations and financial condition.

                           INFORMATION REGARDING MMG

BUSINESS OF MMG

    MMG is a global communications, entertainment and media company currently engaged in two strategic businesses, (i) the development and operation of communications businesses, including wireless cable television, AM/FM radio, paging, cellular telecommunications, international toll calling and trunked mobile radio, in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets, through its Communications Group and
(ii) the production and worldwide distribution in all media of motion pictures, television programming and other filmed entertainment and the exploitation of its library of over 2,200 feature film and television titles, through its Entertainment Group. If the Proposed Transaction is approved and consummated, substantially all of the Entertainment Group's assets will be sold and the Company will narrow its strategic focus to operating the Communications Group. Following consummation of the Proposed Transaction, the Company will continue to own and operate Landmark in order to maximize the value of these assets. The Company believes that Landmark, which operated 50 theaters with 138 screens at December 31, 1996, is the largest exhibitor of specialized motion pictures and art films in the United States. The Company also owns two non-core assets, Snapper and an interest in RDM. The Company intends to actively manage Snapper in order to maximize Snapper's long-term value. The Company is continuing to pursue opportunities for a sale of its investment in RDM.

  THE COMMUNICATIONS GROUP

    The Communications Group was founded in 1990 to take advantage of the rapidly growing demand for modern communications services in Eastern Europe, the republics of the former Soviet Union and in other selected emerging markets and launched its first operating system in 1992. At December 31, 1996, the Communications Group owned interests in and participated with partners in the management of joint ventures that had 29 operational systems, consisting of 9 wireless cable television systems, 6 AM/FM radio stations, 9 paging systems, 1 international toll calling service and 4 trunked mobile radio systems. In addition, the Communications Group has interests in and participates with partners in the management of joint ventures that, as of December 31, 1996, had 6 pre-operational systems, consisting of 1 wireless cable television system, 1 paging system, 2 cellular telecommunications systems, 1 trunked mobile radio system and 1 company providing sales, financing and service for wireless local loop telecommunications equipment to telecommunications operators, each of which the Company believes will be launched during 1997. The Communications Group generally owns 50% or more of the joint ventures in which it invests. The Company believes that the Communications Group is poised for significant growth, as it continues to expand its existing systems' subscriber base, construct and launch new systems in areas where it is currently licensed and obtain new licenses in other attractive markets. The Company's objective is to establish the Communications Group as a major multiple-market provider of modern communications services in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets.

    The Communications Group's markets generally have large populations, with high density and strong economic potential, but lack reliable and efficient communications services. The Communications Group believes that most of these markets have a growing number of persons who desire and can afford high quality communications services. The Communications Group has assembled a management team consisting of executives who have significant experience in the communications services industry and developing markets. This management team believes that the Communications Group's systems can be constructed with relatively low capital investments and focuses on markets where the Company can provide multiple communications services. The Company believes that the establishment of a far-reaching communications infrastructure is crucial to the development of the economies of these countries, and such development will, in turn, supplement the growth of the Communications Group.

    The Communications Group believes that the performance of its joint ventures has demonstrated that there is demand for its services in its license areas. While the Communications Group's operating systems have experienced significant growth to date, many of the systems are still in the early stages of rolling out their services, and, therefore, the Communications Group believes it will increase its subscriber and customer bases as these systems mature. In addition, as one of the first entrants into these markets, the Communications Group believes that it has developed a reputation for providing quality service and has formed important relationships with local entities. As a result, the Company believes it is well positioned to capitalize on opportunities to provide additional communications services in its markets as new licenses are awarded.

    In addition to its existing projects and licenses, the Communications Group is exploring a number of investment opportunities in wireless telephony systems in certain markets in Eastern Europe, including Romania, the republics of the former Soviet Union, including Kazakstan, the PRC and other selected emerging markets and has installed test systems in certain of these markets. The Communications Group believes that its wireless local loop telephony technology will be a high quality and cost effective alternative to the existing, often antiquated and overloaded telephone systems in these markets. The Communications Group also believes that its system has a competitive advantage in these markets because its equipment can be installed quickly and at a competitive price, as compared to alternative wireline providers which often take several years to provide telephone service. In addition, unlike certain other existing wireless telephony systems in the Communications Group's target markets, the equipment the Communications Group uses utilizes digital, high-speed technology, which can be used for facsimile and data transmission, including Internet access. In February 1997, the Communications Group, through Metromedia Asia Corporation, a Delaware corporation that is controlled by MITI ("MAC"), acquired Asian American Telecommunications Corporation ("AAT"), which owns interests in and participates in the management of two separate joint ventures in the PRC. These joint ventures have entered into agreements in the PRC with China United Telecommunications Corporation to (i) construct and develop a local telephone network for up to 1,000,000 lines in the Sichuan Province, which will utilize wireless local loop technology and (ii) construct and develop a wireless GSM cellular telecommunications system for up to 50,000 subscribers in the City of Ningbo.

  THE ENTERTAINMENT GROUP

    Currently, the Entertainment Group is one of the largest independent producers and distributors of motion picture and television product in the United States and one of the few entertainment companies, other than the major motion picture studios and their affiliates, that is capable of distributing entertainment product in all media worldwide. The Entertainment Group also holds a valuable library of over 2,200 feature film and television titles. The Entertainment Group currently distributes feature films produced or acquired by it to domestic theaters and distributes motion pictures and television entertainment product in the domestic home video and television markets through its in-house distribution divisions and subsidiaries. Through its Orion, Orion Classics and Goldwyn labels, the Entertainment Group produces and acquires a full range of commercial films with well-defined target audiences.

    The Entertainment Group also owns Landmark, which management believes is the leading specialty theater circuit in the United States, consisting of, as of December 31, 1996, 50 theaters with a total of 138 screens. After the consummation of the Proposed Transaction, Landmark will constitute the sole business of the Entertainment Group. The Company intends to actively manage Landmark after the consummation of the Proposed Transaction in order to maximize its value to MMG Stockholders.

    The Company and its Board of Directors, consistent with their fiduciary duty to Stockholders, continually evaluates opportunities as they arise to determine whether Stockholder value would be maximized by disposing of its assets.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of the Record Date, certain information regarding each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known (based solely upon filings with the Commission prior to such date pursuant to Sections 13(d) or 13(g) of the Exchange Act) to own beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) more than 5% of the outstanding Common Stock. In accordance with the rules promulgated by the Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including, but not limited to, shares which the named person has the right to acquire through the exercise of any option, warrant or right, or through the conversion of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                                                                 NUMBER OF SHARE OF
                                                                                    COMMON STOCK       PERCENTAGE OF
                                                                                    BENEFICIALLY        OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                                  OWNED(1)         COMMON STOCK
------------------------------------------------------------------------------  --------------------  ---------------
John W. Kluge, Stuart Subotnick, Metromedia
  Company and
  Met Telcell.................................................................        17,219,737(2)             26%
  One Meadowlands Plaza
  East Rutherford, NJ 07073-2137
Dietche & Field Advisers, Inc.................................................         3,160,000              5.02%
  437 Madison Avenue
  New York, N.Y. 10022

------------------------

(1) Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the share of Common Stock beneficially owned.

(2) Metromedia is a Delaware general partnership owned and controlled by John W. Kluge and Stuart Subotnick, each of whom is a director of MMG. The amount set forth in the table above includes 12,415,455 shares owned by Mr. Kluge and Mr. Subotnick beneficially through Metromedia Company (7,989,206 shares) and Met Telcell (4,426,249 shares), and 4,353,057 and 451,225 shares of Common Stock, respectively, owned directly by a trust affiliated with Mr. Kluge and by Mr. Subotnick, respectively. The amount also includes options to acquire 440,000 shares of Common Stock exercisable within 60 days of the date hereof.

    The foregoing information is based on a review, as of the Record Date, by MMG of statements filed with the Commission under Sections 13(d) and 13(g) of the Exchange Act. To the best knowledge of MMG, except as set forth above, no person owns beneficially more than 5% of the outstanding Common Stock.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of Common Stock as of the Record Date with respect to (i) each director and director nominee of MMG; (ii) each executive officer named in the

Summary Compensation Table under "Executive Compensation;" and (iii) all directors and executive officers of MMG as a group.

                                                                                   NUMBER OF SHARES OF
                                                                                      COMMON STOCK        PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                                          BENEFICIALLY OWNED(1)   COMMON STOCK
--------------------------------------------------------------------------------  ---------------------   -------------
John P. Imlay, Jr...............................................................       20,000(2)             *
Clark A. Johnson................................................................       38,000(2)(3)          *
John W. Kluge...................................................................   16,768,512(4)(5)           25.3%
Silvia Kessel...................................................................      103,085(6)             *
Robert A. Maresca...............................................................       30,000(7)             *
Carl E. Sanders.................................................................       62,097(2)(3)(8)       *
Richard J. Sherwin..............................................................      912,605(9)               1.4%
Stuart Subotnick................................................................   12,866,680(5)(10)          19.4%
Arnold L. Wadler................................................................      115,415(6)             *
Leonard White...................................................................      100,000(6)             *
All Directors and Officers as a group (10 persons)..............................   18,600,939                 27.5%

------------------------

* Holdings do not exceed one percent of the total outstanding shares of Common Stock.

(1) Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) Includes options to acquire 20,000 shares of Common Stock issued under the 1996 Stock Plan exercisable within 60 days of the date hereof. The 1996 Stock Plan was approved by the Company's stockholders at the 1996 Annual Meeting of Stockholders of the Company.

(3) Includes 10,000 shares subject to purchase within 60 days of the date hereof under the Company's 1991 Non-Employee Director Stock Option Plan.

(4) Represents 12,415,455 shares beneficially owned through Metromedia Company and Met Telcell, and 4,353,057 shares of Common Stock owned directly by a trust affiliated with Mr. Kluge.

(5) Includes options to acquire 220,000 shares of Common Stock exercisable within 60 days of the date hereof.

(6) Includes 100,000 options issued under the 1996 Stock Plan, exercisable within 60 days of the date hereof.

(7) Includes 30,000 options issued under the 1996 Stock Plan, exercisable within 60 days of the date hereof.

(8) Includes 600 shares subject to purchase by Mr. Sanders within 60 days of the date hereof pursuant to the conversion of the $25,000 face amount (less than 1%) of the Company's 6 1/2% Convertible Debentures beneficially owned by Mr. Sanders, which are convertible into Common Stock at a conversion price of $41 5/8 per share.

(9) Includes options to purchase 657,917 shares of Common Stock, exercisable within 60 days of the date hereof at an exercise price equal to $1.08.

(10) Represents 12,415,455 shares beneficially owned through Metromedia Company and Met Telcell and 451,225 shares owned directly by Mr. Subotnick.

DIRECTORS OF MMG

    The Board of Directors of MMG, which presently consists of nine members, is divided into three classes. The Class I Directors were elected for a term expiring at the annual meeting of stockholders to be held in 1999, the Class II Directors were elected for a term expiring at the Annual Meeting, and the Class III Directors were elected for a term expiring at the annual meeting of stockholders to be held in 1998. Members of each class will hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of MMG, the successors of the class of directors whose terms expire at that meeting shall be elected by a plurality vote of all votes cast at such meeting and will hold office for three-year terms. The Class I Directors, whose terms expire at the annual meeting of stockholders to be held in 1999, are John W. Kluge, Stuart Subotnick and John P. Imlay, Jr. The Class II Directors, whose terms expire at the Annual Meeting are Richard J. Sherwin and Leonard White. The Class III Directors, whose term expires at the annual meeting of stockholders to be held in 2000, are Silvia Kessel, Carl E. Sanders, Arnold L. Wadler and Clark A. Johnson.

    For more information regarding each of MMG's directors, including biographical information, See "PROPOSAL NO. 2--ELECTION OF DIRECTORS."

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

    The Board of Directors held one regular meeting and three special meetings during 1996. In addition, the Board of Directors took action by unanimous written consent one time in 1996. On December 4, 1996, John D. Phillips resigned as President and Chief Executive Officer and as a Director of the Company. All directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served.

    The Board of Directors has delegated certain functions to the following standing committees:

    THE EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise, to the extent permitted by law, all of the powers of the Board of Directors in the management and affairs of the Company. The Executive Committee held thirteen meetings in 1996. The members of the Executive Committee are Messrs. Kluge and Subotnick.

    THE AUDIT COMMITTEE. The Audit Committee is responsible for (a) reviewing the professional services and independence of MMG's independent auditors and the scope of the annual external audit recommended by the independent auditors, (b) ensuring that the scope of the annual external audit is sufficiently comprehensive, (c) reviewing, in consultation with MMG's independent auditors and MMG's internal auditors, the plan and results of the annual external audit, the adequacy of MMG's internal control systems and the results of MMG's internal audit and (d) reviewing with management and MMG's independent auditors MMG's annual financial statements, financial reporting practices and the results of such external audit. The Audit Committee met once during 1996. The current members of the Audit Committee are Messrs. Subotnick, Imlay and Johnson.

    THE COMPENSATION COMMITTEE. The Compensation Committee's functions are to review, approve, recommend and report to the Board of Directors on matters specifically relating to the compensation of MMG's executive officers and other key executives and to administer MMG's stock option plans. The Compensation Committee held one meeting during 1996. The current members of the Compensation Committee are Messrs. Sanders, Imlay and Johnson.

    THE NOMINATING COMMITTEE. The Nominating Committee's principal function is to identify candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. The Nominating Committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees, provided MMG Stockholders follow the procedures specified in MMG's By-laws. These procedures provide that, in order to nominate an individual to the Board of Directors, a MMG Stockholder must provide timely notice of such nomination in writing to the Secretary of MMG and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of Common Stock beneficially owned by the stockholder giving such notice. To be timely, notice must be received by MMG not less than 60 days nor more than 90 days prior to the first anniversary of the date of MMG's annual meeting for the preceding year; provided, however, that in the event the date of such annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received within 10 days following public disclosure by MMG of the date of the annual or special meeting at which directors are to be elected. For purposes of this notice requirement, disclosure shall be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news services, or in a document which has been publicly filed by MMG with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. Any such nominations should be submitted in writing to MMG, One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137,
Attention: Secretary. The Nominating Committee did not hold any formal meetings in 1996. The current members of the Nominating Committee are Messrs. Subotnick and Wadler and Ms. Kessel.

COMPENSATION OF DIRECTORS

    During 1996, each director of the Company who was not employed by the Company or affiliated with Metromedia Company (the "Non-Employee Directors") received a $2,000 monthly retainer plus a separate attendance fee for each meeting of the Board of Directors or committee of the Board of Directors in which such director participated. During 1996, the attendance fees were $1,200 for each meeting of the Board of Directors attended by a Non-Employee Director in person and $500 for each meeting of the Board of Directors in which a Non-Employee Director participated by conference telephone call. Members of committees of the Board of Directors are paid $500 for each meeting attended.

    Prior to December 13, 1995, Non-Employee Directors were entitled to receive options to purchase shares of Common Stock under the Company's 1991 Non-Employee Director Stock Option Plan (as amended, the "Director Plan"). Under the Director Plan, each Non-Employee Director who was a director of the Company on August 3, 1992 was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $11.875, the closing price of the Common Stock on the trading day immediately preceding the date of grant. Options granted to these Non-Employee Directors became fully vested as to all 10,000 shares upon approval of certain amendments to the Director Plan at the Company's 1993 Annual Meeting of Stockholders.

    The Director Plan further provided that each person who became a Non-Employee Director of the Company after August 3, 1992 would receive an option to purchase 10,000 shares of Common Stock on the day such director is elected as a director, at an exercise price equal to the closing price of the Common Stock on the trading day preceding such director's election. Options granted to these Non-Employee Directors became fully vested and exercisable as to all 10,000 shares on March 31 in the year after the date the Non-Employee Director was elected, provided the Company had net income for the year in which the Non-Employee Director was elected or earnings equal to or better than budgeted results for such year.

    All options granted under the Director Plan had a term of ten years. The Director Plan had originally been scheduled to terminate on June 27, 2001. However, at a meeting of the Board of Directors held on December 13, 1995, the Board of Directors terminated the Director Plan. Options outstanding as of December 13, 1995 are unaffected by the termination of the Director Plan.

    On August 29, 1996, the MMG Stockholders adopted the 1996 Stock Plan. Pursuant to the 1996 Stock Plan, at a Compensation Committee meeting held on January 31, 1996, each director was granted options to purchase 50,000 shares of Common Stock at an exercise price of $12.75, the closing price of the Common Stock on the trading day immediately preceding the date of grant. Subsequent to December 31, 1996, all such options were canceled and reissued. See Footnote 2 of "INFORMATION REGARDING MMG--Option/SAR Grants During the Year Ended December 31, 1996." On January 31, 1996, 10,000 shares vested, and the remainder of the options are scheduled to vest ratably over a four year period beginning January 31, 1996.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth information on compensation awarded to, earned by or paid to the Chief Executive Officer and MMG's other most highly compensated executive officers during the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 for services rendered in all capacities to MMG and its subsidiaries. In addition, the Summary Compensation Table sets forth similar information for such periods with respect to John D. Phillips, who would have been among MMG's four most highly compensated executive officers during 1996 but for the fact that he was not serving as an executive officer of MMG at the end of 1996. The persons listed in the table below are referred to as the "Named Executive Officers."

    SUMMARY COMPENSATION. The following table sets forth compensation awarded to, earned by or paid to the Named Executive Officers for services rendered to MMG and its subsidiaries during the fiscal year ended December 31, 1996, December 31, 1995 and December 31, 1994. During each year, Messrs. Subotnick, Wadler, Maresca and Ms. Kessel, each of whom serves as an executive officer of the Company, were employed and paid by Metromedia Company. The amounts shown below as salary with respect to each of such Named Executive Officers reflect the portion of their compensation paid by MMG to Metromedia Company in respect of such executive's services to MMG and its subsidiaries, pursuant to the Management Agreement (as described below). The compensation expended by the Company and paid to Metromedia Company pursuant to the Management Agreement includes payment for salary only and does not include any payment relating to bonus or other compensation. No other amounts were paid by

MMG to such Named Executive Officers during 1996. During 1996, Mr. Phillips was paid directly by MMG.

                                                  ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                            -------------------------------  -----------------------------------------------
                                                                                                     AWARDS
                                                                                    OTHER           NUMBER OF
                 NAME AND                                                          ANNUAL          SECURITIES     ALL OTHER
                PRINCIPAL                                                       COMPENSATION       UNDERLYING     COMPENS.
                 POSITION                     YEAR     SALARY($)  BONUS($)         ($)(1)         STOCK OPTIONS    ($)(2)
------------------------------------------  ---------  ---------  ---------  -------------------  -------------  -----------
John D. Phillips..........................       1996  $ 604,454         --                                 0     $ 300,121(5)
Former President and Chief                       1995  $ 624,984  $ 700,000              --                 0     $  15,096
Executive Officer(1)(3)                          1994   $438,289   $438,289           -- --                 0       $13,336

Stuart Subotnick..........................       1996  $  55,328(4)        --                              --
President and Chief                              1995         --         --          50,000                --
Executive Officer (4)                            1994         --         --           -- --                --

Silvia Kessel.............................       1996  $ 350,000         --                           250,000            --
Executive Vice President and                     1995         --         --              --                --            --
Chief Financial Officer                          1994         --         --           -- --                --            --

Arnold L. Wadler..........................       1996  $ 350,000         --                           250,000            --
Executive Vice President, General                1995         --         --              --                --            --
Counsel and Secretary                            1994         --         --           -- --                --            --

Robert A. Maresca.........................       1996  $ 200,000         --                            75,000            --
Senior Vice President and Chief                  1995         --         --              --                --            --
Accounting Officer                               1994         --         --           -- --                --            --

------------------------

(1) John D. Phillips served as President and Chief Executive Officer of MMG from January 1, 1996 through December 4, 1996, and during such period the Company provided perquisites and other personal benefits to Mr. Phillips. The value of the perquisites and benefits provided Mr. Phillips during 1994, 1995, 1996 did not exceed the lesser of $50,000 or 10% of such officer's salary plus annual bonus.

(2) The amounts in this column include premiums paid by the Company on behalf of Mr. Phillips under life insurance policies providing death benefits to the designated beneficiaries of the Named Executive Officers, including premium payments of (i) $13,336 made by the Company to Mr. Phillips in 1994; (ii) $15,096 made by the Company to Mr. Phillips in 1995 in lieu of his participation in the life insurance programs maintained by the Company for its executive officers; and (iii) $15,721 made by the Company to Mr. Phillips in 1996.

(3) The amounts shown for 1994 and 1996 reflect less than a full year of compensation for Mr. Phillips who was employed by the Company from April 19, 1994 through December 4, 1996.

(4) Mr. Subotnick was appointed President and Chief Executive Officer of MMG on December 4, 1996. The amounts shown for Mr. Subotnick reflect the portion of the payment made by MMG to Metromedia Company for this period.

(5) Includes payments aggregating $284,400 made by the Company to JDP Aircraft during the year ended 1996, a company owned and controlled by John D. Phillips, which payments the Company believes were made on an arm's-length basis and do not constitute payments of salary and/or bonus to the Named Executive Officer.

PENSION PLANS

    The Company maintains a qualified defined benefit pension plan and a nonqualified supplemental pension plan for the benefit of eligible participants, including certain of the Company's former executive officers. The Company's nonqualified supplemental pension plan provides benefits that would otherwise be denied participants by reason of certain limitations under the Internal Revenue Code on qualified plan benefits and provides certain other supplemental pension benefits to certain of the Company's executive officers and highly compensated employees. On December 13, 1995, the Board of Directors of the Company amended the pension plan and the supplemental pension plan to cease benefit accruals after December 31, 1995. Accordingly, the only benefits that will be payable under these plans are those benefits that had accrued as of December 31, 1995.

    A participant's compensation covered by the Company's pension plan and supplemental pension plan is his or her average annual compensation for the five consecutive calendar plan years during the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company and its subsidiaries ("covered compensation"). A participant's covered compensation generally means the total taxable compensation required to be reported on the participant's Form W-2 for income tax purposes, except that this amount (excluding bonuses) is annualized for periods covering less than a full calendar year. Generally, a participant earns retirement benefits at the rate of 2% of such participant's covered compensation for the first 20 years of service and 1% for each additional 20 years of service. Participants become vested in their retirement benefits after completing at least five years of service or attaining age 50 or upon retirement after age 62 with at least one year of service. The estimated years of service for each Named Executive Officer as of December 31, 1996 was as follows: Mr.
Phillips: 2 2/3 years. Based on these provisions and the number of years of service completed, the annual vested retirement benefits as of December 31, 1996 were $45,015 for Mr. Phillips. Mr. Phillip's covered compensation for purposes of the pension plan differs from compensation reported in the Summary Compensation Table (the "Table") in that (i) covered compensation includes certain taxable employee benefits not required to be reported in the Table and
(ii) covered compensation includes all compensation received by the executive during the year (regardless of when it was earned), whereas the Table includes only compensation earned during the year.

OPTION/SAR GRANTS DURING THE YEAR ENDED DECEMBER 31, 1996

    The following table sets forth individual grants of stock options or limited stock appreciation rights ("SARs") by MMG pursuant to the 1996 Stock Plan to the Named Executive Officers during the fiscal year ended December 31, 1996.

                                          SECURITIES
                                         OPTIONS/ SARS       % OF TOTAL
                                             UNDER           GRANTED TO
                                         OPTIONS/SARS       EMPLOYEES IN      EXERCISE       EXPIRATION      GRANT-DATE
NAME                                    GRANTED (#)(1)       FISCAL YEAR      PRICE(2)         DATE(3)       VALUATION(4)
-------------------------------------  -----------------  -----------------  -----------  -----------------  -----------
Stuart Subotnick.....................          *                  *               *               *               *
Silvia Kessel........................        250,000                9.6%      $   12.75   January 31, 2006    $1,240,250
Arnold L. Wadler.....................        250,000                9.6%      $   12.75   January 31, 2006    $1,240,250
Robert A. Maresca....................         75,000                2.9%      $   12.75   January 31, 2006    $ 368,250

------------------------

(1) The date of grant for these options was January 31, 1996.

(2) The exercise price of the options granted during 1996 is equal to the fair market value of shares of Common Stock on the date of grant of the options. The exercise price may be paid in cash, or at the discretion of the Compensation Committee, by tendering already owned shares of Common Stock, or a combination thereof. On March 26, 1997, the Board of Directors approved a cancellation and reissuance of the existing options issued under the 1996 Stock Plan at a price of $9.3125, the fair market value of the Common Stock on such date.

(3) Options expire ten years from date of grant or, in case of retirement or termination of employment, the date three months from such date of cessation of employment. Options became 20% exercisable on the date of grant and then vest ratably over a four year period. To the extent not already exercisable, the options become fully exercisable in the event of a "change of control," as defined in the 1996 Stock Plan.

(4) As permitted by the Commission, the Black-Scholes method of option valuation has been used to determine grant date present value. The assumptions used in the Black-Scholes option valuation calculation are (i) estimated future annual stock price volatility of 38.951%; (ii) a United States risk-free rate of return of 5.228%; and (iii) no future dividend yield. MMG does not advocate or necessarily agree that the Black-Scholes method or any other method permitted by the Commission can properly determine the value of an option. However, no gain to the optionees is possible without an increase in the stock price. Thus a zero increase or decrease in stock price, compared to the exercise price, will not produce any gain for the optionee.

 * Mr. Subotnick was granted 50,000 options in his capacity as a Director of the Company. During the year ended December 31, 1996, Mr. Subotnick did not receive any stock option grants in his capacity as Chief Executive Officer. Subsequent to December 31, 1996, Mr. Subotnick and Mr. Kluge each were granted options to purchase 1,000,000 shares of Common Stock, 20% of such options vested on the date of grant and an additional 20% will vest on each annual anniversary thereafter. All such options are exercisable at the closing sales price for the Common Stock on the AMEX on the date of the grant.

AGGREGATED OPTION AND SAR EXERCISES IN 1996 AND FISCAL YEAR-END OPTION AND SAR
  VALUES

    The following table sets forth information concerning the exercise of options or SARs by the Named Executive Officers during the 1996 fiscal year and the number of unexercised options and SARs held by such officers at the end of the 1996 fiscal year.

                                                               VALUE REALIZED                                 FISCAL YEAR
                                                                   (MARKET                                     END VALUE
                                               SHARES             PRICE AT                                      $9.8750
                                              ACQUIRED          EXERCISE LESS                                 -----------
NAME                                         ON EXERCISE       EXERCISE PRICE)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE
----------------------------------------  -----------------  -------------------  -----------  -------------  -----------
                                                                                                               VALUE OF
                                                                                                              UNEXERCISED
                                                                                                                IN THE
                                                                                                                 MONEY
                                                                                     NUMBER OF SECURITIES     OPTIONS/SARS
                                                                                    UNDERLYING UNEXERCISED    AT
                                                                                        OPTIONS/SAR'S         FISCAL YEAR
                                                                                    AT FISCAL YEAR END(#)       END ($)
                                                                                  --------------------------  -----------
John D. Phillips........................         -0-                 -0-             310,000        40,000    $ 1,050,000
Stuart Subotnick........................         -0-                 -0-              10,000        40,000        -0-
Arnold L. Wadler........................         -0-                 -0-              50,000       200,000        -0-
Silvia Kessel...........................         -0-                 -0-              50,000       200,000        -0-
Robert A. Maresca.......................         -0-                 -0-              15,000        60,000        -0-


NAME                                        UNEXERCISABLE
----------------------------------------  -----------------

John D. Phillips........................         -0-
Stuart Subotnick........................         -0-
Arnold L. Wadler........................         -0-
Silvia Kessel...........................         -0-
Robert A. Maresca.......................         -0-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  MMG'S RELATIONSHIP WITH METROMEDIA COMPANY

    The Metromedia Holders are collectively the largest single stockholder of the Company, owning, as of the Record Date, approximately 26% of the issued and outstanding shares of Common Stock. Prior to the November 1 Merger, Metromedia and its affiliates were the principal stockholders of Orion and MITI.

    Prior to the November 1 Merger, Orion, MITI and Sterling were party to a number of material contracts and other arrangements with Metromedia and certain affiliates of Metromedia pursuant to which Metromedia and certain of its affiliates made loans or provided financing to, or paid obligations on behalf of, each of Orion, MITI and Sterling (collectively, the "Metromedia Obligations"). In connection with the consummation of the November 1 Merger, the Metromedia Obligations were refinanced, repaid or converted into equity of the Company.

    MMG is a party to a number of agreements and arrangements with Metromedia and its affiliates, the material terms of which are summarized below.

    ORION CREDIT FACILITY. On June 27, 1996, Orion and Chase entered into the Orion Credit Facility, a $300 million facility consisting of a $200 million term loan and a $100 million revolving credit facility. Orion's obligations under the Orion Credit Facility are guaranteed on a joint and several basis by all of Orion's active subsidiaries. In addition, in order further to induce Chase and the other lenders to provide the revolving portion of the Orion Credit Facility, John W. Kluge and Metromedia each guaranteed the due and punctual payment of all funds due under the revolving credit loan portion of such credit facility, including all related costs and attorneys' fees, up to a maximum amount of the lesser of (i) $100 million and (ii) the amount, if any, by which Orion's outstanding obligations under the revolver exceed the amount by which the borrowing base under the Orion Credit Facility exceeds the term loan portion of such credit facility. As of May 31, 1997, Orion owed approximately $94.3 million under the revolving portion of the Orion Credit Facility, none of which was reserved for outstanding letters of credit and all of which will be repaid upon consummation of the Proposed Transaction. See "PROPOSAL NO. 1--THE PROPOSED TRANSACTION--General." Neither Mr. Kluge nor Metromedia received any consideration for guaranteeing Orion's obligations under the Orion Credit Facility. Their guarantees were, however, a condition to Chase's agreeing to provide the revolving portion of such Facility. In addition, Metromedia has guaranteed the payment by Orion to Chase of certain fees payable in connection with the execution of the commitment letter with Chemical (the predecessor-in-interest to Chase) for the Orion Credit Facility. All such fees were paid by Orion on January 5, 1996. Furthermore, Metromedia guaranteed the payment of certain third party accounts receivable owed to Orion so that the entire face amount of such accounts could be included in the borrowing base for the Orion Credit Facility. Neither Mr. Kluge nor Metromedia received any consideration for providing such guarantees. As noted above, in connection with the consummation of the Proposed Transaction, all such guarantees will be terminated and released. See "PROPOSAL NO. 1-- THE PROPOSED TRANSACTION."

    SNAPPER CREDIT FACILITY. On November 26, 1996, Snapper entered into a credit agreement (the "Snapper Credit Agreement") with AmSouth Bank of Alabama ("AmSouth"), pursuant to which AmSouth has agreed to make available to Snapper a revolving line of credit up to $55 million, upon the terms and subject to conditions contained in the Snapper Credit Agreement (the "Snapper Revolver") for a period ending on January 1, 1999 (the "Snapper Revolver Termination Date"). The Snapper Revolver is guaranteed by the Company. At March 31, 1997, $51.7 million was outstanding under the Snapper Revolver.

    Interest under the Snapper Revolver is payable at Snapper's option at a rate equal to either (i) prime plus .5% (from November 26, 1996 through May 25, 1997) or prime plus 1.5% (from May 26, 1997 to the Snapper Revolver Termination Date) or (ii) LIBOR (as defined in the Snapper Credit Agreement) plus 2.5% (from November 26, 1996 through May 25, 1997) or LIBOR plus 3.5% (from May 26, 1997 to the

Snapper Revolver Termination Date). The Snapper Credit Agreement is secured by a first priority security interest in all of Snapper's assets and properties and is also entitled to the benefit of a replenishable $1 million cash collateral account, which was initially funded by Snapper. Under the Snapper Credit Agreement, AmSouth may draw upon amounts in this cash collateral account to satisfy any payment defaults by Snapper, and Messrs. Kluge and Subotnick are obligated to replenish such account any time amounts are so withdrawn, up to the entire amount of the Snapper Revolver.

    At December 31, 1996, Snapper was not in compliance with certain financial covenants under the Snapper Revolver. On April 30, 1997, Snapper and AmSouth amended the Snapper Credit Agreement. As part of the amendment to the Snapper Credit Agreement, AmSouth waived the covenant defaults as of December 31, 1996. The amendment replaces certain existing financial covenants with covenants regarding minimum quarterly cash flow and equity requirements (as defined in the amendment). In addition, on April 30, 1997, Snapper and AmSouth entered into an additional a $10 million working credit facility. As additional consideration for AmSouth making this new facility available, Snapper will provide AmSouth with either (i) the joint and several guarantees of Messrs. Kluge and Subotnick on the new facility only; or (ii) an additional $10 million interest-bearing deposit made by the Company at AmSouth. This deposit will not be specifically pledged to secure the Snapper Revolver or to secure Snapper's obligations thereunder, but AmSouth shall have the right to offset against such deposit as granted by law and set forth in the Snapper Revolver.

    MANAGEMENT AGREEMENT. The Company is a party to a management agreement with Metromedia, dated November 1, 1995, as amended on January 1, 1997 (the "Management Agreement"), pursuant to which Metromedia provides the Company with management services, including legal, insurance, payroll and financial accounting systems and cash management, tax and benefit plans. The Management Agreement terminates on October 31, 1997, and is automatically renewed for successive one year terms unless either party terminates upon 60 days prior written notice. The management fee under the Management Agreement was $1.5 million until December 31, 1996. Pursuant to an amendment dated January 1, 1997, the management fee under the Management Agreement was increased to $3.25 million per year, payable monthly at a rate of $270,833.33 per month. The increase is a function, in part, of a detailed analysis conducted by Metromedia concerning the market value of the services provided by Metromedia Company to the Company, including the compensation of the Company's executive officers. The Company is also obligated to reimburse Metromedia for its out-of-pocket costs and expenses incurred and advances paid by Metromedia in connection with the Management Agreement. Pursuant to the Management Agreement, the Company has agreed to indemnify and hold Metromedia harmless from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses (including reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any kind) imposed on, incurred by or asserted against Metromedia in connection with the Management Agreement. In fiscal 1996 and to date in 1997, Metromedia received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to the Company pursuant to the Management Agreement.

    TRADEMARK LICENSE AGREEMENT. The Company is a party to a license agreement with Metromedia (the "Metromedia License Agreement"), dated November 1, 1995, as amended on June 13, 1996, pursuant to which Metromedia has granted the Company a non-exclusive, non-transferable, non-assignable right and license, without the right to grant sublicenses, to use the trade name, trademark and corporate name "Metromedia" in the United States and, with respect to MITI, worldwide, royalty-free for a term of 10 years. The Metromedia License Agreement can be terminated by Metromedia upon one month's prior written notice in the event of
(i) the expiration or termination of the Management Agreement; (ii) a "change in control" of the Company (as defined below); or (iii) any of the stock or all or substantially all of the assets of any of the subsidiaries of the Company are sold or transferred, in which case, the Metromedia License Agreement shall terminate with respect to such subsidiary. A "change in control" of the Company is defined as (a) a transaction in which a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) not in existence at the time of the execution of the Metromedia License Agreement becomes the beneficial owner of stock entitling such person or group to exercise 50% or more of the combined voting power of all classes of stock of the Company;
(b) a change in the composition of the Company's Board of Directors whereby a majority of the members thereof are not directors serving on the board at the time of the Metromedia License Agreement or any person succeeding such director who was recommended or elected by such directors; (c) a reorganization, merger or consolidation whereby, following the consummation thereof, Metromedia would hold less than 10% of the combined voting power of all classes of the Company's stock; (d) a sale or other disposition of all or substantially all of the assets of the Company; or (e) any transaction the result of which would be that the Common Stock would not be required to be registered under the Exchange Act and the holders of Common Stock would not receive common stock of the survivor of the transaction which is required to be registered under the Exchange Act. In connection with the consummation of the Proposed Transaction, Metromedia will waive any right it may have to terminate the Metromedia License Agreement.

    In addition, Metromedia has reserved the right to terminate the Metromedia License Agreement in its entirety immediately upon written notice to the Company, if, in Metromedia's sole judgment, the Company's continued use of "Metromedia" as a trade name would jeopardize or be detrimental to the goodwill and reputation of Metromedia.

    Pursuant to the Metromedia License Agreement, the Company has agreed to indemnify and hold Metromedia harmless against any and all losses, claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and reasonable legal (and other expenses related thereto) arising in connection with the Metromedia License Agreement.

    IMAGE OUTPUT AGREEMENT. Mr. Kluge beneficially owns more than 10% of the common stock of Image Investors Co., a Delaware corporation ("Image Investors"). Image Investors owns approximately 40% of the common stock of Image Entertainment, Inc. ("Image"). Orion Home Entertainment Corporation, a subsidiary of Orion ("OHEC"), was a party to an output license agreement with Image (which terminated on December 31, 1995), pursuant to which OHEC granted to Image the rights to manufacture, market and sell on laser discs for private in-home use certain feature length programs released by Orion on videocassette for a period of three years from the date of first release by Image on laserdisc in consideration of a royalty payment payable with respect to each program. Orion, OHEC and Image are currently negotiating the terms of a new output agreement. Since December 31, 1996, the parties have been operating as if the old output agreement is still in effect. For the year ended December 31, 1996, Image paid to Orion approximately $565,404 under the agreement. In addition, subsequent to December 31, 1996, Image reached an agreement in principle with OHEC pursuant to which Image will manufacture, market and sell certain Orion titles for the digital variable disc ("DVD") market for a period of years. Image will pay Orion a $500,000 advance against royalties payable under the license. The agreement is terminable on the first date that two million DVD players have been sold in the United States.

    The Company believes that the terms of each of the transactions described above were no less favorable to the Company than could have been obtained from non-affiliated parties.

  CERTAIN AGREEMENTS REGARDING EMPLOYMENT

    PHILLIPS EMPLOYMENT AGREEMENT. Mr. Phillips and the Company were parties to an Employment Agreement, dated as of April 19, 1994, as amended on November 1, 1995 (the "Phillips Employment Agreement"), under which the Company employed Mr. Phillips as its President and Chief Executive Officer. On December 4, 1996, Mr. Phillip's resigned from the Company and the Phillip's Employment Agreement was terminated. Pursuant to the Phillips Employment Agreement, Mr. Phillips is entitled to receive payment in the amount of his base salary (at an annual rate of $625,000 per year) for one year following the termination. He will also continue to receive certain benefits, including health, medical and life insurance and an office and secretary designated by the Company and clerical assistance during such one year period.

    In connection with his employment, Mr. Phillips also received from the Company an option (the "Phillips Option") to purchase 300,000 shares of Common Stock at a price of $6.375 per share. The Phillips Option may be exercised at any time through April 18, 2001. Mr. Phillips has the right to transfer the Phillips Option in whole or in part at any time. The Company has also agreed to register with the Commission any shares purchased upon the exercise of the Phillips Option.

    POST-EMPLOYMENT CONSULTING AGREEMENT--TOD CHMAR. On December 5, 1996, Mr. Chmar resigned from the Company and executed a Release of Claims and a Post-Employment Consulting Agreement (the ("Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Chmar will receive consulting fees of $235,000 during the one year consulting term ending December 5, 1997.

    MISCELLANEOUS. Mr. Phillips is the sole stockholder of JDP Aircraft II, Inc., a Georgia corporation ("JDP Aircraft"). On October 21, 1994, the Company and JDP Aircraft entered into a lease agreement under which JDP Aircraft provides the Company with the use of a Citation Jet owned by JDP Aircraft. The lease agreement terminated on December 4, 1996. The Company paid $248,400 to JDP Aircraft under the lease agreement for services provided during 1996. The Company believes that the arrangements with JDP Aircraft were conducted on an arm's-length basis.

    On April 19, 1994, Mr. Phillips was elected President and Chief Executive Officer of the Company. He was elected to the Board of Directors of the Company on the same date. At this time, Renaissance Partners, a company in which Mr. Phillips serves as a general partner, purchased 700,000 shares of Common Stock from the Company for $4,462,500, at a price of $6.375 per share. This price represents the last sale price of the Common Stock on the New York Stock Exchange (on which the Common Stock was traded prior to the November 1 Merger) on April 11, 1994, the date before the Company announced that it had received an investment proposal from Mr. Phillips. The Company also entered into a Registration Rights Agreement with Renaissance Partners pursuant to which the Company agreed to register with the Commission the 700,000 shares of Common Stock purchased by Renaissance Partners. Such shares were registered with the Commission in November, 1995.

  INDEMNIFICATION AGREEMENTS

    MMG has entered into indemnification agreements (the "Indemnification Agreements") with certain officers and directors of MMG. The Indemnification Agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The Indemnification Agreements also provide for (i) advancement by MMG of expenses incurred by the director or officer in defending certain litigation; (ii) the appointment in certain circumstances of an independent legal counsel to determine whether the director or officer is entitled to indemnification; and (iii) the continued maintenance by MMG of directors' and officers' liability insurance (which currently consists of $15 million of primary coverage). These Indemnification Agreements were approved by the MMG Stockholders at the 1993 Annual Meeting of Stockholders.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires MMG's directors and executive officers, and persons who beneficially own more than 10% of the outstanding Common Stock, to file with the Commission and the AMEX initial reports of ownership and reports of changes in ownership of the Common Stock. Such officers, directors and greater than 10% Stockholders are required by the regulations of the Commission to furnish MMG with copies of all reports that they file under Section 16(a). To MMG's knowledge, based solely on a review of the copies of such reports furnished to MMG and written representations that no other reports were required, all Section 16(a) filing requirements applicable to MMG's officers, directors and greater than 10% beneficial owners were complied with by such persons during fiscal year ended December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Sanders, Imlay and Johnson.

COMPENSATION COMMITTEE REPORT ON COMPENSATION

    The Compensation Committee is comprised entirely of independent directors and is responsible for developing and making recommendations to the Board with respect to MMG's executive compensation policies.

    The following report of the Compensation Committee discusses MMG's executive compensation policies generally and, specifically, the relationship of MMG's performance in 1996 to the compensation of its executive officers:

    With the exception of Mr. Phillips, the Company's executive officers are employed and paid by Metromedia, and a portion of such compensation is expensed by the Company and paid by the Company to Metromedia pursuant to the Management Agreement. The amounts paid by the Company to Metromedia for the compensation of the Company's executive officers consist of compensation only and not any bonus or other compensation payments. No additional amounts are paid by the Company to any of the executive officers employed by Metromedia.

    In general, the Compensation Committee seeks to link the compensation attributable to each executive officer to the performance of MMG and that of the compensation attributable to each such executive officer. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation that is competitive with companies of comparable size and with similar market and operating characteristics, including those included in the Comparison Group (as defined below).

    During 1996, the Compensation Committee reviewed total officer compensation against a market comparison group of approximately 12 companies in the communications industry (the "Comparison Group") to assess the current competitiveness of the compensation of MMG's executive officers. The Compensation Committee considered MMG's executive compensation in view of the Company's size, the number of operating units, and the role and responsibilities of MMG's executive officers. In comparing the compensation of its executives with that of executives of companies in the Comparison Group, the Compensation Committee considered the competitiveness of the aggregate amount paid to Mr. Phillips and the amount expensed by MMG and paid to Metromedia pursuant to the Management Agreement.

    The companies included in the NASDAQ Telecommunications Index for purposes of analyzing the performance of the Common Stock during 1996 (see "--Performance Graph" below) are not identical to the 12 companies in the Comparison Group whose compensation policies were reviewed by the Compensation Committee in 1996 in assessing the competitiveness of the base salaries of MMG's executive officers. Nevertheless, MMG believes that the cross-section of companies included in the NASDAQ Telecommunications Index and the Comparison Group are sufficiently similar and provide a reasonable basis for the Compensation Committee to develop justified compensation policies and for an investor to evaluate the performance of the Common Stock.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Amounts earned during 1996 by MMG's former President and Chief Executive Officer, John D. Phillips, and MMG's President and Chief Executive Officer, Stuart Subotnick are shown in the Summary Compensation Table. Mr. Phillips' base salary was established in April 1994, the time at which he became the CEO, at the same amount earned by his predecessor. This amount remained unchanged from February 1991 through December 4, 1996. Mr. Phillips' compensation for 1996 consisted of a base salary and the right to participate in certain benefit plans generally available to MMG employees, including MMG's health, disability and life insurance programs. In addition, Mr. Phillips participated in the Company's lifetime defined benefit pension plan and its nonqualified supplemental pension. Benefit accruals under these plans ceased at December 31, 1995. See "INFORMATION REGARDING MMG--Pension Plans."

    Mr. Subotnick's base salary was established in December 1996 upon the resignation of Mr. Phillips. The Company expenses the amount of Mr. Subotnick's base salary only and such amounts are included in the payments made by the Company to Metromedia under the Management Agreement. Mr. Subotnick's base salary was determined by analyzing the compensation of chief executive officers in the Comparison Group, along with the amounts previously paid to Mr. Phillips. The Company believes such analysis is reasonable.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to the Company and to the executive officers of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive officer's vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

    The foregoing report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing of MMG under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                                          Submitted by the Compensation
                                          Committee of MMG's Board of
                                          Directors as of March 26, 1996

                                          John P. Imlay, Jr.
                                          Clark A. Johnson
                                          Carl Sanders

PERFORMANCE GRAPH

    The following graph sets forth MMG's total stockholder return as compared to the Standard & Poor's 500 Index, the Standard & Poor's Consumer Goods Index (the "CONSUMER GOODS INDEX") and the NASDAQ Telecommunications Stock Index for the five year period from January 1, 1991 through December 31, 1996 (with the exception of the Consumer Goods Index for 1996 as that index was not published for such period). The total stockholder return assumes $100 invested at the beginning of the period in the Common Stock, the Standard & Poor's 500 Index, the Consumer Goods Index, and the NASDAQ Telecommunications Index.

    In 1995, the Company used the Consumer Goods Index for purposes of analyzing the performance of the Common Stock. As a result of the Company's decision to change its business focus to communications, media and entertainment, the Compensation Committee has decided to analyze MMG's Common Stock relative to the NASDAQ Telecommunications Stock Index. The Committee believes that the Consumer Goods Index is no longer an appropriate gauge to measure performance. Nonetheless, in accordance with the rules and regulations of the Commission, the Company is required to include the Consumer Goods Index in its comparison for 1996. Since such index is no longer published, it is not included in this Proxy Statement.

  METROMEDIA INTERNATIONAL GROUP CUMULATIVE TOTAL SHAREHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                           1991       1992       1993       1994       1995       1996
Metromedia International Group Inc.           $100        $92        $58        $70       $107        $76
S&P 500                                       $100       $108       $118       $120       $165       $203
NASDAQ Telecommunications Stock Index         $100       $123       $189       $158       $207       $212
S&P Consumer Goods Index                      $100       $107       $106       $106       $141        N/A

                           INFORMATION REGARDING P&F

BUSINESS OF P&F

    P&F owns all of the outstanding capital stock of MGM, a major motion picture studio engaged in the production and worldwide distribution of motion pictures and television programming. MGM is actively engaged in the worldwide production and distribution of entertainment products, including motion pictures, television programming, home video, interactive media, music, licensed merchandise, a current 1,600-title film library, a 4,500-title home video library, and a significant television library. The company's operating units include Metro-Goldwyn-Mayer Pictures, United Artists Pictures, MGM Worldwide Television, MGM Telecommunications Group, MGM Distribution Co., MGM Home Entertainment/Consumer Products, Metro-Goldwyn-Mayer Music and MGM Interactive, among others.

    P&F was incorporated in Delaware in 1996.

    The principal executive offices of P&F are located at 2500 Broadway Street, Fifth Floor, Santa Monica, California 90404, and its telephone number is (310) 449-3000.

P&F SHAREHOLDERS

    P&F is controlled (directly or indirectly) by two principal stockholders, Tracinda and Seven. Tracinda is a privately held corporation owned and controlled by Mr. Kirk Kerkorian. Seven operates a leading television network in Australia whose shares are publicly traded on the Australian Stock Exchange Limited.

                     PROPOSAL NO. 2--ELECTION OF DIRECTORS

    The following table sets forth certain information with respect to the members of MMG's Board of Directors, including the two incumbent Class II Directors (Messrs. Sherwin and White) who have been nominated by the Board of Directors for re-election as Class II Directors at the Annual Meeting.

    The Board of Directors knows of no reason why any of its nominees will be unable or will refuse to accept election. If any nominee becomes unable or refuses to accept election, the Board of Directors will either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

    The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the three Class I Directors to MMG's Board.

                         NAME, PRINCIPAL OCCUPATION FOR PAST                                          CLASS OF    DIRECTOR
                         FIVE YEARS AND CERTAIN DIRECTORSHIPS                               AGE      DIRECTORS      SINCE
                      -----------------------------------------                             ---      ----------  -----------
John P. Imlay, Jr.....................................................................          60   Class I           1993
Director of the Company since 1993. Served since 1990 as Chairman of Dun & Bradstreet
  Software Services, Inc., an application software company located in Atlanta,
  Georgia. Mr. Imlay is the former Chairman of Management Science America, a mainframe applications software company. Management Science America was acquired by Dun &
  Bradstreet Software Services, Inc. in 1990. Mr. Imlay is also a Director of the
  Atlanta Falcons, a National Football League team, and The Gartner Group. Mr. Imlay is a member of the Audit Committee and the Compensation Committee.

John W. Kluge.........................................................................          82   Class I           1995
Chairman of the Board of Directors of the Company since November 1, 1995. Chairman of the Board and a director of Orion since 1992. Chairman and President of Metromedia and its predecessor-in-interest, Metromedia, Inc., for over five years. Mr. Kluge is also a Director of The Bear Stearns Companies, Inc., Conair Corporation and
  Occidental Petroleum Corporation. Mr. Kluge is Chairman of the Executive Committee.

Stuart Subotnick......................................................................          55   Class I           1995
President and Chief Executive Officer since December 4, 1996 and Vice Chairman of the
  Board of Directors of the Company since November 1, 1995. Vice Chairman of the Board and a director of Orion since 1992. Executive Vice President of Metromedia and its predecessor-in-interest, Metromedia, Inc. for over five years. Mr. Subotnick is also a Director of Carnival Cruise Lines, Inc., a cruise ship company and RDM. Mr.
  Subotnick is Chairman of the Audit Committee and a member of the Executive and
  Nominating Committees.

Richard J. Sherwin....................................................................          53   Class II          1995
President of MITI. Mr. Sherwin has served as Co-President and Director of MITI and its predecessor companies since October 1990. Prior to that, Mr. Sherwin served as the
  Chief Operating Officer of Graphic Scanning Corp., a paging and wireless telecommunications company.

                         NAME, PRINCIPAL OCCUPATION FOR PAST                                          CLASS OF    DIRECTOR
                         FIVE YEARS AND CERTAIN DIRECTORSHIPS                               AGE      DIRECTORS      SINCE
                      -----------------------------------------                             ---      ----------  -----------
Leonard White.........................................................................          58   Class II          1995
President and Chief Executive Officer of Orion from March 1992 through November 1,
  1995. Interim President and Chief Executive Officer of Orion from March 1992 until
  November 1992. Chairman of the Board and Chief Executive Officer of OHEC from March
  1991 until March 1992. President and Chief Operating Officer of Orion Home Video
  division of Orion from March 1987 until March 1991.

Clark A. Johnson......................................................................          65   Class III         1993
Director of the Company since April 27, 1990. Mr. Johnson has served as Chairman and
  Chief Executive Officer of Pier One Imports, Inc., a specialty retailer of decorative home furnishings, since August 1988. Mr. Johnson is also a Director of
  Albertson's, Inc., Anacomp, Inc., Heritage Media Corporation, InterTAN, Inc. and
  Pier One Imports, Inc. Mr. Johnson is a member of the Compensation and Audit
  Committees.

Silvia Kessel.........................................................................          46   Class III         1995
Executive Vice President since August 29, 1996 and Senior Vice President, Chief
  Financial Officer and Treasurer of the Company since the November 1, 1995. Executive
  Vice President and a director of Orion since January 1993. Senior Vice President of
  Orion from June 1991 to November 1992. Senior Vice President of Metromedia since
  January 1994. President of Kluge & Company from January 1992 through the present.
  Managing Director of Kluge & Company (and its predecessor) from April 1990 to
  January 1994. Ms. Kessel is also a Director of RDM. Ms. Kessel is a member of the
  Nominating Committee.

Carl E. Sanders.......................................................................          71   Class III         1967
Engaged in the private practice of law as Chairman of Troutman Sanders, a law firm located in Atlanta, Georgia. Director of the Company since 1967, except for a one-year period from April 1970 to April 1971. Former Governor of the State of
  Georgia and a Director of Carmike Cinemas, Inc., Norrell Corporation, Healthdyne,
  Inc., and RDM. Mr. Sanders is Chairman of the Compensation Committee.

Arnold L. Wadler......................................................................          53   Class III         1995
Executive Vice President since August 29, 1996 and Senior Vice President, General
  Counsel and Secretary of the Company since November 1, 1995. Senior Vice President,
  Secretary and General Counsel of Metromedia and its predecessor-in-interest,
  Metromedia, Inc., for over five years. Director of Orion since 1992. Mr. Wadler is
  Chairman of the Nominating Committee.

    On December 11 and 12, 1991 (the "Filing Date"), Orion and certain of its subsidiaries filed voluntary bankruptcy petitions under Chapter 11 of the United State Bankruptcy Code. The United States Bankruptcy Court for the Southern District of New York confirmed Orion's Modified Third Amended Joint Consolidated Plan of Reorganization (the "Plan") on October 10, 1992 and the Plan was consummated on November 5, 1992. Silvia Kessel and Leonard White, current Directors of the Company, each served as executive officers of Orion on the Filing Date.

                        PROPOSAL NO. 3--RATIFICATION OF
                    THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of MMG has appointed the firm of KPMG Peat Marwick LLP, independent auditors, to audit the consolidated financial statements of MMG and its subsidiaries for the fiscal year ending December 31, 1997, subject to ratification by the MMG Stockholders.

    A partner of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and to be provided with an opportunity to make a statement if such partner desires to do so and to be available to respond to appropriate questions from stockholders.

    If the MMG Stockholders do not ratify the appointment KPMG Peat Marwick LLP as MMG's independent auditors for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

    The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve and adopt Proposal Number 3.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF MMG'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                      PROPOSAL NO. 4--STOCKHOLDER PROPOSAL

    Alan G. Hevesi, investment adviser and a trustee of the New York City Teachers' Retirement System ("NYCTRS"), c/o The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, owner of 15,900 shares of Common Stock, has submitted the following proposal on behalf of
NYCTRS:

    "BE IT RESOLVED, that the shareholders of Metromedia International Group request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings".

    STATEMENT IN SUPPORT: "The rights of the shareholders to take action by written consent and to call special meetings should not be abridged.

    The Company's elimination of these rights, in our opinion, effectively removes important processes by which shareholders can act expeditiously to protect their investment interests.

    For example, the right of shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder's proposal to acquire control of the Company, or a dissident shareholder's slate of nominees for election to the Board of Directors, because such proposals are required to be presented only at the annual meeting."

    STATEMENT OF THE BOARD OF DIRECTORS: Presently, the Restated Certificate of Incorporation and By-laws of the Company (collectively, the "Corporate Documents") (i) require, among other things, that special meetings of Stockholders for any purpose be called by either the Chairman or Vice Chairman of the Board of Directors and (ii) do not provide for Stockholder action by written consent. If the Company amended the Corporate Documents as proposed, it would be allowing its Stockholders to call special meetings and act without a meeting whenever, however frequently and for whatever reason such Stockholders may desire. For the reasons stated below, the Board of Directors believes that the requested amendments to the Corporate Documents are not in the best interests of the Company and its Stockholders.

    Applicable Delaware law does not grant stockholders of a corporation the absolute right to call a special meeting or act by written consent, and instead permits each individual corporation to determine in its Corporate Documents whether stockholders will have such rights. The Board of Directors believes that the Delaware legislature adopted this approach due to the significant financial and administrative burdens that a special meeting or stockholder action by consent can impose on a public corporation.

    Approximately 7,788 persons and entities are the record and beneficial owners of the Common Stock, each of whom, if Proposal No. 4 is approved, would be entitled under the proposal to demand a special meeting or institute action by written consent. Each such Stockholder would also be entitled to notice of, and to receive proxy materials relating to, any special meeting, thereby necessitating actual expenditures (legal, printing and postage) in addition to those associated with the Company's annual meeting. In addition, the calling of a special meeting would necessitate the diversion of corporate officers and employees from their other duties in order to prepare for such a meeting. The Board of Directors believes that the interest of the Company's Stockholders would be better served utilizing these resources to improve its businesses. Similarly, the Board of Directors believes that permitting action to be taken by written consent would create confusion as multiple stockholders would be able to solicit written consents on various matters and would divert valuable corporate resources to this process.

    In light of the foregoing, the Board of Directors believes that the adoption of Proposal No. 4 could leave the Company exposed to numerous calls for special meetings and stockholder action by consent that may be of little or no benefit to Stockholders and which are a significant burden to the Company. Stockholders, such as the proponent of Proposal No. 4, remain free to make proposals at the Company's annual meeting. The Board of Directors believe that the Chairman and Vice Chairman of the Board of Directors are in the best position to determine if a special meeting is warranted.

    FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL NO. 4 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 4.

    Approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of Proposal No. 4.

                   ANNUAL REPORT; INCORPORATION BY REFERENCE

    The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996 (which includes the Company's audited consolidated financial statements) is contained elsewhere in this Proxy Statement. To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled "Board of Directors Report on Compensation" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Any MMG Stockholder who wishes to present a proposal at the 1998 Annual Meeting of Stockholders of MMG, and who wishes to have such proposal included in MMG's proxy statement for that meeting, must deliver a copy of such proposal to MMG at One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137, Attention:
Corporate Secretary, no later than March 12, 1998; PROVIDED, HOWEVER, that if the 1998 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1997 Annual Meeting of Stockholders, any Stockholder who wishes to have a proposal included in MMG's proxy statement for that meeting must deliver a copy of the proposal to MMG a reasonable time before the proxy solicitation is made. MMG reserves the right to decline to include in MMG's proxy statement any stockholder's proposal which does not comply with the rules of the Commission for inclusion therein.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

    PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy and, if you are able to attend the meeting, you may vote your shares in person.

                                          By Order of the Board of Directors,

                                          Arnold L. Wadler

                                          EXECUTIVE VICE PRESIDENT,

                                          GENERAL COUNSEL AND SECRETARY

June 18, 1997

                                                                      APPENDIX A

                            STOCK PURCHASE AGREEMENT

                                     AMONG

                     METROMEDIA INTERNATIONAL GROUP, INC.,

                           ORION PICTURES CORPORATION

                                      AND

                             P&F ACQUISITION CORP.

                            DATED AS OF MAY 2, 1997

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  -----
ARTICLE I. DEFINITIONS.......................................................................................           1
    1.01.  Definitions.......................................................................................           1
    1.02.  Index of Other Defined Terms......................................................................           9

ARTICLE II. TRANSFER OF ASSETS...............................................................................          11
    2.01.  Sale of Stock.....................................................................................          11
    2.02.  Closing...........................................................................................          11
    2.03.  Purchase Price....................................................................................          11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER........................................................          13
    3.01.  Ownership of Stock................................................................................          13
    3.02.  Corporate Existence and Power.....................................................................          13
    3.03.  Corporate Authorization of Seller.................................................................          13
    3.04.  Subsidiaries......................................................................................          13
    3.05.  Entertainment Group...............................................................................          14
    3.06.  Corporate Authorization...........................................................................          14
    3.07.  Governmental Authorization........................................................................          14
    3.08.  Non-Contravention.................................................................................          14
    3.09.  Financial Statements; Undisclosed Liabilities.....................................................          15
    3.10.  Absence of Certain Changes........................................................................          15
    3.11.  Properties; Tangible Assets.......................................................................          17
    3.12.  Affiliates........................................................................................          17
    3.13.  Litigation........................................................................................          18
    3.14.  Contracts.........................................................................................          18
    3.15.  Permits; Required Consents........................................................................          20
    3.16.  Compliance with Applicable Laws...................................................................          20
    3.17.  Employment Agreements; Change in Control; and Employee Benefits...................................          20
    3.18.  Labor and Employment Matters......................................................................          23
    3.19.  Intellectual Property.............................................................................          24
    3.20.  Library Films.....................................................................................          25
    3.21.  Films In Progress.................................................................................          27
    3.22.  Development Projects..............................................................................          30
    3.23.  Advisory Fees.....................................................................................          30
    3.24.  Environmental Compliance..........................................................................          30
    3.25.  Insurance.........................................................................................          31
    3.26.  Tax Matters.......................................................................................          31
    3.27.  SEC Documents.....................................................................................          31
    3.28.  Disclosure........................................................................................          31
    3.29.  Financial Statements of Landmark..................................................................          32
    3.30.  No Contract With Landmark.........................................................................          32
    3.31.  Board Recommendations.............................................................................          32
    3.32.  Bankruptcy........................................................................................          33

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................          33
    4.01.  Corporate Existence and Power.....................................................................          33
    4.02.  Corporate Authorization...........................................................................          33
    4.03.  Governmental Authorization........................................................................          33
    4.04.  Non-Contravention.................................................................................          34
    4.05.  Advisory Fees.....................................................................................          34

                                                                                                                  PAGE
                                                                                                                  -----
    4.06.  Litigation........................................................................................          34
    4.07.  Purchase for Investment...........................................................................          34
    4.08.  Ownership of MGM..................................................................................          34

ARTICLE V. COVENANTS OF SELLER AND ORION.....................................................................          34
    5.01.  Conduct of the Business...........................................................................          35
    5.02.  Access to Information.............................................................................          38
    5.03.  Compliance with Terms of Required Governmental Approvals and Required Contractual Consents........          38
    5.04.  Maintenance of Insurance Policies.................................................................          38
    5.05.  Confidentiality...................................................................................          39
    5.06.  Specific Performance..............................................................................          40
    5.07.  Bankruptcy Cases..................................................................................          40
    5.08.  No Solicitations..................................................................................          40
    5.09.  Transfer of Assets................................................................................          41
    5.10.  Use of Trade Names................................................................................          42

ARTICLE VI. COVENANTS OF BUYER...............................................................................          42
    6.01.  Compliance with Terms of Required Governmental Approvals and Required Contractual Consents........          42
    6.02.  Confidentiality...................................................................................          42
    6.03.  Specific Performance..............................................................................          42
    6.04.  Use of Metromedia Name............................................................................          43
    6.05.  Bank Waivers......................................................................................          43

ARTICLE VII. COVENANTS OF ALL PARTIES........................................................................          43
    7.01.  Further Assurances................................................................................          43
    7.02.  Certain Filings...................................................................................          43
    7.03.  Public Announcements..............................................................................          43
    7.04.  Administration of Accounts........................................................................          44
    7.05.  Specific Performance..............................................................................          44
    7.06.  Right of First Negotiation........................................................................          44
    7.07.  Proxy Consent Solicitation........................................................................          44
    7.08.  Refinancing of Debt...............................................................................          45

ARTICLE VIII. CONDITIONS TO CLOSING..........................................................................          46
    8.01.  Conditions to Obligation of Buyer.................................................................          46
    8.02.  Conditions to Obligation of Seller................................................................          47

ARTICLE IX. INDEMNIFICATION..................................................................................          49
    9.01.  Indemnification of Buyer..........................................................................          49
    9.02.  Indemnification of Seller.........................................................................          49
    9.03.  Survival of Representations, Warranties and Covenants.............................................          50
    9.04.  Claims for Indemnification........................................................................          50
    9.05.  Defense of Claims.................................................................................          51
    9.06.  Nature of Payments................................................................................          52
    9.07.  Taxes                                                                                                       52

ARTICLE X. TERMINATION.......................................................................................          52
   10.01.  Grounds for Termination...........................................................................          52
   10.02.  Effect of Termination.............................................................................          54
   10.03.  Commitment Fee....................................................................................          54

                                                                                                                  PAGE
                                                                                                                  -----
ARTICLE XI. TAX MATTERS......................................................................................          57
   11.01.  Tax Returns and Payments..........................................................................          57
   11.02.  Section 338(h)(10)................................................................................          58
   11.03.  Indemnification...................................................................................          59
   11.04.  Procedures for Indemnification....................................................................          59

ARTICLE XII. MISCELLANEOUS...................................................................................          60
   12.01.  Notices...........................................................................................          60
   12.02.  Amendments; No Waivers............................................................................          62
   12.03.  Construction......................................................................................          62
   12.04.  Expenses..........................................................................................          63
   12.05.  Successors and Assigns............................................................................          63
   12.06.  Governing Law.....................................................................................          63
   12.07.  Counterparts; Effectiveness.......................................................................          63
   12.08.  Entire Agreement..................................................................................          63
   12.09.  Captions..........................................................................................          63
   12.10.  Severability......................................................................................          63
   12.11.  Forum; Attorneys' Fees............................................................................          63
   12.12.  Cumulative Remedies...............................................................................          64
   12.13.  Third Party Beneficiaries.........................................................................          64
   12.14.  Knowledge.........................................................................................          64

                                   SCHEDULES

Schedule 1.01             Permitted Liens
Schedule 1.02             Statement of Assumptions
Schedule 3.04             Subsidiaries
Schedule 3.08(c)          Conflicts
Schedule 3.09             Financial Statements; Undisclosed Liabilities
Schedule 3.10(e)          Absence of Certain Changes
Schedule 3.10(h)          Distributions
Schedule 3.11(a)          Liens
Schedule 3.11(c)          Leases
Schedule 3.11(d)          Real Property Owned
Schedule 3.12             Affiliates
Schedule 3.13             Litigation
Schedule 3.14(a)          Scheduled Contracts
Schedule 3.14(b)          Valid and Binding Contracts
Schedule 3.14(c)          Participations
Schedule 3.15(a)          Permits
Schedule 3.15(b)          Required Consents
Schedule 3.16             Compliance with Applicable Laws
Schedule 3.17(a)          Certain Employment Agreements
Schedule 3.17(b)          Other Employment Agreements
Schedule 3.17(c)          Benefit Plans
Schedule 3.17(d)          Employee Pension Benefit Plans
Schedule 3.17(e)          Multiemployer Plans
Schedule 3.17(f)          Entertainment Plans
Schedule 3.18(a)          Labor and Employment Matters
Schedule 3.18(b)          Labor Disputes
Schedule 3.19(a)          Owned Intellectual Property Rights
Schedule 3.19(b)          Licensed Intellectual Property Rights
Schedule 3.19(c)          Licenses
Schedule 3.19(d)          Claims
Schedule 3.19(e)          Royalties
Schedule 3.20(a)          Library Films
Schedule 3.20(a)(i)       Availability Dates
Schedule 3.20(a)(ii)      Film Rights
Schedule 3.20(a)(iii)     Dormant Films
Schedule 3.20(a)(iv)      Film Liens
Schedule 3.20(b)          Ratings
Schedule 3.20(c)          Elements
Schedule 3.20(f)          Copyrights

Schedule 3.20(g)          Music
Schedule 3.20(i)          Insurance Claims
Schedule 3.20(j)          Rights
Schedule 3.20(l)          Participations
Schedule 3.21(a)          Films In Progress
Schedule 3.21(b)          Ownership
Schedule 3.21(c)          Ratings
Schedule 3.21(d)          Elements
Schedule 3.21(i)          Copyrights
Schedule 3.21(j)          Music
Schedule 3.21(l)          Insurance Claims
Schedule 3.21(m)          Rights
Schedule 3.21(o)          Participations
Schedule 3.22             Development Projects
Schedule 3.24(a)          Environmental Permits
Schedule 3.24(b)          Compliance with Environmental Laws
Schedule 3.24(c)          Continuing Compliance with Environmental Laws
Schedule 3.25             Insurance
Schedule 3.26             Tax Matters
Schedule 3.29(a)          Landmark Financial Statements
Schedule 3.29(b)          Landmark Transferred Assets
Schedule 3.30             Contracts with Landmark
Schedule 3.32(c)          Plan Liens
Schedule 5.01(a)(ix)      Budgets
Schedule 7.06             First Negotiation Territories
Schedule 9.01(c)          Indemnified Litigation

                            STOCK PURCHASE AGREEMENT

    This STOCK PURCHASE AGREEMENT (the "Agreement") dated as of May 2, 1997 is by and among METROMEDIA INTERNATIONAL GROUP, INC., a Delaware corporation ("Seller"), ORION PICTURES CORPORATION, a Delaware corporation ("Orion" and, together with all of its direct and indirect subsidiaries other than the Landmark Theater Group and its subsidiaries ("Landmark"), the "Entertainment Companies"), and P&F ACQUISITION CORP., a Delaware corporation ("Buyer").

                                R E C I T A L S

    A. The Entertainment Companies are engaged in the business of the production and worldwide distribution and exploitation in all media of motion pictures, television programming and other filmed entertainment, including the exploitation of a library of motion pictures, television programming and other filmed entertainment;

    B. Seller owns all of the issued and outstanding stock of Orion (the "Shares"); and

    C. Seller desires to sell and Buyer desires to purchase all of the Shares on the terms and conditions set forth herein.

                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I

                                  DEFINITIONS

    1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

    "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

    "ALTERNATIVE PROPOSAL" shall mean a proposal or offer (other than by Buyer) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving any Entertainment Company or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, any Entertainment Company, but shall not include a proposal or offer to acquire an equity interest in Seller by a Person that agrees for the benefit of Buyer to cause Seller to comply with the terms of this Agreement and to vote all shares of Seller's common stock or other equity securities beneficially owned by such Person in favor of approval of this Agreement and the transactions contemplated hereby.

    "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

    "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

    "BANKRUPTCY CASES" means the bankruptcy cases of IN RE ORION PICTURES, INC., A DELAWARE CORPORATION, ET. AL., DEBTORS, jointly administered under case number 91 B 15635 (BRL) commenced in the Bankruptcy Court under title 11 of the United States Bankruptcy Code.

    "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York acting in any of the Bankruptcy Cases.

    "BENEFIT ARRANGEMENT" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan and (vii) each compensation policy and practice maintained by Seller or any Entertainment Company or any ERISA Affiliate of any of the foregoing covering the employees, former employees, directors and former directors thereof and the beneficiaries of any of them.

    "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

    "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

    "BUYER AFFILIATED GROUP" shall mean Buyer and members of the affiliated group, within the meaning of Section 1504 of the Code, of which Buyer is the common parent.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONFIRMATION DOCUMENTS" means the Plan of Reorganization and the Order Confirming Plan, and any other orders of the Bankruptcy Court entered in the Bankruptcy Cases, which modifies the treatment of the claims of creditors or of equity security holders or that limits the power or authority of any Entertainment Company to use, sell or lease its property as authorized by applicable non-bankruptcy law, or that requires any Entertainment Company to give notice to or obtain the approval of the Bankruptcy Court in connection with the conduct of its business and affairs.

    "CONTRACTS" means all contracts, agreements, options, leases, License Agreements, output agreements, distribution contracts, sales and purchase orders, commitments, instruments and other obligations of any kind, whether written or oral, inclusive of amendments, to which any Entertainment Company is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

    "CONSOLIDATED RETURNS" shall mean federal Income Tax Returns that Seller has elected to file on a consolidated basis.

    "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

    "DEBT" means any indebtedness of any Entertainment Company, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement obligations in respect thereof) or banker's acceptances or representing capitalized lease obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, in each case incurred in the ordinary course of business, as well as all indebtedness of others secured by a Lien on any asset of any Entertainment Company (whether or not such indebtedness is assumed by an Entertainment Company) and, to the extent not otherwise included, any Guaranty by any Entertainment Company of any indebtedness of any other Person (other than another Entertainment Company).

    "ELEMENTS" means negative and positive film, soundtracks, music tracks, effects tracks, optical, audio, video and advertising materials and supplies associated with any Film.

    "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by Seller or any Entertainment Company or any ERISA Affiliate thereof covering employees or former employees of any Entertainment Company.

    "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan.

    "ENVIRONMENTAL LAWS" means all Applicable Laws relating to the protection of the environment or human health including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land; (ii) all requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act ("TSCA") and all regulations promulgated pursuant to any of these or analogous state or local statutes.

    "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise under any Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

    "EXISTING ORION CREDIT FACILITY" means the Amended and Restated Credit, Guaranty and Security Agreement, dated as of June 27, 1996, by and among Orion, the lenders listed therein and The Chase Manhattan Bank, as agent.

    "FILMS" means motion pictures (including feature films), shorts, television programming, animated programming or other filmed entertainment, and the components thereof (whether or not now known or recognized) as to which any Entertainment Company owns any right, title or interest including, without limitation, Library Films, Films In Progress and Development Projects and including, without limitation: (i) completed, delivered and released projects;
(ii) works in progress comprising projects in development, principal photography and/or post-production, projects complete but not yet released, and unreleased or completed but undelivered pick-ups; (iii) underlying rights in and to the literary, musical and dramatic and other material associated with or related to or necessary to the exploitation of the works or projects referred to in clauses
(i) or (ii) including, without limitation, copyrights pertaining thereto; (iv) to the extent related to the works or projects referred to in clauses (i) or
(ii), sequel, prequel and remake rights, all rights to novelization, merchandising, character, serialization, games and interactive video; (v) all other ancillary and subsidiary rights throughout the universe related to such works and projects; (vi) all Elements; and (vii) all contractual and other rights associated with or related to such works or projects and the related ancillary and subsidiary rights whether in any media now known or hereafter developed.

    "GAAP" means generally accepted accounting principles, consistently applied.

    "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court (including, without limitation, the Bankruptcy Court), government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

    "GROUP HEALTH PLAN" means any group health plan, as defined in Section 5000(b)(1) of the Code.

    "GUARANTY" means, as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has made or issued a guaranty, reimbursement, counterindemnity or similar obligation, in any case guaranteeing or in effect guaranteeing any Debt, lease, dividend or other obligation (the "primary obligation") of any ther Person (the "primary obligor"), in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the payment thereof including, without limitation, any negative pick-up obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guaranty shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business, (B) commitments to produce Films,
(C) minimum guaranteed payments in License Agreements with respect to Films, or
(D) obligations in respect of Participations payable to others, which Participations were created in connection with the development, production, acquisition, distribution, exhibition, exploitation or financing of Films. The amount of any obligation in respect of a Guaranty shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Buyer in good faith.

    "HAZARDOUS SUBSTANCE" means any substance, waste or material: (i) the presence of which requires investigation or remediation under any Environmental Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority; or (v) the presence of which poses a hazard to the health or safety of Persons; or (vi) the presence of which constitutes a nuisance, trespass or other tortious condition for which a Seller could be or is alleged to be liable; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INCOME TAX" shall mean all Taxes based upon, measured by or calculated with respect to net income or profits, including any interest, penalty or addition thereto.

    "INDEMNIFYING PARTY" means: (i) with respect to any Buyer Indemnitee asserting a claim under Sections 9.01 or 12.12, Seller; and (ii) with respect to any Seller Indemnitee asserting a claim under Sections 9.02 or 12.12, Buyer.

    "INDEMNITEE" means: (i) each of Buyer and its Affiliates with respect to any claim for which Seller is an Indemnifying Party under Sections 9.01 or 12.12; and (ii) Seller and its Affiliates with respect to claims for which Buyer is an Indemnifying Party under Sections 9.02 or 12.12.

    "IRS" means the Internal Revenue Service.

    "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

    "LICENSE AGREEMENTS" means agreements to which any Entertainment Company is a party or by which any Entertainment Company is otherwise bound, pursuant to which an Entertainment Company grants or licenses to or acquires from a third party any right, title or interest elating to the distribution, exhibition or other exploitation of one or more Films.

    "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

    "LIBOR" shall mean, with respect to each day during any applicable one month period, the one month London interbank offered rate for Dollar deposits as of 11:00 a.m. (London time) on the day which is two Business Days prior to the first day of such period, as quoted on Telerate page 3750 or on such replacement system as is then customarily used to quote the London interbank offered rate. If two or more such rates appear on Telerate page 3750 or associated pages, the rate in respect of such period shall be the arithmetic mean of such offered rates (rounded upwards, if necessary, to the nearest 1/100th of one percent).

    "MATERIAL ADVERSE EFFECT" means a material change in, or material adverse effect on, the assets, liabilities, business, operations or financial condition of the Entertainment Companies taken as a whole.

    "MGM CREDIT FACILITY" means the $800 Million Credit Agreement, dated as of October 10, 1996, among Metro-Goldwyn-Mayer Inc., the Lenders listed therein, the L/C issuers named therein and Morgan Guaranty Trust Company of New York, as agent, and all related documents.

    "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

    "NEW ORION CREDIT FACILITY" means a revolving credit facility, naming Orion as borrower, that is to take effect concurrent with the Closing and that in all respects is in form and substance satisfactory to Buyer.

    "ORDER CONFIRMING PLAN" means the order of the Bankruptcy Court entitled "Order Confirming the Debtors' Modified Third Amended Joint Consolidated Plan of Reorganization," dated October 20, 1992, entered in the Bankruptcy Cases.

    "PARTICIPATIONS" means, with respect to any Film, all amounts (whether described as a deferment, a gross participation or otherwise) which any Entertainment Company may be contractually obligated to pay to any person, for rights or services in connection with any Film and which are based on or dependent on all or any percentage of the proceeds of the Film (irrespective of the manner in which such proceeds are defined or computed), including royalties, residuals and guild payments, whether or not such payment has then become due or been made.

    "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments; charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements;
(iv) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; (v) guild Liens; (vi) customary Liens (a) granted in the ordinary course to secure a licensee's ability to retain distribution rights under a License Agreement to which the licensee is a party and (b) which Liens, if enforced, in the aggregate would not have a Material Adverse Effect; and (vii) other Liens set forth on SCHEDULE 1.01 hereto. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Seller or any Entertainment Company or by any of their ERISA Affiliates or arising in connection with any material excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

    "PERSON" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

    "PLAN AFFILIATE" means, with respect to any Person, any employee benefit plan or arrangement sponsored by, maintained by or contributed to by such Person, and with respect to any employee benefit plan or arrangement, any Person sponsoring, maintaining or contributing to such plan or arrangement.

    "PLAN OF REORGANIZATION" means the "Debtors' Third Amended Joint Consolidated Plan of Reorganization," dated September 3, 1992, filed in the Bankruptcy Cases.

    "POST-CLOSING PERIOD" shall mean any Taxable period that begins after the Closing Date.

    "PRE-CLOSING PERIOD" shall mean any Taxable period that ends on or before the Closing Date.

    "PROCEEDING" means an action, suit, hearing, arbitration, proceeding (public or private) or, to Seller's knowledge, governmental investigation, that has been brought by or against any Governmental Authority or any other Person.

    "PROHIBITED TRANSACTION" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

    "REFERENCE RATE" means LIBOR as in effect from time to time plus 1.00%. The party to whom interest is payable hereunder shall determine LIBOR for successive one month periods until the obligation bearing interest is paid in full.

    "SELLER AFFILIATED GROUP" shall mean Seller and members of the affiliated group, within the meaning of Section 1504 of the Code, of which Seller is the common parent.

    "SHARE ENCUMBRANCES" means, with respect to any of the Shares, any lien, charge, claim, option, pledge, right of other parties, voting trust, proxy, stockholder or similar agreement, restriction, adverse claim or any other encumbrance of any nature whatsoever.

    "STATEMENT OF ASSUMPTIONS" means the statement of assumptions derived by Buyer from information made available to it in its due diligence investigation of the Entertainment Companies prior to the date of this Agreement that is attached as SCHEDULE 1.02 hereto.

    "STRADDLE PERIOD" shall mean any Taxable period that begins before and ends after the Closing Date.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries, and (ii) any partnership, joint venture or other similar relationship between such

Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise), if such Person has a 10% or more equity interest therein.

    "TAX" shall mean all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, irrespective of whether imposed directly or indirectly, as a successor or transferee liability, as a joint and several liability pursuant to Section 1.1502-6 of the Treasury Regulations or comparable or similar provisions of state, local or foreign law, or whether by reason of any tax sharing, tax reimbursement or tax indemnification agreement, or by reason of a tax treaty. "Taxes" and "Taxable" shall have the correlative meanings.

    "TAX RETURN" means all returns, reports, statements, forms or other materials or information required to be filed with respect to any Tax.

    "UNION BANK LOAN" means the loan in the amount of Seven Million Dollars ($7,000,000) from Union Bank of California on the Film entitled "Music From Another Room" which is secured solely by the assets of such Film and which is otherwise without recourse against any Entertainment Company.

    1.02. INDEX OF OTHER DEFINED TERMS. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

DEFINED TERM                                                                         SECTION
---------------------------------------------------------------------------------  -----------
"1996 Balance Sheet".............................................................         3.09
"A Films"........................................................................       3.20(a)
"Annual Statements"..............................................................         3.09
"ASCAP"..........................................................................       3.20(g)
"B Films"........................................................................       3.20(a)
"BMI"............................................................................       3.20(g)
"Buyer"..........................................................................     Preamble
"Closing"........................................................................         2.02
"Closing Date"...................................................................         2.02
"Commitment Fee".................................................................        10.03
"Development Projects"...........................................................         3.22
"Distributions"..................................................................       3.10(h)
"Employment Agreements"..........................................................       3.17(a)
"Entertainment Companies"........................................................     Preamble
"Entertainment Plan".............................................................       3.17(c)
"Equity Securities"..............................................................         3.01
"Essential Consents".............................................................       3.15(b)
"Film Rentals"...................................................................         5.09
"Films In Progress"..............................................................       3.21(a)
"Final Statement"................................................................       2.03(c)
"Financial Statements"...........................................................         3.09
"Insurance Policies".............................................................         3.25
"Intellectual Property Rights"...................................................       3.19(b)
"Interim Statements".............................................................         3.09
"Landmark".......................................................................     Preamble
"Landmark Financial Statements"..................................................         3.29
"Leases".........................................................................       3.11(c)
"Library Films"..................................................................       3.20(a)

DEFINED TERM                                                                         SECTION
---------------------------------------------------------------------------------  -----------
"Licensed Intellectual Property Rights"..........................................       3.19(b)
"MPAA"...........................................................................       3.20(b)
"Orion"..........................................................................     Preamble
"Overpayment"....................................................................       2.03(e)
"Owned Intellectual Property Rights".............................................       3.19(a)
"P&A"............................................................................       5.01(a)(ix)
"Permits"........................................................................       3.15(a)
"Personal Property Leases".......................................................       3.11(c)
"Preliminary Purchase Price".....................................................       2.03(b)
"Preliminary Statement"..........................................................       2.03(b)
"Proceedings"....................................................................         3.13
"Pro Forma Statements"...........................................................         3.09
"Purchase Price".................................................................       2.03(a)
"Real Property Leases"...........................................................       3.11(c)
"Required Consents"..............................................................       3.15(b)
"Required Contractual Consent"...................................................       3.15(b)
"Required Governmental Approval".................................................       3.15(b)
"Scheduled Contracts"............................................................       3.14(a)
"SEC"............................................................................         3.05
"SEC Documents"..................................................................         3.27
"Section 338 Elections"..........................................................      11.02(a)
"Section 338 Taxes"..............................................................      11.02(c)
"Securities Act".................................................................       7.07(a)
"Selected Firm"..................................................................       2.03(c)
"Seller".........................................................................     Preamble
"Seller Indemnitees".............................................................         9.02
"Shares".........................................................................     Recitals
"Subsequent Material Contract"...................................................       5.01(b)(v)
"Tax Claim"......................................................................      11.04(a)
"Tax Indemnitee".................................................................      11.04(a)
"Tax Indemnitor".................................................................      11.04(a)
"Unaffiliated Production Company"................................................       3.21(b)
"Unpaid Balance".................................................................       2.03(d)

                                   ARTICLE II

                                 SALE OF STOCK

    2.01. SALE OF STOCK. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all of the Shares on the Closing Date. At the Closing, Seller shall deliver to Buyer a certificate evidencing the Shares duly endorsed for transfer and with all transfer stamps attached and such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of the Shares to Buyer, free and clear of all Share Encumbrances.

    2.02. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071 on the date on which the last of the conditions to Closing set forth in Sections 8.01 and
8.02 have been satisfied or waived by the party or parties entitled to waive the same or such other date as to which Buyer and Seller may agree (the "Closing Date"). At the Closing, Buyer shall deliver to Seller the Purchase Price.

    2.03.  PURCHASE PRICE.

    (a) As consideration for the Shares and the covenants and agreements of Seller set forth herein, Buyer shall deliver to Seller at the Closing in immediately available funds to be delivered by wire transfer (to a bank account designated at least three business days prior to the Closing Date in writing by Seller) an amount (the "Purchase Price") equal to Five Hundred Seventy Three Million Dollars ($573,000,000) less the sum of: (i) the greater of (A) all Debt and other amounts outstanding under the Existing Orion Credit Facility on December 31, 1996, net of cash on hand of the Entertainment Companies on December 31, 1996, or (B) all Debt and other amounts outstanding under the Existing Orion Credit Facility on the Closing Date, net of cash on hand of the Entertainment Companies on the Closing Date; plus (ii) unpaid interest on Debt under the Existing Orion Credit Facility accrued to, but not including, the Closing Date; plus (iii) the greater of (A) Thirteen Million Dollars ($13,000,000) or (B) all Debt of the Entertainment Companies (other than Debt outstanding under the Existing Orion Credit Facility on the Closing Date) outstanding on the Closing Date; plus (iv) unpaid interest on such Debt (other than the Existing Orion Credit Facility) accrued to, but not including, the Closing Date.

    (b) Not later than three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Preliminary Statement") containing (i) a schedule of total Debt anticipated to be outstanding on the Closing Date and an estimate of unpaid interest to be accrued thereon as of the Closing Date and other amounts that then will be payable with respect thereto, and (ii) an estimate of cash that would be reflected on a consolidated balance sheet of Orion and its Subsidiaries prepared as of the Closing Date (adjusted, if necessary, to give pro forma effect to distribution to Seller of all capital stock of Landmark on the Closing Date). Based upon the Preliminary Statement, a preliminary determination of the Purchase Price shall be made (the "Preliminary Purchase Price"), which Preliminary Purchase Price shall be subject to adjustment as provided in Sections 2.03(d) and (e).

    (c) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Final Statement") containing (i) a schedule of total Debt outstanding on the Closing Date and accrued and unpaid interest thereon, and other amounts payable with respect thereto, as of the Closing Date (assuming that such Debt was repaid in full on that date), (ii) a calculation of cash on hand that would be reflected on a consolidated balance sheet of Orion and its Subsidiaries prepared as of the Closing Date (adjusted, if necessary, to give pro forma effect to distribution to Seller of all capital stock of Landmark on the Closing Date), and (iii) a calculation of the Purchase Price. The Final Statement and the calculation of the Purchase Price shall be binding upon the parties to this Agreement unless Seller gives written notice of disagreement therewith to Buyer within thirty (30) days after its receipt of the Final Statement, specifying in reasonable detail the nature and extent of such disagreement. If Buyer and Seller mutually agree upon the Final Statement and the calculation of the Purchase Price within thirty (30) days after Seller's receipt of such notice from Buyer, such agreement shall be binding upon the parties to this Agreement. If Buyer and Seller are unable to resolve any such disagreement within such period, the disagreement shall be referred for final determination to an independent accounting firm of national reputation selected by the mutual agreement of Buyer and Seller (the "Selected Firm"), and the resolution of that disagreement and the calculation of the total Debt, cash on hand resulting therefrom and the Purchase Price shall be final and binding upon the parties hereto for purposes of this Agreement. The fees and disbursements of the Selected Firm shall be paid by Buyer and Seller as the Selected Firm shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm. Buyer will grant Seller full access to the books and records of the Entertainment Companies and its relevant personnel in order for it to make its evaluations under this
Section 2.03.

    (d) If the Preliminary Purchase Price is less than the Purchase Price (such difference being referred to herein as the "Unpaid Balance"), then, in addition to the amount payable to Seller under Section 2.01(a) of this Agreement, within five (5) Business Days after the final determination of the Final Statement and the Purchase Price, Buyer shall deliver to Seller an amount equal to the Unpaid Balance, together with interest thereon at the Reference Rate in effect from time to time from the Closing Date until the date of such payment, in cash in immediately available funds by wire transfer to a bank account designated in writing by Seller prior to the due date thereof.

    (e) If the Preliminary Purchase Price is greater than the Purchase Price (such difference being referred to herein as an "Overpayment"), then within five
(5) Business Days after the final determination of the Final Statement and the Purchase Price, Seller shall reimburse to Buyer an amount equal to the Overpayment, together with interest thereon at the Reference Rate in effect from time to time from the Closing Date until the date of such reimbursement, in cash in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the due date thereof.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Buyer as follows:

    3.01. OWNERSHIP OF STOCK. Seller is the legal and beneficial owner of all of the Shares, free and clear of all Share Encumbrances. The delivery to Buyer of the Shares pursuant to the provisions of this Agreement will transfer to Buyer valid title thereto, free and clear of any and all Share Encumbrances. All of the Shares have been duly authorized and were validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. The Shares represent all of the issued and outstanding shares of capital stock of Orion. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants, rights of first refusal or other rights to purchase from Seller or Orion any capital stock of Orion, (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Orion (such options, warrants, rights of first refusal or other rights, convertible securities, exchangeable securities or other commitments are referred to herein collectively as "Equity Securities"). There is no contract, right or option outstanding to require Seller or Orion to redeem, purchase or otherwise reacquire any Equity Securities of Orion, and there are no preemptive rights with respect to any Equity Securities of Orion.

    3.02. CORPORATE EXISTENCE AND POWER. Each of Seller and Orion is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate power and authority to enter this Agreement and consummate the transactions contemplated hereby. Orion is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and could not reasonably be expected to be, material.

    3.03. CORPORATE AUTHORIZATION OF SELLER. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; PROVIDED, HOWEVER, that the legality, validity, binding effect and enforceability of this Agreement against Seller is not limited by the Bankruptcy Cases; and PROVIDED, FURTHER, that the consummation by Seller of the Closing and the transfer of the Shares are subject to the approval of Seller's stockholders.

    3.04. SUBSIDIARIES. Schedule 3.04 sets forth a complete list of each direct or indirect Subsidiary of Orion, its jurisdiction of organization, the authorized capital stock of each such Subsidiary, the number of shares of outstanding capital stock of each such Subsidiary and the owners thereof. All such issued and outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, governmental authorizations, governmental consents and governmental approvals required to carry on the business as now conducted by such Subsidiary and to own and operate the business as now owned and operated by such Subsidiary. Except as disclosed in SCHEDULE 3.04, no Subsidiary holds any of its issued and outstanding shares of capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any Equity Securities of or with respect to such Subsidiary. Except as otherwise disclosed in SCHEDULE 3.04,Orion or a wholly-owned Subsidiary of Orion owns, directly or indirectly, free and clear of all Share Encumbrances, all of the outstanding capital stock or other Equity Securities of each of its Subsidiaries identified in SCHEDULE 3.04. No Subsidiary is required to be qualified to conduct business in any state other than: (a) the states set forth in SCHEDULE 3.04, in which states the relevant Subsidiary is duly qualified and in good standing, and (b) such states where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.05. ENTERTAINMENT GROUP. Other than the assets of Landmark reflected in the Landmark Financial Statements, Orion and its Subsidiaries together own all of the assets of the "Entertainment Group" as described in Seller's most recent report filed with the Securities and Exchange Commission (the "SEC") on Form 10-K.

    3.06. CORPORATE AUTHORIZATION OF ORION. The execution, delivery and performance by Orion of this Agreement and the consummation by Orion of the transactions contemplated hereby are within Orion's corporate powers and have been duly authorized by all necessary corporate action on the part of Orion. This Agreement has been duly and validly executed by Orion and constitutes the legal, valid and binding agreement of Orion, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; PROVIDED, HOWEVER, that the legality, validity, binding effect and enforceability of this Agreement against Orion is not limited by the Bankruptcy Cases.

    3.07. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller and Orion of this Agreement requires no action by, consent or approval of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of a preliminary and definitive proxy statement with the SEC and (c) any actions, consents, approvals or filings otherwise expressly referred to in Section 3.15 hereof.

    3.08. NON-CONTRAVENTION. The execution, delivery and performance by Seller and Orion of this Agreement, and consummation of the transactions contemplated hereby, including without limitation, the transfer of the Shares to Buyer, do not and will not (a) contravene or conflict with the articles or certificate of incorporation or bylaws of Seller or any Entertainment Company, true and correct copies of all of which have been delivered to Buyer by Seller; (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any material Applicable Law binding upon or applicable to Seller or any Entertainment Company; (c) except as set forth on
SCHEDULE 3.08(C), constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller or any Entertainment Company is entitled under, any material Contract to which it is a party or any material Permit or similar authorization; or (d) except as set forth on SCHEDULE 3.08(C), result in the creation or imposition, under any Contract of any Entertainment Company or Applicable Law, or any Lien on the Shares or on any asset of any Entertainment Company or of Buyer or any Subsidiary of Buyer, or impose any contractual obligation or restriction under such Contract on Buyer or any Subsidiary of Buyer (other than Orion and its Subsidiaries).

    3.09. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. SCHEDULE 3.09 contains true and complete copies of (i) the audited balance sheets and related statements of operations and retained earnings and of cash flows for Orion and its consolidated Subsidiaries for the years ended December 31, 1995 and December 31, 1996 (the "Annual Statements"), (ii) the pro forma balance sheets for Orion and its consolidated Subsidiaries as at December 31, 1996 and March 31, 1997 (which March 31, 1997 balance sheet shall be delivered on or before May 8, 1997), adjusted to reflect distribution of the capital stock of Landmark to Seller as if it had occurred on the date thereof (the "Pro Forma Statements") and (iii) the balance sheets and related statements of operations for the three month periods ended March 31, 1996 and March 31, 1997 which shall be delivered on or before May 8, 1997 (collectively, the "Interim Statements" and, together with the Annual Statements and the Pro Forma Statements, the "Financial Statements"). The December 31, 1996 balance sheet referred to in clause (i) above is referred to herein as the "1996 Balance Sheet." Each of the Financial Statements has been prepared based on the books and records of Orion and its Subsidiaries in accordance with GAAP and their normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations and cash flows of Orion and its Subsidiaries as of the dates indicated or for the periods indicated, subject in the case of the Interim Statements to normal year-end audit adjustments, which adjustments in the aggregate are not material. The adjustments made to the balance sheet included in the Annual Statements and Interim Statements in the preparation of the Pro Forma Statements were reasonable in all material respects. Except as set forth on SCHEDULE 3.09, there are no Liabilities of any Entertainment Company other than: (i) any Liability accrued as a Liability on the 1996 Balance Sheet; (ii) Liabilities specifically disclosed and identified as such in the schedules to this Agreement; (iii) Liabilities incurred since the date of the 1996 Balance Sheet that do not, and will not, individually or in the aggregate, have a Material Adverse Effect; and
(iv) Liabilities incurred since the date of the 1996 Balance Sheet that have been incurred in the ordinary course of business of any of the Entertainment Companies.

    3.10. ABSENCE OF CERTAIN CHANGES. Since the date of the 1996 Balance Sheet, each Entertainment Company has conducted its business in the ordinary course consistent with past practice, and without limitation, there has not been:

    (a) any event, occurrence, development or state of circumstances or facts or change in the assets, liabilities, business, operations or financial conditions of any Entertainment Company that has had or that could reasonably be expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

    (b) any incurrence, assumption or guarantee of any Debt by any Entertainment Company other than drawdowns under the Existing Orion Credit Facility and the Union Bank Loan;

    (c) any creation, assumption or sufferance of the existence of any Lien other than Permitted Liens created, assumed or suffered to exist in the ordinary course of business consistent with past practice;

    (d) any transaction or commitment made, or any Contract entered into, by any Entertainment Company (including the acquisition or disposition of any assets), or any waiver, amendment, termination or cancellation of any Contract by any Entertainment Company, or any relinquishment of any rights thereunder by any Entertainment Company, or of any other right or debt owed to any Entertainment Company, other than in each such case actions taken in the ordinary course of business consistent with past practice;

    (e) except as set forth in SCHEDULE 3.10(E), any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of any Entertainment Company or any Associate of any of the foregoing,
(ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of any Entertainment Company or any Associate of any of the foregoing, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of any Entertainment Company or any Associate of any of the foregoing, (iv) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of any Entertainment Company or any Associate of any of the foregoing, other than in the ordinary course of business consistent with past practice or pursuant to existing Contracts, or (v) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Seller or any of its Affiliates applicable to any Entertainment Company or of any Entertainment Company;

    (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any stockholder, director, officer or employee of Seller or any of its Affiliates or of any Associate of any of the foregoing, except business expense advances to employees of any Entertainment Company occurring in the ordinary course of business consistent with past practice;

    (g) except as required by GAAP, any material change by any Entertainment Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by any Entertainment Company of its current practices with regards to inventory, sales, receivables, payables or accrued expenses which would affect the timing of collection of receivables or the payment of payables;

    (h) any distribution, dividend, bonus or other payment by any Entertainment Company to Seller or any Affiliate of Seller (other than any Entertainment Company) or any officer, director, stockholder or Affiliate of Seller or any Entertainment Company or any of their respective Affiliates or Associates (collectively, "Distributions"), except for the distribution of Landmark as set forth in SCHEDULE 3.10(H) or occurring in the ordinary course of business consistent with past practice;

    (i) any payment, discharge or satisfaction of any Liabilities of any Entertainment Company, other than payments, discharges or satisfactions in the ordinary course of business consistent with past practice; or (j) (i) any payment, discharge or other satisfaction of any claim, liability or obligation owed to any Entertainment Company by Seller or any of its Affiliates (other than any Entertainment Company) or owed to Seller or any of its Affiliates (other than any Entertainment Company) by any Entertainment Company or (ii) any prepayment of any Debt (other than payments of revolving loans made under the Existing Orion Credit Facility).

    3.11.  PROPERTIES; LEASES; TANGIBLE ASSETS.

    (a) Except for Permitted Liens and those Liens identified on SCHEDULE 3.11(A), the Entertainment Companies own all of the assets (real, personal or mixed, tangible or intangible (including the Intellectual Property Rights)) reflected in the 1996 Balance Sheet (except those assets disposed of in the ordinary course of business after the date thereof and the Films), free and clear of all Liens.

    (b) All tangible properties and assets (other than the Films) and premises owned or leased by the Entertainment Companies are in good condition and repair and are adequate in all material respects for the uses to which they are put, and no tangible properties or assets necessary for the conduct of the business of any Entertainment Company in substantially the same manner as it has heretofore been conducted are in need of replacement, maintenance or repairs, except for routine and not materially deferred replacement, maintenance and repair.

    (c) SCHEDULE 3.11(C) sets forth a true and complete list of all material personal property leases (the "Personal Property Leases") and all leases of real property (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases") to which any Entertainment Company is a party or by which any Entertainment Company is bound. With respect to the Leases, except as set forth on SCHEDULE 3.11(C), there exist no defaults by any Entertainment Company, or, to the knowledge of Seller, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of any Entertainment Company. Assuming the Required Consents are obtained, the sale of the Shares to Buyer will not adversely affect any Leases with non-Affiliates to which any Entertainment Company is a party or by which any Entertainment Company is bound.

    (d) No real property is owned by any Entertainment Company except as set forth on SCHEDULE 3.11(D).

    3.12. AFFILIATES. Except as set forth in SCHEDULE 3.12, to the knowledge of Seller, no stockholder of Seller or any officer or director of Seller or any Entertainment Company (or any immediate family member of any such officer or director):

    (a) now has or at any time subsequent to January 1, 1996 had, directly or indirectly, an equity interest in, or holds debt of, any Person which furnishes or sells or during such period furnished or sold services or products to any Entertainment Company or purchases or during such period purchased from any Entertainment Company any goods or services, or otherwise does or during such period did business with any Entertainment Company; PROVIDED, HOWEVER, that no stockholder of Seller or any Entertainment Company or any of their respective officers, directors or other Affiliates shall be deemed to have such an interest
(A) solely by virtue of the ownership of less than five percent (5%) of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System or (B) by reason of having such an interest in Seller or such Entertainment Company; or

    (b) now is or at any time subsequent to January 1, 1996 was, directly or indirectly, a party to any contract, commitment or agreement to which any Entertainment Company is or during such period was a party or under which any Entertainment Company is or was obligated or bound or to which any Entertainment Company's properties may be or may have been subject.

    3.13. LITIGATION. Except as disclosed in SCHEDULE 3.13, (i) there are no actions, claims, suits, hearings, arbitrations, proceedings (public or private) or, to Seller's knowledge, governmental investigations, that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the knowledge of Seller, threatened, against or by any Entertainment Company or against Seller with respect to or relating to any Entertainment Company other than collection actions by any Entertainment Company involving claims of amounts less than Twenty Five Thousand Dollars ($25,000), or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise seek to prevent Seller or any Entertainment Company from complying with the terms and provisions of this Agreement, and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Entertainment Companies. All matters identified on SCHEDULE 3.13 in the aggregate will not have a Material Adverse Effect.

    3.14.  CONTRACTS.

    (a) SCHEDULE 3.14(A) sets forth a complete list of all material Contracts (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts") including, without limitation:

        (i) each Contract (other than License Agreements) between any Entertainment Company and (A) except as disclosed in SCHEDULE 3.12 and
    SCHEDULE 3.17(A), each present or former director, officer or other member of management or other personnel of any Entertainment Company, (B) any supplier of services or products (other than Films) to the Entertainment Companies whose dollar volume of sales to the Entertainment Companies taken as a whole exceeded in 1996 Five Hundred Thousand Dollars ($500,000), and
    (C) any Person in which the aggregate payments made to the Entertainment Companies taken as a whole under such Contract exceeded in 1996 Five Hundred Thousand Dollars ($500,000);

        (ii) each other agreement or arrangement of any Entertainment Company that requires the payment or incurrence of Liabilities, or the rendering of services, by any Entertainment Company, subsequent to the date hereof of more than Five Hundred Thousand Dollars ($500,000) or that is reasonably expected to require payment of more than Five Hundred Thousand Dollars ($500,000) in the aggregate;

       (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, Debt or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

        (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements, excluding those Contracts which relate to partnerships or joint ventures formed for the purpose of producing one or more Films;

        (v) all License Agreements to which any Entertainment Company is a party or by which any Entertainment Company is otherwise bound in which the aggregate payments to be made to or by any Entertainment Company under such License Agreement subsequent to the date hereof are more than Seven Hundred Fifty Thousand Dollars ($750,000) or are reasonably expected to require payment of more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate; and

        (vi) all License Agreements or other Contracts that constitute output deals or similar arrangements.

    (b) Except as disclosed in SCHEDULE 3.14(B), each Scheduled Contract relating to any Entertainment Company is a legal, valid and binding obligation of each Entertainment Company that is party thereto and, to the knowledge of Seller, each other party thereto, enforceable against each such Entertainment Company that is party thereto and, to the knowledge of Seller, each such other party thereto, in accordance with its terms, except to the extent that unenforceability would not adversely affect any Entertainment Company's rights thereunder or as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and neither any Entertainment Company that is party thereto nor, to the knowledge of Seller, any other party thereto, is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered or made available to Buyer. There is no default or failure to perform under other Contracts which could reasonably be expected to have a Material Adverse Effect.

    (c) Except as disclosed in SCHEDULE 3.14(C), each Entertainment Company has paid all material Participations due and payable by it as of the date hereof in accordance with past practice as such practice relates to the timing of such payments, and no Entertainment Company is in default or has failed to perform any obligation with respect to the payment of any such material Participations.

    3.15.  PERMITS; REQUIRED CONSENTS.

    (a) SCHEDULE 3.15(A) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Entertainment Companies in substantially the same manner as currently operated or affecting or relating in any way to the Entertainment Companies (the "Permits").

    (b) SCHEDULE 3.15(B) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Seller or any Entertainment Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller or any Entertainment Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent") and (iii) each Required Contractual Consent which Seller and Buyer have mutually agreed is critical to the consummation of the transactions contemplated hereby as set forth on SCHEDULE 3.15(B) (each, an "Essential Consent" and collectively with the Required Governmental Approvals and the Required Contractual Consents, the "Required Consents"). Except as set forth in
SCHEDULE 3.15(B), each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing, are or will be transferable by Seller, and assuming the related Required Consents have been obtained prior to the Closing, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby. To the knowledge of Seller, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the Required Consents.

    3.16. COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in SCHEDULE 3.16, the operation of the respective business of each Entertainment Company has not violated or infringed, and does not violate or infringe, any Applicable Law in a manner that could reasonably be expected to have, either alone or together with all such violations or infringements, a Material Adverse Effect.

    3.17.  EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE BENEFITS.

    (a) Except as set forth on SCHEDULE 3.17(A), there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between or binding upon any Entertainment Company, on the one hand, and any current or former stockholder, officer, director, employee or Affiliate of any Entertainment Company or any of their respective Associates or any consultant or agent of any Entertainment Company, on the other hand, that are currently in effect other than any such Employment Agreement that does not provide for the payment of more than One Hundred Thousand Dollars ($100,000) in the aggregate in any year.

    (b) Except as set forth on SCHEDULE 3.17(B), there are no Employment Agreements or any other similar agreements to which any Entertainment Company is a party or by which it is bound under which the transactions contemplated by this Agreement (i) will require any payment by any Entertainment Company or Buyer, or any consent or waiver from any stockholder, officer, director, employee or Affiliate of any Entertainment Company or any of their respective Associates or any consultant or agent of any Entertainment Company, or Buyer or
(ii) will result in any increase, acceleration, vesting or other change in the compensation, benefits or other rights of any stockholder, officer, director, employee or Affiliate of any Entertainment Company or any of their respective Associates or any consultant or agent of any Entertainment Company under any such Employment Agreement or other similar agreement.

    (c) SCHEDULE 3.17(C) sets forth all Benefit Plans of Seller, in which any employees or former employees and their beneficiaries of any Entertainment Company participate ("Entertainment Plans"). Seller has made available to Buyer true and correct copies of all governing instruments and related agreements pertaining to such Entertainment Plans.

    (d) Except as set forth in SCHEDULE 3.17(D), neither Seller nor any Entertainment Company nor any Affiliate or ERISA Affiliate of Seller or any Entertainment Company sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan. In connection with any Employee Pension Benefit Plan currently maintained by any Entertainment Company or any ERISA Affiliate, (i) there have been no accumulated funding deficiencies (within the meaning of Code Section 412), whether or not waived, (ii) there have been no reportable events (within the meaning of ERISA Section 4043(b)) other than any reportable event that may arise in connection with the transactions contemplated by this Agreement, and (iii) no circumstances exist that would warrant a termination of any such plan by the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4042. No Employee Pension Benefit Plan has been terminated within the last five (5) years in other than a standard termination under Section 4041(b) of ERISA and all liabilities under such plans have been adequately and properly discharged. The foregoing applies only to the extent any of the events results in a material Liability of any Entertainment Company.

    (e) Except as set forth in SCHEDULE 3.17(E), neither Seller nor any Entertainment Company nor any Affiliate or ERISA Affiliate of Seller or any Entertainment Company sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to any Multiemployer Plan. Neither Seller nor any Entertainment Company nor any of their ERISA Affiliates has at any time withdrawn from a Multiemployer Plan in a complete withdrawal or a partial withdrawal, as such terms are defined in ERISA Sections 4203 and 4205, respectively, so as to result in any liability, contingent or otherwise, to Seller, any Entertainment Company or any of their ERISA Affiliates. All contributions required to be made by Seller, any Entertainment Company or any of their ERISA Affiliates to each Multiemployer Plan have been made when due. To the best knowledge of Seller, with respect to each Multiemployer Plan,

(i) no such plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of Seller, any Entertainment Company or any of their ERISA Affiliates under Title IV of ERISA; (ii) no proceeding has been initiated by any Person (including the PBGC) to terminate any such plan; (iii) Seller, any Entertainment Company and any of their ERISA Affiliates have no reason to believe that any Multiemployer Plan will be terminated or reorganized; and (iv) Seller, each Entertainment Company and their ERISA Affiliates do not expect to withdraw from any Multiemployer Plan.

    (f) Except as set forth in SCHEDULE 3.17(F), no agreement, commitment or obligation exists to increase benefits under any Entertainment Plan or to adopt any new Entertainment Plan. Further, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated hereby, and neither Seller nor any Entertainment Company is a party to any agreement or arrangement that could result in the payment of any such benefits or payments.

    (g) No Entertainment Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and none of Seller, any Entertainment Company or any Affiliate or ERISA Affiliate of Seller or any Entertainment Company has had asserted against it any material claim for taxes under Chapter 43 of Subtitle A of the Code and Section 5000 of the Code, or for material penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the knowledge of Seller, is there a material basis for any such claim. No officer, director or employee of Seller or any Entertainment Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Entertainment Plan, with respect to which breach Seller or any Entertainment Company is or could be directly or indirectly liable.

    (h) Other than routine claims for benefits, there is no claim pending, or to the knowledge of Seller, threatened, involving any Entertainment Plan by any Person against such plan or Entertainment Company. There is no pending, or to the knowledge of Seller, threatened, proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority that affects any Entertainment Plan.

    (i) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Entertainment Plan.

    (j) Each Entertainment Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. Seller, each Entertainment Company and their respective Affiliates and ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Entertainment Plan and Applicable Law or required to be paid as expenses under such Entertainment Plan, and Seller and each Entertainment Company and their respective Affiliates and ERISA Affiliates shall continue to do so through the Closing. Each Entertainment Plan that is intended to be qualified under Section 401(a) of the Code is and has always been so qualified, and either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such a determination letter with the IRS within the remedial amendment period such that such determination of qualified status will apply from and after the effective date of any such Entertainment Plan.

    (k) With respect to any Group Health Plans maintained by Seller, any Entertainment Company or any Affiliates or ERISA Affiliates of Seller or any Entertainment Company, whether or not for the benefit of the employees of Seller, any Entertainment Company, Affiliates or its ERISA Affiliates, Seller, the Entertainment Companies and their respective Affiliates and ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. No Entertainment Company is obligated to provide health care benefits of any kind to any retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding, other than as required by applicable law.

    (l) Seller and the Entertainment Companies have made available to Buyer a copy of the three (3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Entertainment Plan.

    3.18.  LABOR AND EMPLOYMENT MATTERS.

    (a) Except as set forth on SCHEDULE 3.18(A), no collective bargaining agreement exists that is binding on any Entertainment Company and, except as described on SCHEDULE 3.18(A), no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative at any time subsequent to January 1, 1993. SCHEDULE 3.18(A) describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of any Entertainment Company.

    (b) Except as set forth on SCHEDULE 3.18(B), (i) there is no labor strike, dispute, slow down or stoppage pending or, to the knowledge of Seller, threatened, against or directly affecting any Entertainment Company, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist, and (iii) no Entertainment Company nor any Affiliate of any Entertainment Company has received any notice or has any knowledge of any threatened labor, employment or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of any Entertainment Company.

    (c) Each of the Entertainment Companies has complied and are currently complying, in respect of all employees of any Entertainment Company, with any Applicable Law respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines, except for instances of noncompliance which could not be reasonably expected to have, alone or in the aggregate, a Material Adverse Effect.

    (d) All individuals who are performing or have performed services for any Entertainment Company or any Affiliate thereof and are or during 1995 or 1996 were classified by any of the Entertainment Companies as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

    3.19.  INTELLECTUAL PROPERTY.

    (a) Other than copyright registrations, applications and claims relating to the Films and common law trademark rights in the titles of the Films, SCHEDULE 3.19(A) sets forth a complete and correct list of all (i) foreign and United States federal and state patent, trademark, trade name, service mark and copyright registrations, (ii) foreign and United States federal and state patent, trademark, trade name, service mark and copyright applications for registration, (iii) common law claims to trademarks, service marks and trade names, (iv) claims of copyright which exist although no registrations have been issued with respect thereto, (v) fictitious business name filings with any state or local Governmental Authority and (vi) inventions, discoveries, concepts, ideas, drawings, designs, original works of authorship, computer programs, know-how, research and development, techniques, data, trade secrets and other proprietary and intellectual property rights owned by any of the Entertainment Companies (collectively, the "OWNED INTELLECTUAL PROPERTY RIGHTS").

    (b) Other than copyright registrations, applications and claims relating to the Films and common law trademark rights in the titles of the Films, SCHEDULE 3.19(B) sets forth a complete and correct list of all

(i) foreign and United States federal and state patent, trademark, trade name, service mark and copyright registrations, (ii) foreign and United States federal and state patent, trademark, trade name, service mark and copyright applications for registration, (iii) common law claims to trademarks, service marks and trade names, (iv) claims of copyright which exist although no registrations have been issued with respect thereto, (v) fictitious business name filings with any state or local Governmental Authority and (vi) inventions, discoveries, concepts, ideas, drawings, designs, original works of authorship, computer programs, know-how, research and development, techniques, data, trade secrets and other proprietary and intellectual property rights which any of the Entertainment Companies has a valid license to use, including a description of all Persons from whom any of the Entertainment Companies have obtained such rights and the material terms of such licenses (collectively, the "LICENSED INTELLECTUAL PROPERTY RIGHTS"). The Owned Intellectual Property Rights and the Licensed Intellectual Property Rights are collectively referred to herein as the "INTELLECTUAL PROPERTY RIGHTS."

    (c) SCHEDULE 3.19(C) lists all licenses pursuant to which any of the Entertainment Companies have licensed any Person to use any Intellectual Property Rights. No Person is in default in any material respect with respect to its obligations under any of the licenses set forth in SCHEDULE 3.19(C).

    (d) Except as set forth in SCHEDULE 3.19(D), (i) no claim is pending or, to Seller's knowledge, threatened to the effect that the present or past use of the Intellectual Property Rights by any of the Entertainment Companies infringes upon or conflicts with or violates any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark or any pending application relating thereto, or any trade secret, know-how, program or process, or common law rights in respect of any of the foregoing, or any similar rights, of any Person, (ii) use, sale or licensing of the Intellectual Property Rights by the relevant Entertainment Company does not infringe upon or violate any rights of any other Person, (iii) to the knowledge of Seller, no Person is infringing in any material respect upon the rights of any of the Entertainment Companies in and to the Intellectual Property Rights and (iv) the Intellectual Property Rights are not subject to any Lien other than Permitted Liens and Liens granted in connection with the Existing Orion Credit Facility which shall be extinguished on or before the Closing. Except as set forth on SCHEDULE 3.19(D), no Intellectual Property Right of any of the Entertainment Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the relevant Entertainment Company or, in the case of any Intellectual Property Right licensed to others, restricting the sale, transfer, assignment or licensing thereof by the relevant Entertainment Company to any Person.

    (e) Except for Participations or as set forth on SCHEDULE 3.19(E), no Entertainment Company is obligated to make royalty or other payments to any owner of, licensor of, other claimant to, or any other Person regarding any Intellectual Property Rights.

    3.20.  LIBRARY FILMS.

    (a) OWNERSHIP. All Films set forth on SCHEDULE 3.20(A) are designated therein as "A Films" and "B Films," and all of such A Films and B Films shall be referred to collectively herein as the "Library Films." SCHEDULE 3.20(A)(I) identifies the availability dates of those A Films and B Films which are currently being exploited by Seller, in each media, in the territories indicated. SCHEDULE 3.20(A)(II) identifies all distribution rights owned or controlled by the Entertainment Companies with respect to each Library Film.
SCHEDULE 3.20(A)(III) identifies all Films which Seller deems to be "dormant." Except as set forth on SCHEDULE 3.20(A)(IV), the Library Films are free and clear of all Liens other than Permitted Liens and Liens disclosed on SCHEDULE 3.11(A).

    (b) RATINGS. Except as disclosed in SCHEDULE 3.20(B), each A Film that is a feature-length motion picture was produced in color on either 35MM or 70MM film, was submitted to the Motion Picture Association of America ("MPAA") for rating, was released theatrically in the United States with a rating that is not more restrictive than the current rating equivalent to an "R" under the present system or its equivalent rating under any successor system and was produced primarily in the English language.

    (c) ELEMENTS. SCHEDULE 3.20(C) identifies all available Elements owned or controlled by the Entertainment Companies relating to the Library Films listed therein. The Entertainment Companies have laboratory access letters with respect to those Elements which the Entertainment Companies do not own. With respect to each such Library Film identified, the Elements identified are sufficient to produce copies, prints, video products and other reproductions for exploitation in the theatrical, non-theatrical, television and video and audio markets that are of such quality as is consistent with past practice of the Entertainment Companies. SCHEDULE 3.20(C) identifies the correct identification and location of each laboratory and other place which holds any of the foregoing Elements relating to such Library Films.

    (d) NO VIOLATION OF THIRD PARTY RIGHTS. No A Film, nor any B Film that is currently being exploited by Seller, nor any part thereof, nor any of the literary, dramatic or musical material contained therein or upon which any such Film is based, nor the exercise by any authorized person or entity of any right granted to any of the Entertainment Companies in connection therewith will violate or infringe upon the trademark, service mark, tradename, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person.

    (e) CLEARANCES. The relevant Entertainment Company has obtained proper and effective licenses or grants of authority to use the results and proceeds of the services of performers and other Persons connected with the production of the A Films to the extent reasonably necessary or desirable to exercise all rights of such Entertainment Company therein.

    (f) COPYRIGHTS. Except as specified on SCHEDULE 3.20(F), good and sufficient copyright notice is affixed to each A Film. Except as set forth in SCHEDULE 3.20(F), each A Film has been registered with the United States Copyright Office.

    (g) MUSIC. Except as set forth in SCHEDULE 3.20(G), all non-dramatic music rights (so-called "small rights") contained in the A Films are (i) available by license from American Society for Composers, Authors and Publishers ("ASCAP"), Broadcast Music Inc. ("BMI") or SESAC, Inc., (ii) in the public domain, or (iii) controlled by Orion or another Entertainment Company directly or through licenses.

    (h) CREDITS. The credits contained in the main and end titles of the A Films comply in all material respects with all obligations with respect thereto, including without limitation, contractual obligations to third parties who rendered services in connection with the A Films and all applicable guild agreements.

    (i) INSURANCE CLAIMS. Except as set forth on SCHEDULE 3.20(I), no insurance claims have been made and are currently outstanding and unsettled as of the date of this Agreement on the producer's errors and omissions policies that Orion or another Entertainment Company or any of its predecessors maintained with respect to the A Films.

    (j) RIGHTS. Except as set forth on SCHEDULE 3.20(J), which Schedule sets forth any limitations out of the ordinary course with respect to the use of performers' names and likenesses, editing rights and credit rights and obligations with respect to the A Films, each relevant Entertainment Company has, and has the right to grant to its Affiliates, agents, subdistributors and licensees, the following rights on a non-exclusive basis to the extent reasonably necessary or desirable to exploit the A Films:

        (i) Use of Performers' Names: To disseminate, reproduce, print and publish the name, likeness and biography of each performer, director, producer, author and writer who rendered services in or in connection with the production of each A Film, for the purpose of advertising, promoting and exploiting such A Film, except that no use may be made so as to indicate or imply that any such person or performer is endorsing a commercial product or service; and

        (ii) Editing Rights: To make such cuts, alterations, additions and variations of and in any part of the A Films (including the dubbing-in of languages) as may be deemed necessary or appropriate by such Entertainment Company in its sole discretion excluding, however, any right to delete any logo, copyright notice or credit other than such rights which would not adversely impact the value of each such A Film.

    (k) COMPLIANCE WITH SECTION 507. Each Entertainment Company has conformed to the requirements of Section 507 of the Federal Communications Act of 1934, as it may be amended or replaced in a more or less restrictive version, concerning broadcast matter and disclosures required thereunder, insofar as that section applies to persons furnishing program material for television broadcasting. The following is an illustration of the parties' understanding of Section 507, but in case of conflict the terms of Section 507 will control. The Library Films do not include any matter for which any money, service or other valuable consideration is directly or indirectly paid, or promised to, or charged or accepted by Seller or any Entertainment Company or to Seller's knowledge by any producer or independent contractor connected with the Library Films. As used in this paragraph, the term "service or other valuable consideration" shall not include any service or property furnished without charge or at a nominal charge for use in, or in connection with the Library Films, "unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast," as such terms are used in said Section 507. The provisions of this clause shall not apply to feature motion pictures produced initially and primarily for theater exhibition to the extent the Federal Communications Commission continues to waive the requirements of Section 317(b) of the Communications Act with respect to such motion pictures.

    (l) SCHEDULE 3.20(L) sets forth all Participations as of March 31, 1997 with respect to each A Film.

    3.21.  FILMS IN PROGRESS.

    (a) COSTS. SCHEDULE 3.21(A) sets forth for each Entertainment Company a complete list of all Films currently in principal photography, post-production or that have been completed but not delivered (collectively, the "Films In Progress"), together with (i) a complete summary of all costs and expenses paid by the relevant Entertainment Company in connection with each Film In Progress to the date set forth therein, and (ii) Seller's good-faith estimate of the cost to complete and deliver each Film In Progress.

    (b) OWNERSHIP. Except as set forth on SCHEDULE 3.21(B), the relevant Entertainment Company, or an unaffiliated production company from whom an Entertainment Company has the right to acquire such rights pursuant to a Contract disclosed on a schedule to this Agreement (an "Unaffiliated Production Company"), owns all right, title and interest of every kind and nature, worldwide, in all media, whether now known or hereafter devised, in and to the Films In Progress. Except as set forth on SCHEDULE 3.21(B), the Films In Progress are, or will be when acquired by any Entertainment Company, free and clear of all Liens other than Permitted Liens and those Liens which are customarily incurred in connection with production financing.

    (c) RATINGS. Except as disclosed in SCHEDULE 3.21(C), each Film In Progress that is a feature-length motion picture is being produced in color on either 35MM or 70MM film, will be submitted to the MPAA for rating, will be released theatrically in the United States with a rating that is not more restrictive than the current rating equivalent to an "R" under the present system or its equivalent rating under any successor system and is being produced primarily in the English language.

    (d) ELEMENTS. SCHEDULE 3.21(D) identifies all available Elements owned or controlled by the Entertainment Companies relating to the Films In Progress listed therein. The Entertainment Companies have laboratory access letters with respect to those Elements which the Companies do not own. With respect to each such Film In Progress identified, the Elements identified are sufficient to produce copies, prints, video products and other reproductions for exploitation in the theatrical, non-theatrical, television and video and audio markets that are of such quality as is consistent with past practice of the Entertainment Companies. SCHEDULE 3.21(D) sets forth the correct identification and location of each laboratory and other place which holds any of the foregoing Elements relating to such Films In Progress.

    (e) INSURANCE POLICIES. The relevant Entertainment Company or Unaffiliated Production Company has in effect errors and omissions insurance coverage relating to each Film In Progress.

    (f) COMPLETION BOND. The relevant Entertainment Company or Unaffiliated Production Company has in effect a completion bond guaranteeing the completion and delivery of each Film In Progress according to its terms.

    (g) NO VIOLATION OF THIRD PARTY RIGHTS. No Film In Progress, nor any part thereof, nor any of the literary, dramatic or musical material contained therein or upon which any such Film In Progress is based, nor the exercise by any authorized person or entity of any right granted to any of the Entertainment Companies in connection therewith will violate or infringe upon the trademark, service mark, tradename, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person.

    (h) CLEARANCES. The relevant Entertainment Company or Unaffiliated Production Company has obtained proper and effective licenses or grants of authority to use the results and proceeds of the services of performers and other Persons connected with the production of the Films In Progress to the extent reasonably necessary or desirable to exercise all rights of such Entertainment Company therein.

    (i) COPYRIGHTS. Good and sufficient copyright notice will be affixed to each Film In Progress in each case where such affixation is possible. Except as set forth in SCHEDULE 3.21(I), all screenplay materials relating to each Film In Progress have been registered with the United States Copyright Office.

    (j) MUSIC. Except as set forth in SCHEDULE 3.21(J), all non-dramatic music rights (so-called "small rights") contained in the Films In Progress are (i) available by license from ASCAP, BMI or SESAC, Inc., (ii) in the public domain, or (iii) controlled by Orion or another Entertainment Company directly or through licenses.

    (k) CREDITS. The credits contained in the main and end titles of the Films In Progress, if any, comply in all material respects with all obligations with respect thereto, including without limitation, contractual obligations to third parties who rendered services in connection with the Films In Progress and all applicable guild agreements.

    (l) INSURANCE CLAIMS. Except as set forth on SCHEDULE 3.21(L), no insurance claims have been made and are currently outstanding and unsettled as of the date of this Agreement on the producer's errors and omissions policies that Orion or another Entertainment Company or any of its predecessors maintained with respect to the Films In Progress.

    (m) RIGHTS. Except as set forth in SCHEDULE 3.21(M), which Schedule sets forth any limitations out of the ordinary course with respect to the use of performers' names and likenesses, editing rights and credit rights and obligations with respect to the Films In Progress, each relevant Entertainment Company has, and has the right to grant to its Affiliates, agents, subdistributors and licensees the following rights on a non-exclusive basis to the extent reasonably necessary or desirable to exploit the Films In Progress:

        (i) Use of Performers' Names: To disseminate, reproduce, print and publish the name, likeness and biography of each performer, director, producer, author and writer who rendered services in or in connection with the production of each Film In Progress, for the purpose of advertising, promoting and exploiting such Film In Progress, except that no use may be made so as to indicate or imply that any such person or performer is endorsing a commercial product or service; and

        (ii) Editing Rights: To make such cuts, alterations, additions and variations of and in any part of the Films In Progress (including the dubbing-in of languages) as may be deemed necessary or appropriate by the relevant Entertainment Company in its sole discretion excluding, however, any right to delete any logo, copyright notice or credit other than such rights which would not adversely impact the value of each such Film In Progress.

    (n) COMPLIANCE WITH SECTION 507. Each Entertainment Company has conformed to the requirements of Section 507 of the Federal Communications Act of 1934, as it may be amended or replaced in a more or less restrictive version, concerning broadcast matter and disclosures required thereunder, insofar as that section applies to persons furnishing program material for television broadcasting. The following is an illustration of the parties' understanding of Section 507, but in case of conflict the terms of Section 507 will control. The Films In Progress do not include any matter for which any money, service or other valuable consideration is directly or indirectly paid, or promised to, or charged or accepted by Seller or any Entertainment Company or to Seller's knowledge by any producer or independent contractor connected with the Films In Progress. As used in this paragraph, the term "service or other valuable consideration" shall not include any service or property furnished without charge or at a nominal charge for use in, or in connection with the Films In Progress "unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast," as such terms are used in said Section 507. The provisions of this clause shall not apply to feature motion pictures produced initially and primarily for theater exhibition to the extent the Federal Communications Commission continues to waive the requirements of Section 317(b) of the Communications Act with respect to such motion pictures.

        (o) SCHEDULE 3.21(O) identifies all Participations as of March 31, 1997 with respect to each Film In Progress.

    3.22. DEVELOPMENT PROJECTS. SCHEDULE 3.22 identifies all projects in development by or on behalf of each Entertainment Company (the "Development Projects") and all material Contracts relating thereto. The relevant Entertainment Company owns all right, title and interest in and to such Development Projects to the extent described therein.

    3.23. ADVISORY FEES. Except for Donaldson, Lufkin & Jenrette Securities Corporation (whose fees and expenses will be paid by Seller), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or any Entertainment Company who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates or any Entertainment Company upon consummation of the transactions contemplated by this Agreement.

    3.24.  ENVIRONMENTAL COMPLIANCE.

        (a) Except as disclosed in SCHEDULE 3.24(A) the Entertainment Companies have obtained all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law. Schedule 3.24(a) also sets forth all permits, licenses and other authorizations issued under any Environmental Law to any Entertainment Company.

        (b) Except as disclosed in SCHEDULE 3.24(B), the Entertainment Companies are in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws and are in compliance in all material respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

        (c) Except as disclosed in SCHEDULE 3.24(C), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting any Entertainment Company that could reasonably be expected to interfere with or prevent continued compliance with any Environmental Law by any Entertainment Company or Buyer after the Closing, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage

    (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

    3.25. INSURANCE. SCHEDULE 3.25 sets forth a complete and correct list of all insurance policies of any kind or nature whatsoever currently in force or in force at any time subsequent to January 1, 1995 with respect to the Entertainment Companies (the "Insurance Policies"), including without limitation all "occurrence based" liability policies, all errors and omissions policies and all production package policies. For each Insurance Policy, SCHEDULE 3.25 indicates the type of coverage, the name of the insureds, the insurer, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. The Insurance Policies described as being material on SCHEDULE 3.25 and currently in effect are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid. Except as set forth on SCHEDULE 3.25, no insurance claims of more than Fifty Thousand Dollars ($50,000) have been made and are currently outstanding and unsettled.

    3.26.  TAX MATTERS.

    (a) Except as set forth on SCHEDULE 3.26, Seller and each Entertainment Company (i) have accurately prepared and timely filed or caused to be filed with the appropriate Tax authorities all material Tax Returns required to have been filed by them under applicable law, and (ii) have paid or caused to be paid to the appropriate Tax authorities all material Taxes required to have been paid by them. No Tax liens or assessments have been filed by any Tax authority against the Entertainment Companies or any of their properties or assets.

    (b) The Entertainment Companies are not and have not been required to be included in any state, local or foreign combined, unitary or consolidated Tax Return filed by Seller or any of Seller's Subsidiaries (other than the Entertainment Companies).

    3.27. SEC DOCUMENTS. Seller has made available to Buyer a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by Seller with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended or supplemented, the "SEC Documents"), which constitute all of the documents (other than preliminary material) that Seller was required to file with the SEC since such date.

    3.28. DISCLOSURE. The Statement of Assumptions, taken as a whole, does not contain an untrue statement of a material fact. None of (x) this Agreement and the schedules (other than the Statement of Assumptions) delivered pursuant hereto or certificates or other documents delivered to Buyer by or on behalf of Seller or any Entertainment Company pursuant hereto, (y) any of the SEC Documents or (z) any other document or written statement or other written information which has been, or at any time prior to the Closing Date will be, provided to Buyer by or on behalf of Seller or any Entertainment Company in connection with this Agreement or the transactions contemplated hereby (taken as a whole, with respect to such documents, statements or other information relating to the same subject matter) contains or will contain an untrue statement of a material fact or omits or will omit any information or statement of a material fact necessary in order to make the information or statements herein or therein not misleading. After reasonable investigation, including, without limitation, consultation with the appropriate directors, officers and employees of Seller and the Entertainment Companies, there is no fact or condition within the knowledge of Seller which materially and adversely affects the assets, liabilities, business, operations or financial condition of the Entertainment Companies, taken as a whole, which has not been set forth in this Agreement or any schedule hereto or certificate or other document delivered in accordance with the terms hereof or any other written statement or other document delivered to Buyer by or on behalf of Seller or any Entertainment Company.

    3.29.  FINANCIAL STATEMENTS OF LANDMARK.

    (a) SCHEDULE 3.29(A) sets forth true and complete copies of the unaudited balance sheet and related statement of operations for Landmark for the year ended December 31, 1996 and the three-month period ended March 31, 1997 (the "Landmark Financial Statements"). The Landmark Financial Statements have been prepared based on the books and records of Landmark in accordance with GAAP and its normal accounting practices, consistent with past practice, and present fairly the financial condition and results of operations of Landmark as of the date and for the periods indicated, subject to normal year-end adjustments. (b) Since December 31, 1996, no Entertainment Company has transferred any asset or property to Landmark (whether in payment of indebtedness, as a contribution to capital or otherwise) except for (i) transfers of cash to Landmark in the ordinary course of business in an aggregate amount (net of cash returned to the Entertainment Companies) not exceeding Three Million Dollars ($3,000,000) and
(ii) transfer of those assets identified in SCHEDULE 3.29(B).

    3.30. NO CONTRACT WITH LANDMARK. Except as set forth on SCHEDULE 3.30, none of the Entertainment Companies is a party to or is bound by any Contract with Landmark other than exhibition contracts with Orion negotiated on an arms-length film-by-film basis relating to Films the theatrical distribution rights to which are owned or controlled by Orion.

    3.31. BOARD RECOMMENDATIONS. By the unanimous vote of the directors present at a meeting of Seller's Board of Directors (which meeting was duly called and held and at which a quorum was present), the Board of Directors of Seller (a) duly and validly approved this Agreement and the transactions contemplated hereby, and (b) resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller. Seller's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, has delivered to Seller's Board of Directors an oral opinion on the date hereof (and has committed to deliver a written opinion not later than ten
(10) days after the date hereof) to the effect that on such date, the Purchase Price is fair to Seller's stockholders from a financial point of view.

    3.32.  BANKRUPTCY.

    (a) On or about November 5, 1992, all property of the bankruptcy estate of each Entertainment Company that was a debtor in the Bankruptcy Cases revested in such Entertainment Company.

    (b) The use, sale or lease of property of each Entertainment Company, whether or not such use, sale or lease is in the ordinary course of its business and consistent with past practice, does not require any notice to or approval of the Bankruptcy Court, the United States Trustee or any committee of creditors or other representative of creditors appointed in the Bankruptcy Cases or pursuant to the Confirmation Documents.

    (c) Except for the claims set forth on SCHEDULE 3.32(C), all claims of the creditors of each Entertainment Company that arose prior to the effective date of the Plan of Reorganization (as defined therein) have been paid in full or otherwise fully satisfied in accordance with the terms of the Confirmation Documents.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller that:

    4.01. CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power to carry out its business as now conducted. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and could not reasonably be expected to be, material.

    4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed by Buyer and constitutes the legal, valid and binding agreement thereof, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

    4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act or (ii) any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

    4.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement, and consummation of the transactions contemplated hereby, do not and will not (a) contravene or conflict with the articles or certificate of incorporation or bylaws of Buyer, true and correct copies of all of which have been delivered to Seller by Buyer; (b) contravene or conflict with or constitute a violation of any provision of any material Applicable Law binding upon or applicable to Buyer; (c) constitute a default under any material contract, agreement or understanding to which Buyer is a party or any material authorization, license or permit of any Governmental Authority; or (d) result in the creation or imposition of any Lien on the assets of Buyer.

    4.05. ADVISORY FEES. Except for J.P. Morgan & Co., Inc. (whose fees and expenses will be paid by Buyer), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Seller or any of their respective Affiliates or Associates upon consummation of the transactions contemplated by this Agreement.

    4.06. LITIGATION. There is no Proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

    4.07. PURCHASE FOR INVESTMENT. Buyer will acquire the Shares solely for its own account for investment and not with a view toward any resale or distribution thereof. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1993, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers and management employees of the Entertainment Companies and to acquire additional information about the business and financial condition of the Entertainment Companies.

    4.08. OWNERSHIP OF MGM. Buyer owns all of the issued and outstanding capital stock of Metro-Goldwyn-Mayer Inc., a Delaware corporation.

                                   ARTICLE V
                         COVENANTS OF SELLER AND ORION

    Each of Seller and Orion hereby agree that:

    5.01. CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, it shall cause each Entertainment Company to conduct its business operations in the ordinary course of business consistent with past practice. Without limiting the generality of this Section 5.01, from the date hereof until the Closing
Date:

        (a) Seller and Orion, as applicable, will:

           (i) (A) cause each Entertainment Company to maintain its assets in the ordinary course of business consistent with past practice in good operating order and condition, reasonable wear and tear, damage by fire and other casualty excepted, other than through the transfer of all of the issued and outstanding capital stock of Landmark to an Affiliate of Seller that is not an Entertainment Company, (B) promptly repair, restore or replace assets in the ordinary course of business consistent with past practice, and (C) upon any damage, destruction or loss to any of its assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of its assets before such event;

           (ii) cause each of the Entertainment Companies to comply with all Applicable Laws;

           (iii) file all foreign, Federal, state and local Tax Returns required to be filed and make timely payment of all applicable Taxes when due;

           (iv) use reasonable commercial efforts to obtain, prior to the Closing Date, all Required Consents;

           (v) cause each of the Entertainment Companies to take all reasonable actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

           (vi) promptly notify Buyer in writing of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions;

           (vii) promptly notify Buyer in writing of the commencement of any Proceeding by or against Seller which relates to this Agreement or any of the Entertainment Companies or by or against any Entertainment Company, or Seller becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in such a Proceeding;

           (viii) promptly notify Buyer in writing of the occurrence of any breach by Seller of any representation or warranty, or by Seller or Orion of any covenant or agreement, contained in this Agreement; and

           (ix) cause each Entertainment Company to continue to make expenditures as required by and in accordance with the budget for each Film In Progress including, without limitation, all such expenditures required for prints and advertising ("P&A"), as contained in SCHEDULE 5.01(A)(IX).

        (b) without Buyer's prior written consent, Seller and Orion will not permit any Entertainment Company to:

           (i) purchase or otherwise acquire assets from any other Person other than in the ordinary course of business consistent with past practice;

           (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber any of its assets other than in the ordinary course of business consistent with past practice or pursuant to existing obligations of Seller as set forth in Schedule 3.11(a);

           (iii) make or commit to make any expenditures of amounts in excess of the amounts set forth on SCHEDULE 5.01(A)(IX) with respect to each Film In Progress including the budgeted expenditures for P&A; PROVIDED, HOWEVER, that the amount expended for P&A may be increased above that budgeted in the event Buyer provides all of such excess amounts;

           (iv) enter any agreement or arrangement that requires or allows payment, acceleration of payment or incurrence of Liabilities, or the rendering of services by any Entertainment Company outside the ordinary course of business or unless expressly contemplated by the terms of this Agreement;

           (v) enter into, amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by any Entertainment Company after the date hereof which, if in existence on the date hereof, would be required to be set forth in SCHEDULE 3.14(A) as a Scheduled Contract (each, a "Subsequent Material Contract");

           (vi) except in the ordinary course of business, waive, cancel or take any other action materially impairing any of its rights;

           (vii) make or commit to make any capital expenditure (other than capital expenditures expressly required under any Scheduled Contract) if, after giving effect thereto, the aggregate of capital expenditures made or committed to be made after the date of this Agreement would exceed Two Hundred Fifty Thousand Dollars ($250,000);

           (viii) enter into or commit or propose to enter into any Subsequent Material Contract;

           (ix) (A) create, incur, assume, or guarantee any indebtedness for borrowed money other than drawdowns under the Existing Orion Credit Facility or the Union Bank Loan or (B) incur any Liability relating to a documentary or standby letter of credit, other than in each such case referred to in this clause (ix) in the ordinary course of business where the aggregate dollar amount of all of the foregoing by the Entertainment Companies does not exceed Fifty Thousand Dollars ($50,000);

           (x) (A) increase the rate or terms of compensation payable or to become payable to its directors, officers or employees except in the ordinary course of business consistent with past practice, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Benefit Plan, Benefit Arrangement or Employment Agreement set forth in the schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Benefit Plan or Benefit Arrangement, (D) enter into any employment agreement with or for the benefit of any Person, or (E) increase the rate of compensation under or otherwise change the terms of any Employment Agreement identified in
       SCHEDULE 3.17(A);

           (xi) make any change in its accounting methods or in the manner of keeping its books and records or any change in its current practices with respect to inventory, sales, receivables, payables or accrued expenses, except as required by GAAP;

           (xii) declare or pay any dividend or make any distribution in respect of any of its capital stock, options, warrants, rights of first refusal or other rights to purchase capital stock of any Entertainment Company or, directly or indirectly, redeem, purchase or otherwise acquire any of its Equity Securities or the Equity Securities of any of its Affiliates or make any other payments of any kind to the holders of any of its Equity Securities in respect thereof or to the holders of any Equity Securities of any of its Affiliates in respect thereof, or enter into any commitment agreement to do any of the foregoing other than the dividend or distribution of the capital stock of Landmark;

           (xiii) amend its charter or Bylaws;

           (xiv) organize any new Subsidiary or acquire any capital stock or other equity securities or ownership interest of any corporation or business entity;

           (xv) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction for fair and equivalent value in the ordinary course of business consistent with past practice of liabilities or obligations reflected or reserved against in the 1996 Balance Sheet or incurred in the ordinary course of business since the date of the 1996 Balance Sheet;

           (xvi) (A) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise) owed to any Entertainment Company by Seller or any of its Affiliates (other than any Entertainment Company) or owed to Seller or any of its Affiliates (other than any Entertainment Company) by any Entertainment Company or (B) prepay any Debt (other than payments of revolving loans made under the Existing Orion Credit Facility);

           (xvii) write down the value of any inventory or write-off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in accordance with GAAP and in the ordinary course of business consistent with past practice which are not material to the Entertainment Companies, taken as a whole;

           (xviii) dispose of or permit to lapse any rights to the use of any Intellectual Property Rights or dispose of or disclose any Intellectual Property Rights not a matter of public knowledge other than in the ordinary course of business consistent with past practice and which collectively are not material to the business of the Entertainment Companies, taken as a whole; or

           (xix) merge or consolidate with any other corporation, acquire control of all or substantially all of the assets of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement or otherwise.

    5.02. ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date of this Agreement until Closing, Seller and Orion will promptly:
(a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of each Entertainment Company upon reasonable prior notice in order to conduct its due diligence investigation of the Entertainment Companies, (b) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such information relating to the Entertainment Companies as Buyer may reasonably request in order to conduct its due diligence investigation of the Entertainment Companies, and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of each Entertainment Company to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their due diligence investigation of the Entertainment Companies and their preparation of all necessary certificates or similar documents required to be prepared and delivered by Buyer to Seller pursuant to this Agreement.

    5.03. COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Seller shall comply at its own expense with all conditions and requirements set forth in (i) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and (ii) all Required Contractual Consents and Essential Consents as necessary to keep the same effective and enforceable against the

Persons giving such Required Contractual Consents and Essential Consents assuming continued compliance with the terms thereof by Buyer.

    5.04. MAINTENANCE OF INSURANCE POLICIES. On and after the date hereof (including after the Closing Date), neither Seller nor Orion shall take or fail to take or permit any Entertainment Company to fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the assets of any Entertainment Company. Notwithstanding the foregoing, Seller shall not have any obligation to make any monetary payment to maintain the effectiveness of any such insurance policy after the Closing Date.

    5.05. CONFIDENTIALITY.

        (a) Seller and Orion will, and will cause their representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Seller or any Affiliate or representative of Seller or any such Affiliate, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law or (iii) information required to be disclosed to obtain any Required Consents.

        (b) In the event that the Closing fails to take place and this Agreement is terminated, Seller and Orion, upon the written request of Buyer, will, and will cause their respective representatives to, promptly deliver to Buyer any and all documents or other materials furnished by Buyer or any of its Affiliates to Seller or Orion in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer to Seller or Orion, shall be destroyed by Seller or Orion or shall be returned to Buyer, and Seller or Orion, as the case may be, shall confirm to Buyer in writing that all such materials have been returned or destroyed. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        (c) From and after the Closing, Seller will, and will cause its Subsidiaries and the representatives of Seller and its Subsidiaries to, treat any data and information obtained with respect to any Entertainment Company from any representative, officer, director, or employee of Seller or any Entertainment Company, or from any books or records of Seller or any Entertainment Company (whether or not obtained in connection with this Agreement) confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Seller or any Affiliate of Seller or representative of Seller or any such Affiliate, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by the rules of the American Stock Exchange, Inc. or Applicable Law, or (iii) information required to be disclosed to obtain any Required Consents. To the extent permitted by the terms of any confidentiality agreements to which Seller or any of its Affiliates (other than any Entertainment Company) is a party relating to any of the Entertainment Companies or their respective businesses, Seller will assign to Buyer at Closing all right, title and interest of Seller under such confidentiality agreements. To the extent that Seller or any such Affiliate is prohibited from assigning any of its right, title and interest under any such confidentiality agreement by the terms thereof, Seller or such Affiliate shall use its reasonable commercial efforts to enforce its rights and remedies thereunder, and Buyer agrees to advance Seller or such Affiliate for all actual out-of-pocket expenses incurred in connection with or arising out of such enforcement (including, without limitation, reasonable attorneys' fees and costs), if Buyer shall provide Seller with an indemnification agreement reasonably acceptable to Seller that indemnifies Seller from and against all counterclaims asserted or other losses incurred by Seller as a result of such attempted enforcement of rights or assertion of remedies thereunder.

    5.06. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that in the event of a breach by Seller or Orion of this Article V, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Buyer or its Affiliates therefrom. Accordingly, if there should be a breach or threatened breach by Seller or Orion of provisions of this Article V, Buyer and its Affiliates shall be entitled to an injunction restraining Seller and Orion from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer may otherwise have under Applicable Law.

    5.07. BANKRUPTCY CASES. Between the date hereof and the Closing Date, Seller and Orion shall use commercially reasonable efforts to have the Bankruptcy Cases closed in conformity with Applicable Law (it being understood that this covenant shall not be a condition to Closing).

    5.08. NO SOLICITATIONS. From and after the date hereof, Seller, without the prior written consent of Buyer, will not, and will not authorize any of its or any of its Subsidiaries' officers, employees, directors, stockholders or other representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or could be reasonably expected to lead to an Alternative Proposal from any Person, or engage in any discussions or negotiations relating thereto or accept any Alternative Proposal or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal; PROVIDED, HOWEVER, that notwithstanding any other provision hereof, Seller may (a) at any time prior to the time Seller's stockholders shall have voted to approve this Agreement and the transactions contemplated hereby, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Seller or any of its Subsidiaries or any officer, employee, director, stockholder or other representative of Seller or any of its Subsidiaries after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Entertainment Companies if, and only to the extent that, (i) (x) such third party has first made, after the date hereof, an Alternative Proposal in writing the terms of which reflect a superior transaction than the transactions contemplated by this Agreement and has demonstrated that the funds necessary for the Alternative Proposal are reasonably likely to be available (as determined in good faith in each case by Seller's Board of Directors after consultation with its financial advisors) and
(y) Seller's Board of Directors shall have determined in good faith, on the basis of advice of Paul, Weiss, Rifkind, Wharton & Garrison or other outside counsel of similar stature, that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under Applicable Law and (ii) prior to furnishing information to or entering into discussions or negotiations with such Person, Seller receives from such Person an executed confidentiality agreement in reasonably customary form and containing terms not in the aggregate materially more favorable to such Person than the terms contained in Section 6.02 or in any confidentiality agreement previously executed by Seller and Buyer or any of its Subsidiaries; or (b) comply with Rule 14e-2 promulgated under the Securities and Exchange Act of 1934 with regard to a tender or exchange offer. Seller shall immediately cease and terminate any existing solicitation, initiation, engagement, activity, discussion or negotiation with any Persons conducted heretofore by Seller or any officer, employee, director, stockholder or other representative of Seller or any of its Subsidiaries with respect to the foregoing. Seller shall not release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Alternative Proposal, unless its Board of Directors shall determine in good faith, on the basis of the advice of Paul, Weiss, Rifkind, Wharton & Garrison or other outside counsel of similar stature, that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under Applicable Law. Seller shall notify Buyer orally and in writing of any such inquiries (that are or appear to be serious or legitimate), offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the Person making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within forty-eight (48) hours after the receipt thereof, shall keep Buyer informed of the status and details of any such inquiry, offer or proposal, and shall give Buyer five (5) days advance written notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal.

    5.09. TRANSFER OF ASSETS. Between the date hereof and the Closing Date, neither Orion nor any other Entertainment Company will transfer to Landmark any assets of Orion or any other Entertainment Company other than (a) transfers of cash to Landmark in the ordinary course of business consistent with past practice in an aggregate amount (net of cash returned to the Entertainment Companies) not exceeding Five Million Dollars ($5,000,000) as long as all such amounts are funded from the Existing Orion Credit Facility (and Seller shall provide Buyer with reasonably satisfactory evidence of such funding upon Buyer's request) and (b) transfer of those assets identified in SCHEDULE 3.29(B). Immediately prior to the Closing, Seller and Orion will cause (i) Landmark to offset against any amounts owing by Landmark to any Entertainment Company any amounts owed by Landmark to such Entertainment Company (other than Film rentals payable by Landmark with respect to the theatrical exhibition of Films ("Film Rentals")), and (ii) any balance owed to Landmark by any Entertainment Company shall be forgiven and any balance owed by Landmark to any Entertainment Company shall be contributed to the capital of Landmark. Since December 31, 1996, Landmark has paid, and between the date hereof and the Closing Date Landmark will pay, Film Rentals only in the ordinary course of business consistent with past practice.

    5.10. USE OF TRADE NAMES. From and after the Closing, neither Seller nor any Affiliate of Seller shall use the tradename of any Entertainment Company in the conduct of Seller's or such Affiliate's business without Buyer's prior written consent.

                                   ARTICLE VI
                               COVENANTS OF BUYER

    6.01. COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Buyer shall comply at its own expense with all conditions and requirements set forth in (i) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Seller and (ii) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Seller.

    6.02.  CONFIDENTIALITY.

    (a) Buyer will, and will cause its representatives to, treat any data and information obtained with respect to Seller from any representative, officer, director or employee of Seller, or from any books or records of Seller in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Buyer, or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law, (iii) information required to be disclosed to obtain any Required Consents, or (iv) any information that is disclosed by Buyer or its Affiliates to any of their actual or prospective lenders or investors in connection with financing the transactions contemplated by this Agreement.

    (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer, upon the written request of Seller, will, and will cause its representatives to, promptly deliver to Seller any and all documents or other materials furnished by Seller to Buyer in connection with this Agreement without retaining any copy thereof and without using any confidential information of Seller to solicit any customers of Seller. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Seller to Buyer, shall be destroyed by Buyer or shall be returned to Seller, and Buyer shall confirm to Seller in writing that all such materials have been returned or destroyed. No failure or delay by Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

    6.03. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that in the event of a breach by Buyer of this Article VI, money damages would not be an adequate remedy to Seller for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Seller therefrom. Accordingly, if there should be a breach or threatened breach by Buyer of provisions of this Article VI, Seller shall be entitled to an injunction restraining Buyer from any breach without showing or proving actual damage sustained by Seller. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Seller may otherwise have under Applicable Law.

    6.04. USE OF METROMEDIA NAME. Neither Buyer nor any Affiliate of Buyer shall use the "Metromedia" tradename in the conduct of its business after the Closing without Seller's prior written consent.

    6.05. BANK WAIVERS. Buyer shall use reasonable commercial efforts to obtain the requisite consents of the lenders under the MGM Credit Facility.

                                  ARTICLE VII
                            COVENANTS OF ALL PARTIES

    7.01. FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

    7.02. CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act.

    7.03. PUBLIC ANNOUNCEMENTS. Up to (and including) the Closing Date, each party agrees that, without the consent of the other party, it will not, except as may be required by the rules of the American Stock Exchange, Inc. or Applicable Law, issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby. For a period of ten (10) days after the Closing Date, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and, except as may be required by the rules of the American Stock Exchange, Inc. or Applicable Law, will not issue any such press release or public statement prior to such consultation. Neither Seller nor any officer, employee, director, stockholder or other representative shall, at any time from and after the Closing, issue any press release or make any public statement that is critical, disparaging or otherwise could reasonably be interpreted as being negative with respect to any of the Entertainment Companies or their respective businesses or financial condition or officers, employees or directors.

    7.04. ADMINISTRATION OF ACCOUNTS. All payments and reimbursements made in the ordinary course by any third party in the name of or to Seller or any Affiliate thereof in connection with or arising out of the business of any Entertainment Company shall be held by Seller or such Affiliate in trust for the benefit of the relevant Entertainment Company and, immediately upon receipt by Seller or such Affiliate of any such payment or reimbursement, Seller shall pay, or cause to be paid, over to the relevant Entertainment Company the amount of such payment or reimbursement without right of set off.

    7.05. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that in the event of a breach by one party hereto of this Article VII, money damages would not be an adequate remedy to the other party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by the non-breaching party therefrom. Accordingly, if there should be a breach or threatened breach by one party of provisions of this Article VII, the non-breaching party shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damage sustained by the non-breaching party.

    7.06. RIGHT OF FIRST NEGOTIATION. For a period of five (5) years following consummation of the Closing, Buyer will afford Seller a right of first negotiation to obtain the right to distribute by wired or wireless cable, in the territories noted on SCHEDULE 7.06, all Films owned by Buyer or any of its Subsidiaries, all Library Films and all Films hereafter produced by Buyer or any of its Subsidiaries, including without limitation, the Entertainment Companies, to the extent Buyer owns such rights in the territories specified and subject to any existing licenses or other agreements to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound. In the event Buyer elects to dispose of any rights covered by the first negotiation described herein to any third party, Buyer and Seller shall negotiate in good faith for a period of fifteen (15) days following written notice by Buyer to Seller of its desire to dispose of such rights for the purposes of agreeing upon the terms under which said rights may be conveyed to Seller. In the event the parties are unable to agree on terms within said fifteen (15) day period, Buyer shall be free to dispose of said rights without any further obligation of any kind to Seller.

    7.07.  PROXY CONSENT SOLICITATION.

    (a) In connection with any proxy statement or consent solicitation that may be distributed to stockholders of Seller with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Buyer will furnish to Seller in writing such information and documents concerning Buyer and its Subsidiaries as Seller reasonably requests for use in connection with any such proxy statement or consent solicitation and, to the extent permitted by law, will indemnify and hold harmless Seller, its directors and officers and each other Person who controls Seller (within the meaning of the Securities Act of 1933 (the "Securities Act")) against any losses, claims, damages, liabilities, joint or several, to which Seller or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement of a material fact contained in the proxy statement or consent solicitation or any amendment thereof or supplement thereto or (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such proxy statement or consent solicitation or any amendment or supplement thereto in reliance upon and in conformity with written information concerning Buyer or any of its Affiliates prepared and furnished to Seller by Buyer expressly for use therein, and Buyer will reimburse Seller and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with defending any such loss, claim, liability, action or proceeding.

    (b) To the extent permitted by law, Seller will indemnify and hold harmless Buyer, its directors and officers and each other Person who controls Buyer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which Buyer or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement of a material fact contained in the proxy statement or consent solicitation or any amendment thereof or supplement thereto or (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is not made in such proxy statement or consent solicitation or any amendment or supplement thereto in reliance upon and in conformity with written information concerning Buyer or any of its Affiliates prepared and furnished to Seller by Buyer expressly for use therein, and Seller will reimburse Buyer and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with defending any such loss, claim, liability, action or proceeding.

    7.08.  REFINANCING OF DEBT.

    (a) Concurrent with the Closing, Seller will (i) offset against any amounts owing to Seller or any Affiliate of Seller (other than any Entertainment Company) from any Entertainment Company all payables owed from Seller or any Affiliate of Seller (other than any Entertainment Company) to such Entertainment Company on the Closing Date and (ii) if following the offset provided for in
(i), (A) there are any remaining amounts owing to Seller or any Affiliate of Seller (other than any Entertainment Company) by any Entertainment Company, contribute all such amounts to the capital of such Entertainment Company, or (B) there are any remaining amounts owing to any Entertainment Company, pay all such amounts.

    (b) Seller and Orion shall cooperate with Buyer, between the date hereof and the Closing Date, in order to assist Buyer in arranging for the New Orion Credit Facility to be executed and become effective concurrent with the Closing, such that funds may be drawn thereunder to be utilized, along with other funds to be made available to Orion by Buyer concurrent with the Closing, to satisfy all of Orion's obligations under the Existing Orion Credit Facility. Buyer covenants to deliver to Orion concurrent with the Closing an amount of cash such that such cash, together with funds available at such time under the New Orion Credit Facility, will be sufficient to permit Orion to satisfy all its obligations under the Existing Orion Credit Facility and cause Seller and its Affiliates to be released of all obligations thereunder.

                                  ARTICLE VIII
                             CONDITIONS TO CLOSING

    8.01. CONDITIONS TO OBLIGATION OF BUYER. The obligations of Buyer to consummate the Closing are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

    (a) (i) Each of Seller and Orion shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, (ii) each of the representations and warranties of Seller contained in this Agreement shall be true and correct, at and as of the Closing Date with the same force and effect as if made as of the Closing Date (except that representations and warranties made as of a specific date (other than the date of this Agreement) shall continue to be true and correct in all material respects as of such specific date), except for any breach of any such representations or warranties which, when combined with all other breaches of such representations and warranties, could not be reasonably expected to result in a Material Adverse Effect, and (iii) Buyer shall have received certificates signed by a duly authorized executive officer of Seller to the foregoing effect and to the effect that, to the knowledge of such executive officer, the conditions specified in this Section 8.01 have been satisfied.

    (b) All Required Governmental Approvals and Essential Consents shall have been obtained without the imposition of any conditions that are or would become applicable to any Entertainment Company or Buyer (or any of its Affiliates) after the Closing that Buyer in good faith determines would be materially burdensome upon the Entertainment Companies taken as a whole or Buyer (or any of its Affiliates) or the businesses of the Entertainment Companies taken as a whole and Buyer substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would reasonably be expected to be conducted after the Closing Date. All such Required Governmental Approvals and Essential Consents shall be in effect. All conditions and requirements prescribed by any Required Governmental Approval and Essential Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied allowing all such Required Governmental Approvals and Essential Consents (and all such other consents) to be effective and enforceable, and to remain effective and enforceable against the Persons giving such Required Governmental Approvals and Essential Consents (and such other consents) assuming continued compliance with the terms thereof.

    (c) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings (i) by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or the consummation of the Closing, (ii) or by any Governmental Authority (or determinations by any Governmental Authority) or by any other person or to impose conditions that Buyer reasonably determines would be materially burdensome upon the Entertainment Companies taken as a whole, the Shares or Buyer (or any of its Affiliates) or the businesses of the Entertainment Companies taken as a whole and Buyer substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, could be reasonably expected to be conducted after the Closing Date.

    (d) Since the date hereof, there shall not have been any change in any Entertainment Company, its assets or the Shares (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) that has had or that could be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

    (e) Buyer shall have received an opinion of counsel from Paul, Weiss, Rifkind, Wharton & Garrison in form and substance reasonably satisfactory to Buyer.

    (f) Buyer and its Subsidiaries shall have obtained in writing all consents, approvals and waivers required to be obtained by Buyer and its Subsidiaries by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby under the MGM Credit Facility.

    (g) All Persons who are directors of any Entertainment Company whose principal employment is not as an officer and/or employee of an Entertainment Company shall have resigned such directorships.

    (h) Seller shall have provided to Buyer written evidence satisfactory to Buyer of the consummation of the transfer of the ownership of all issued and outstanding stock of Landmark to an Affiliate of Seller that is not an Entertainment Company.

    8.02. CONDITIONS TO OBLIGATION OF SELLER. The obligations of Seller to consummate the Closing are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

    (a) (i) Buyer shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date; (ii) the representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date, as if made at and as of the Closing Date (except that representations and warranties made as of a specific date (other than the date of this Agreement) shall continue to be true and correct in all material respects as of such specific date) except for any breach of any such representations and warranties which, when combined with all other breaches of such representations and warranties, would not be materially adverse to Seller and (iii) Seller shall have received a certificate signed by a duly authorized senior officer of Buyer to the foregoing effect and to the effect that, to such senior officer's knowledge, the conditions specified in this Section 8.02 have been satisfied.

    (b) All Required Governmental Approvals and Essential Consents shall have been obtained without the imposition of any conditions that are or would become applicable to Seller (or any of its Affiliates) after the Closing that Seller in good faith determines would be materially burdensome upon Seller (or any of its Affiliates) or the businesses of Seller taken as a whole and Buyer substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would reasonably be expected to be conducted after the Closing Date. All such Required Governmental Approvals and Essential Consents shall be in effect. All conditions and requirements prescribed by any Required Governmental Approval and Essential Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied allowing all such Required Governmental Approvals and Essential Consents (and all such other consents) to be effective and enforceable, and to remain effective and enforceable against the Persons giving such Required Governmental Approvals and Essential Consents (and such other consents) assuming continued compliance with the terms thereof.

    (c) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings (i) by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or the consummation of the Closing, (ii) or by any Governmental (or determinations by any Governmental Authority) or by any other person or to impose conditions that Seller reasonably determines would be materially burdensome upon Seller (or any of its Affiliates) or the businesses of Seller substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, could be reasonably expected to be conducted after the Closing Date.

    (d) Seller shall have received an opinion of counsel from Gibson, Dunn & Crutcher LLP in form and substance reasonably satisfactory to Seller.

    (e) Seller shall have obtained the approval of its stockholders required to be obtained by Seller by virtue of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby under its Certificate of Incorporation, its Bylaws or Applicable Law.

    (f) Seller shall have been released of all obligations as guarantor of that certain Lease pertaining to the real property located at 1888 Century Park East, Los Angeles, California, occupied by the Entertainment Companies on the date hereof.

    (g) Seller and its Affiliates shall have been released from all obligations thereof in connection with the Existing Orion Credit Facility.

                                   ARTICLE IX
                                INDEMNIFICATION

    9.01. INDEMNIFICATION OF BUYER. From and after the Closing Date and subject to the terms and conditions of this Section 9.01, Buyer and its Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX by Seller in respect of any and all Damages actually incurred by any Buyer Indemnitee:

        (a) as a result of any misrepresentation in or breach of or failure to perform any representation, warranty, covenant and/or agreement made by Seller in this Agreement; PROVIDED, HOWEVER, that Seller, with respect to Damages incurred by any Buyer Indemnitee as a result of any such misrepresentation, breach or failure other than those described in clauses
    (i) or (ii) of Section 9.03(c) (as to which the limits described in this proviso shall not apply), shall have no obligation under this clause (i) of
    Section 9.01(a) unless and until the aggregate amount of Damages so incurred by all Buyer Indemnitees collectively exceeds Fifteen Million Dollars ($15,000,000), whereupon Seller shall be liable to indemnify the Buyer Indemnitees for all such Damages in excess of such amount up to a maximum amount equal to the Purchase Price;

        (b) as a result of any violations or infringements of any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority, but only to the extent that such violation or infringement occurs prior to the Closing Date; or

    (c) as a result of any liability arising out of or in connection with the litigation described in SCHEDULE 9.01(C) or by or among one or more of the parties to such litigation identified therein or arising out of the facts giving rise to the matters described therein, and all counter-claims, cross-claims and other actions relating thereto. Any indemnity arising with respect to Taxes shall be governed by the provisions of Article XI below.

    9.02. INDEMNIFICATION OF SELLER. From and after the Closing Date, Seller and its Affiliates (collectively, the "Seller Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX by Buyer in respect of any and all Damages actually incurred by any Seller Indemnitee (i) as a result of any misrepresentation in or breach of or failure to perform any representation, warranty, covenant or agreement made by Buyer in this Agreement and (ii) resulting from Buyer's operation of the Entertainment Companies or ownership of the Shares after the Closing Date.

    9.03.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

    (a) Except as otherwise provided in this Article IX, all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any Buyer Indemnitee or Seller Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and any due diligence examination or investigation by Buyer, regardless of when it is conducted, and shall expire on the first anniversary of the Closing Date.

    (b) Notwithstanding Section 9.03(a), each of the representations and warranties of Seller set forth in Sections 3.20 and 3.21 shall survive the Closing Date and shall expire on the second anniversary of the Closing Date.

    (c) Notwithstanding Section 9.03(a), each of the following representations, warranties, covenants, agreements and obligations of Seller as Indemnifying Party shall survive the Closing Date until the expiration of thirty (30) days following any applicable statute of limitations, including extensions thereof:
(i) any misrepresentation in or breach of any representation or warranty made in Sections 3.01, 3.02, 3.03, 3.04, 3.17, 3.23, 3.24 or 3.26 and (ii) the breach or failure to perform by Seller after the Closing Date of any of the covenants, agreements or obligations contained in this Agreement or in the Exhibits attached hereto required to be performed after the Closing Date, including those contained in Section 7.07 and Article XI.

    (d) Notwithstanding Section 9.03(a), each of the following representations, warranties, covenants, agreements and obligations of Buyer as an Indemnifying Party shall survive the Closing Date until the expiration of thirty (30) days following the applicable statute of limitations, including extensions thereof:
(i) any misrepresentation in or breach of any representation or warranty made in Sections 4.01, 4.02 or 4.05 and (ii) the breach or failure to perform by Buyer after the Closing Date of any of the covenants, agreements or obligations of Buyer contained in this Agreement or in the Exhibits attached hereto required to be performed after the Closing Date.

    9.04.  CLAIMS FOR INDEMNIFICATION.

    (a) If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall promptly give the appropriate Indemnifying Party notice of such claim (a "Notice of Claim") (but such Notice of Claim must be delivered within the time periods specified in Sections 9.03(a), (b) and (c)). Any such Notice of Claim shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification and the amount of the claim, to the extent specified or otherwise known. The failure of such Indemnitee to give the Notice of Claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that the defense of any claim is prejudiced by such failure.

    (b) No Person shall have any claim or cause of action as a result of any misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of any Indemnifying Party referred to in this Article IX against any Affiliate, stockholder, director, officer, employee, consultant or agent of such Indemnifying Party unless any of the foregoing is a successor or assign of such Indemnifying Party. Nothing set forth in this Article IX shall be deemed to prohibit or limit any Buyer Indemnitee's or Seller Indemnitee's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform any covenant or agreement contained herein.

    9.05.  DEFENSE OF CLAIMS.

    (a) In connection with any claim which may give rise to indemnity under this
Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties) and provide assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times reasonably diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.05, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, with the consent of the Indemnitee, which consent will be not unreasonably withheld or delayed; PROVIDED, that no such consent shall be required from such Indemnitee if the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees and if named as a defendant, consultants and agents with respect to such claim. Each Indemnitee shall be entitled to participate in the defense of any such action at its own cost and expense.

Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.05.

    (b) If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.05(a), such Indemnitee may defend against such claim or Proceeding in the manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee may deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

    (c) Although the indemnification rights provided in this Article IX shall extend to the respective Affiliates of Buyer and Seller, for the purpose of the procedures set forth in this Section 9.05, any claims for indemnification shall be made by and through Buyer or Seller, as the case may be.

    9.06. NATURE OF PAYMENTS. Any payment under this Article IX shall be treated for tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

    9.07. TAXES The provisions of this Article IX shall not be applicable to Taxes, which shall be governed by Article XI.

                                   ARTICLE X
                                  TERMINATION

    10.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time (except with respect to clauses (h), (i), (j) and (k) which contain certain time limitations) prior to the Closing:

        (a) by mutual written agreement of all of the parties hereto;

        (b) by Buyer after written notice to Seller of any one or more misrepresentations in or breaches of the representations or warranties made by Seller contained herein that, if not cured on or prior to the Closing Date, could be reasonably expected to give Buyer grounds not to close under
    Section 8.01 when taken into account with all other uncured misrepresentations in or breaches of such representations or warranties as to which Buyer shall have given notice to Seller as provided in this paragraph (b). A termination pursuant to this paragraph (b) shall become effective (i) fifteen (15) days after such notice with respect to such a misrepresentation or breach that is not capable of being cured on or prior to the Closing Date, or (ii) immediately prior to the Closing with respect to such a misrepresentation or breach that is capable of being cured, but is not cured, on or prior to the Closing Date;

        (c) by Buyer after written notice to Seller of the failure by Seller or any Entertainment Company to perform and satisfy any of its obligations under this Agreement required to be performed and satisfied by Seller or such Entertainment Company on or prior to the Closing Date, if the aggregate of all such failures shall be material. A termination pursuant to this paragraph (c) shall become effective (i) fifteen (15) days after such notice with respect to such a failure that is not capable of being cured on or prior to the Closing Date, or (ii) immediately prior to the Closing with respect to such a failure that is capable of being cured, but is not cured, on or prior to the Closing Date;

        (d) by Seller after written notice to Buyer of any one or more misrepresentations in or breaches of the representations or warranties made by Buyer herein which, if not cured on or prior to the Closing Date, could be reasonably expected to give Seller grounds not to close under Section 8.02 when taken into account with all other uncured misrepresentations in or breaches of such representations or warranties as to which Seller shall have given notice to Buyer as provided in this clause (d). A termination pursuant to this paragraph (d) shall become effective (i) fifteen (15) days after such notice with respect to such a misrepresentation or breach that is not capable of being cured on or prior to the Closing Date, or (ii) immediately prior to the Closing with respect to such a misrepresentation or breach that is capable of being cured, but is not cured, on or prior to the Closing Date;

        (e) by Seller after written notice to Buyer of Buyer's failure to perform and satisfy any of its obligations under this Agreement required to be performed and satisfied by Buyer on or prior to the Closing Date, if the aggregate of all such failures shall be material. A termination pursuant to this paragraph (e) shall become effective (i) fifteen (15) days after such notice with respect to such a failure that is not capable of being cured on or prior to the Closing Date, or (ii) immediately prior to the Closing with respect to such a failure that is capable of being cured, but is not cured, on or prior to the Closing Date;

        (f) by Buyer or by Seller, if the Closing shall not have been consummated by September 30, 1997; PROVIDED, HOWEVER, that neither Buyer nor Seller may terminate this Agreement pursuant to this clause (f) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

        (g) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable;

        (h) by Buyer by written notice delivered to Seller at any time prior to 5:00 p.m. (Los Angeles time) on May 9, 1997, if at any time prior to such time Buyer discovers any fact, occurrence or circumstance relating to any Entertainment Company not known to Buyer on or before the date of this Agreement that is materially adverse to the assets, liabilities, business, operations or financial condition of the Entertainment Companies taken as a whole.

        (i) by Buyer or Seller if Seller shall have convened a meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby and at such meeting shall have failed to obtain in writing all consents and approvals of its stockholders required to be obtained by Seller by virtue of the execution and delivery of this Agreement or the transactions contemplated hereby under its Certificate of Incorporation, its Bylaws or Applicable Law.

        (j) by Seller at any time after submission of this Agreement and the transactions contemplated herein by the stockholders of Seller in accordance with Applicable Law, if (i) Seller's financial advisors shall have withdrawn (either before or after such meeting) their opinion to the effect that the Purchase Price is fair to Seller's stockholders from a financial point of view or (ii) Seller's Board of Directors shall have withdrawn, modified or amended in any material respect its approval or recommendation of this Agreement or the transactions contemplated hereby and Seller receives a legal opinion of Delaware counsel that is reasonably acceptable to Buyer to the effect that submission of this Agreement and the transactions contemplated hereby would be unlawful under Delaware law.

        (k) by Seller at any time prior to the approval of this Agreement and the transactions contemplated herein by the stockholders of Seller in accordance with Applicable Law, if Seller's Board of Directors determines in good faith, on the basis of the advice of Paul, Weiss, Rifkind, Wharton & Garrison or other outside counsel of comparable stature, that the approval and adoption of this Agreement and the transactions contemplated hereby would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders under Applicable Law.

    The party desiring to terminate this Agreement pursuant to clauses (b) through (k) shall give written notice of such termination to the other party.

    10.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement except as hereinafter expressly provided in this Section 10.02. If such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 5.05, 6.02, 12.04, 12.06 and 12.12 shall survive any termination of this Agreement pursuant to Article X, and each party hereto shall be fully responsible for any breach of any such provision, whether or not such breach occurs prior to or after the termination of this Agreement.

    10.03. COMMITMENT FEE.

    (a) To compensate Buyer for entering into this Agreement and taking action to consummate the transactions contemplated hereby and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by Buyer of other opportunities, Seller agrees to pay to Buyer an aggregate amount equal to Thirty Million Dollars ($30,000,000), less any amount due pursuant to Section 10.03(c) below (the "Commitment Fee") if this Agreement is terminated:

        (i) by Seller pursuant to Section 10.01(j) or (k);

        (ii) by Buyer or Seller pursuant to Section 10.01(i), if, in any such case specified in this clause (ii), prior to the time of Seller's meeting of stockholders (A) Seller's Board of Directors shall have withdrawn, modified or amended in any material respect its approval or recommendation of this Agreement or the transactions contemplated hereby or shall have resolved to do any of the foregoing, (B) Seller's Board of Directors shall have recommended acceptance of any Alternative Proposal or shall have resolved to do so or (C) Seller or any of its Affiliates shall have entered into an agreement providing for an Alternative Proposal with a party other than Buyer or shall have resolved to do so; or

       (iii) by Buyer or Seller pursuant to Section 10.01(i), if, in any such case specified in this clause (iii) (A) prior to the time of Seller's meeting of stockholders an Alternative Proposal shall have been publicly announced or shall have become publicly known or Seller's financial advisors shall have withdrawn, modified or amended in any material respect their opinion to the effect that the Purchase Price is fair to Seller's stockholders from a financial point of view, (B) Seller's Board of Directors shall not have withdrawn, modified or amended in any material respect its approval and recommendation of this Agreement and the transactions contemplated hereby, Seller's Board of Directors shall not have recommended acceptance of any Alternative Proposal nor shall Seller's Board of Directors have resolved to do so, and neither Seller nor any of its Affiliates shall have entered into an agreement providing for an Alternative Proposal with a party other than Buyer nor shall any of them have resolved to do so and (C) during the term of this Agreement or within one (1) year after the termination of this Agreement, Seller's Board of Directors recommends an Alternative Proposal with a party other than Buyer, Seller or any of its Affiliates enters into an agreement providing for an Alternative Proposal with a party other than Buyer, or an Alternative Proposal with a party other than Buyer occurs, and, in any such case, the purchase price in respect of such Alternative Proposal (or the portion thereof allocable to the Entertainment Companies or their assets, if such Alternative Proposal relates to Seller or assets and operations of Seller in addition to the Entertainment Companies) is higher than the Purchase Price; PROVIDED, HOWEVER, that in determining such purchase price, there shall be included therein the fair value of any property of any Entertainment Company transferred to Seller in connection with or in anticipation of such transaction.

    (b) The Commitment Fee and the reimbursement of expenses required by Section 10.03(c) shall be payable (i) at the time of termination if the termination is by Seller pursuant to Section 10.01(j) or (k), (ii) on the next business day following termination if the termination is by Buyer or Seller pursuant to

Section 10.01(i) and is covered by clause (ii) of Section 10.03(a) and (iii) on the next business day following the earliest of the recommendation of an Alternative Proposal, the entering into of an agreement providing for an Alternative Proposal or the occurrence of an Alternative Proposal, if the termination is by Seller or Buyer pursuant to Section 10.01(i) and such termination is covered by clause (iii) of Section 10.03(a).

    (c) Seller shall reimburse Buyer and its Affiliates for actual out-of-pocket expenses, not to exceed Ten Million Dollars ($10,000,000), of Buyer and its Affiliates incurred in connection with or arising out of this Agreement and the transactions contemplated hereby (including, without limitation, amounts paid or payable to investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses), regardless of when those expenses are incurred, if this Agreement is terminated:

        (i) by Seller pursuant to Section 10.01(j) or (k);

        (ii) by Buyer or Seller pursuant to Section 10.01(i) or (j), if, in any such case specified in this clause (ii), prior to the time of Seller's meeting of stockholders (A) Seller's Board of Directors shall have withdrawn, modified or amended in any material respect its approval or recommendation of this Agreement or the transactions contemplated hereby or shall have resolved to do any of the foregoing, (B) Seller's Board of Directors shall have recommended acceptance of any Alternative Proposal or shall have resolved to do so or (C) Seller or any of its Affiliates shall have entered into an agreement providing for an Alternative Proposal with a party other than Buyer or shall have resolved to do so; or

       (iii) by Buyer or Seller pursuant to Section 10.01(i), if, in any such case specified in this clause (iii) (A) prior to the time of Seller's meeting of stockholders an Alternative Proposal shall have been publicly announced or shall have become publicly known or Seller's financial advisors shall have withdrawn, modified or amended in any material respect their opinion to the effect that the Purchase Price is fair to Seller's stockholders from a financial point of view, (B) Seller's Board of Directors shall not have withdrawn, modified or amended in any material respect its approval and recommendation of this Agreement and the transactions contemplated hereby, Seller's Board of Directors shall not have recommended acceptance of any Alternative Proposal nor shall Seller's Board of Directors have resolved to do so, and neither Seller nor any of its Affiliates shall have entered into an agreement providing for an Alternative Proposal with a party other than Buyer nor shall any of them have resolved to do so and (C) during the term of this Agreement or within one (1) year after the termination of this Agreement, Seller's Board of Directors recommends an Alternative Proposal with a party other than Buyer, Seller or any of its Affiliates enters into an agreement providing for an Alternative Proposal with a party other than Buyer, or an Alternative Proposal with a party other than Buyer occurs, and, in any such case, the purchase price in respect of such Alternative Proposal (or the portion thereof allocable to the Entertainment Companies or their assets, if such Alternative Proposal relates to Seller or assets and operations of Seller in addition to the Entertainment Companies) is higher than the Purchase Price; PROVIDED, HOWEVER, that in determining such purchase price, there shall be included therein the fair value of any property of any Entertainment Company transferred to Seller in connection with or in anticipation of such transaction.

    (d) Seller acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails to pay any amounts owing pursuant to this Section
10.03 when due, Seller shall in addition thereto pay to Buyer all costs and expenses (including attorneys' fees and costs) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Buyer at one percentage point in excess of the Reference Rate as in effect from time to time during such period; provided, however, that in no event shall such interest rate exceed the maximum rate permitted by Applicable Law.

                                   ARTICLE XI
                                  TAX MATTERS

    11.01.  TAX RETURNS AND PAYMENTS.

    (a) Seller shall be responsible for the preparation and filing of all Seller's Consolidated Returns with respect to all Pre-Closing Periods, which shall include the Entertainment Companies, and for the payment of all federal Income Taxes with respect to such Consolidated Returns. Seller shall be entitled to any refunds of Income Taxes with respect to such Tax Returns.

        (b) (i) Seller shall be responsible for the preparation and filing of all Tax Returns, other than Consolidated Returns, of the Entertainment Companies for any Pre-Closing Period, that are required to be filed on or before the Closing Date, and for the payment of all Taxes with respect to such Tax Returns. Seller shall be entitled to any refunds of Taxes with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with prior practice, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between Pre-Closing Periods and Post-Closing Periods.

       (ii) Buyer shall be responsible for the preparation and filing of all Tax Returns, other than Consolidated Returns, of the Entertainment Companies for any Pre-Closing Period, that are required to be filed after the Closing Date. Seller shall pay Buyer, in immediately available funds, any Taxes that are required to be paid with such Tax Returns, and shall be entitled to any refunds of Taxes with respect to such Tax Returns.

    (c) Buyer shall be responsible for the preparation and filing of all Straddle Period Tax Returns with respect to the Entertainment Companies, and for the payment of all Taxes with respect to such returns. Seller shall reimburse Buyer, in immediately available funds, for the portion of any Tax relating to a Straddle Period that is allocable, in accordance with paragraph (f) below, to the pre-Closing portion of such Straddle Period, less any estimated Taxes paid by Seller or the Entertainment Companies with respect to such Straddle Period before the Closing Date. Any refunds of Straddle Period taxes shall be allocated between the Seller and the Buyer based on the same principles.

    (d) Buyer shall be responsible for the preparation and filing of all Tax Returns and the payment of all other Taxes with respect to the Entertainment Companies for all Post-Closing Periods. Buyer shall be entitled to any refunds of such Taxes. In the case of any Post-Closing Tax Return where the Taxes payable by an Entertainment Company are dependent upon the Tax attributes of or are consistent with Tax accounting methods utilized by such Entertainment Company for a Pre-Closing Period, without Seller's consent Buyer shall not take a position that (i) is inconsistent with a position taken by Seller for such Pre-Closing Period and (ii) will have the effect of increasing the Seller's Tax liability for a Pre-Closing Period, unless in the opinion of Buyer's independent tax counsel or accountant, Seller's position is not supported by "substantial authority" within the meaning of Section 6662 of the Code.

    (e) To the extent permitted by law, Seller and Buyer shall use their best efforts to cause any Taxable period to close on the Closing Date.

    (f) Taxes payable with respect to a Straddle Period shall be allocated to the Pre-Closing Period and Post-Closing Period on the basis of a closing of the books as of the Closing Date or any other method agreed upon by Buyer and Seller, except that Taxes imposed on a periodic basis, such as real and personal property Taxes, shall be prorated based on the number of days before and after the Closing Date.

    (g) Seller, Buyer and the Entertainment Companies shall cooperate in good faith in (i) preparing and filing all Tax Returns, (ii) maintaining and making available to each other all records necessary in connection with the preparation and filing of all Tax Returns and the payment of Taxes, and (iii) resolving all disputes and audits with respect to any Tax Returns and Taxes. Buyer and Seller recognize that each may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other; therefore, Buyer and Seller agree (i) to retain and maintain Tax records relating to the Entertainment Companies for a period of five (5) years after the Closing Date, (ii) to allow each other and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records, such activities to be conducted during normal business hours and at the requesting party's expense, and (iii) and to offer the other parties such records before destroying such records.

    (h) Seller shall pay any stock transfer taxes due as a result of the sale of the Shares to Buyer pursuant to the transactions contemplated by this Agreement.

    (i) Seller shall cause the provisions of any tax sharing agreement to which any of the Entertainment Companies is a party to be terminated on or before the Closing Date, and the Entertainment Companies shall have no liability to Seller or its Affiliates under any such agreements.

    (j) Seller shall have the sole and exclusive authority to file amended Consolidated Tax Returns for the Entertainment Companies for any Pre-Closing Period, and to control any Tax audits, disputes, administrative or judicial proceedings or settlements with respect to such Consolidated Tax Returns. Buyer and the Entertainment Companies shall have the sole and exclusive authority to file any other amended Tax Returns and to control any other Tax audits, disputes, administrative or judicial proceedings or settlements with respect to the Entertainment Companies; PROVIDED, HOWEVER, that Buyer shall not without Seller's consent file an amended Tax Return with respect to a Pre-Closing Period or settle, compromise, challenge or litigate a Tax dispute with respect to a Pre-Closing Period, if any such action may materially increase Seller's liability for Taxes.

    11.02.  SECTION 338(H)(10).

    (a) Seller shall join Buyer in making elections under Section 338(g) and
Section 338(h)(10) of the Code and any state, local and foreign counterparts with respect to the Entertainment Companies (the "Section 338 Elections"). Seller and Buyer shall jointly complete and make the Section 338 Elections on the applicable forms and in accordance with Applicable Law. Seller shall deliver such forms and related documents to Buyer at least ninety (90) days prior to the due date for filing such elections or forms. Buyer shall deliver to Seller at least forty-five (45) days prior to the due date for filing, such completed forms as are required to be filed with respect to the Section 338 Elections. Buyer and Seller shall timely file the Section 338 Elections and any required forms and documents.

    (b) Buyer and Seller shall act reasonably and in good faith to reach an agreement promptly, but in no event later than ninety (90) days after the Closing Date, on the allocation of the Purchase Price among the assets of the Entertainment Companies for purposes of the Section 338 Elections. If Buyer and Seller are unable to reach an agreement within such ninety (90) day period, they shall submit the issue to arbitration by a nationally recognized accounting firm mutually acceptable to Buyer and Seller, whose determination shall be final and binding on both parties, and whose expenses shall be shared equally by Buyer and Seller. The valuations and allocations determined pursuant to this Section shall be used for purposes of all relevant Tax Returns, but shall not have any effect on any other provision of this Agreement, except insofar as these other provisions relate to or affect Taxes or Tax Returns.

    (c) Seller shall be responsible for the payment of any Taxes of Seller Affiliated Group or the Entertainment Companies that result from the Section 338 Elections (the "Section 338 Taxes").

    11.03.  INDEMNIFICATION.

    (a) Seller shall indemnify Buyer and the Entertainment Companies for (i) all liability for Taxes of the Seller Affiliated Group, including the Entertainment Companies, for all Pre-Closing Periods and for the portion of all Straddle Periods that end on the Closing Date, (ii) all Section 338 Taxes, and (iii) all liability for reasonable legal and accounting fees and expenses incurred with respect to any item indemnified pursuant to clauses (i) and (ii) above.

    (b) Buyer and the Entertainment Companies shall indemnify Seller for (i) all liability for Taxes of the Buyer Affiliated Group for any Post-Closing Taxable period, (ii) all liability for Taxes of the Entertainment Companies for the portion of all Straddle Periods that commence after the Closing Date, and (iii) all liability for reasonable legal and accounting expenses incurred with respect to any item indemnified pursuant to clauses (i) and (ii) above.

    11.04.  PROCEDURES FOR INDEMNIFICATION.

    (a) If a claim is made by any Taxing authority, which, if successful, might result in an indemnity payment by a party ("Tax Indemnitor") to another ("Tax Indemnitee") pursuant to Section 11.02, Tax Indemnitee shall promptly notify Tax Indemnitor in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to Tax Indemnitor within a sufficient period of time to allow Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Tax Indemnitor shall not be liable to Tax Indemnitee to the extent that Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

    (b) With respect to any Tax Claim, Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED, HOWEVER, that Tax Indemnitor shall not settle or compromise a Tax Claim without giving thirty (30) days notice to Tax Indemnitee and without Tax Indemnitee's consent, which shall not be unreasonably withheld, if such settlement or compromise would result in a material Tax Liability of Tax Indemnitee or members of its affiliated group for any Taxable period. If Tax Indemnitee reasonably withholds its consent, the indemnification obligation of Tax Indemnitor to Tax Indemnitee under this Article XI shall be limited to the amount of such settlement or compromise, and Tax Indemnitee shall have the right to take over the control of any proceedings with respect to such Tax Claim at its own expense.

    (c) Buyer and Seller shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, granting powers of attorney to the party who is entitled to control the proceedings, retaining and providing records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

    (d) Any payment under this Article XI shall be treated for tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

    (e) The indemnification obligations of the parties set forth in this Article XI shall survive until the expiration of the applicable statute of limitations relating to the Taxes that are the subject of the indemnification obligation.

                                  ARTICLE XII
                                 MISCELLANEOUS

    12.01. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

                       If to Seller or any Entertainment Company:

                       Metromedia International Group, Inc.

                       c/o Metromedia Company

                       215 East 67th Street

                       New York, New York 10021

                       Attention: President

                       Facsimile: 212-535-3541

                       with copies to:

                       Metromedia International Group, Inc.

                       One Metromedia Plaza

                       East Rutherford, New Jersey 07073

                       Attention: General Counsel

                       Facsimile: 201-531-2803

                       and

                       Paul, Weiss, Rifkind, Wharton & Garrison

                       1285 Avenue of the Americas

                       New York, New York 10019

                       Attention: James M. Dubin, Esq.

                       Facsimile: 212-757-3990

                       If to Buyer:

                       P&F Acquisition Corp.

                       2500 Broadway Street

                       Fifth Floor

                       Santa Monica, California 90404

                       Attention: General Counsel

                       Facsimile: 310-449-3011

                       with a copy to:

                       Gibson, Dunn & Crutcher LLP

                       333 S. Grand Avenue

                       Los Angeles, California 90071

                       Attention: Bruce D. Meyer, Esq.

                       Facsimile: 213-229-7520

    Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

    12.02.  AMENDMENTS; NO WAIVERS.

    (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

    (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    12.03.  CONSTRUCTION.

    (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

    (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

    12.04. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    12.05. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

    12.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of New York.

    12.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

    12.08. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    12.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

    12.10. SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

    12.11. FORUM; ATTORNEYS' FEES. Any action or proceeding commenced under this Agreement shall be brought solely in the federal or state courts located in the States of New York or California. In any action commenced hereunder, the prevailing party shall be entitled to recover its attorneys' fees and costs from the non-prevailing party in such action or proceeding. The parties agree that in any action or claim for Damages brought by Buyer against Seller for a breach of any representation or warranty by Seller or Orion in Article III (other than those representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.17, 3.23, 3.24 and 3.26), Seller shall not be obligated to make any payments to Buyer until the aggregate amount of Damages so incurred exceeds Fifteen Million Dollars ($15,000,000), whereupon Seller shall be liable for all such Damages in excess of Fifteen Million Dollars ($15,000,000) up to a maximum amount equal to the Purchase Price.

    12.12. CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    12.13. THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of any Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

    12.14. KNOWLEDGE. Whenever "KNOWLEDGE," "TO THE KNOWLEDGE OF," "HAS RECEIVED NO NOTICE" OR "IS NOT AWARE" (and all variants and derivatives thereof) is used with respect to any Person, it means the actual knowledge of such Person, after reasonable inquiry. Notwithstanding the foregoing, the foregoing terms, when applied to Seller or the Entertainment Companies, shall mean the actual knowledge, after reasonable inquiry, of any and all officers, shareholders or directors of Seller or any Entertainment Company.

    IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                METROMEDIA INTERNATIONAL GROUP, INC.

                                By:  /s/ STUART SUBOTNICK
                                     -----------------------------------------
                                     Name: Stuart Subotnick
                                     Title: President and Chief Executive
                                     Officer

                                ORION PICTURES CORPORATION

                                By:  /s/ SILVIA KESSEL
                                     -----------------------------------------
                                     Name: Silvia Kessel
                                     Title: Senior Executive Vice President

                                P&F ACQUISITION CORP.

                                By:  /s/ FRANK G. MANCUSO
                                     -----------------------------------------
                                     Name: Frank G. Mancuso
                                     Title: Chairman and Chief Executive
                                     Officer

                                                                      APPENDIX B

                             STOCKHOLDERS AGREEMENT

    This AGREEMENT, dated April 27, 1997 (this "Agreement"), by and among METROMEDIA INTERNATIONAL GROUP, INC., a Delaware corporation ("Seller"), P&F ACQUISITION CORP., a Delaware corporation ("Buyer"), and each of the other parties signatory hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                              W I T N E S S E T H:

    WHEREAS, concurrently herewith, Seller, Orion Pictures Corporation ("Orion"), and Buyer are entering into a Letter of Intent (the "Letter of Intent") contemplating the execution of a Stock Purchase Agreement, a draft of which is attached to the Letter of Intent as Exhibit A (such Stock Purchase Agreement, in the form in which it may be executed by the parties and as it may be amended, supplemented or modified thereby shall hereinafter be referred to as the "Stock Purchase Agreement;" capitalized terms used and not defined herein have the respective meanings ascribed to them in the Stock Purchase Agreement), pursuant to which Buyer will acquire from Seller all of the issued and outstanding stock of Orion (the "Stock Purchase");

    WHEREAS, each of the Stockholders Beneficially Owns (as defined herein) the number of shares, par value $.01 per share, of common stock of Seller ("Seller Common Stock") set forth opposite such Stockholder's name on Schedule I hereto (the "Shares");

    WHEREAS, as an inducement and a condition to entering into the Stock Purchase Agreement, Buyer has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1. PROVISIONS CONCERNING SELLER COMMON STOCK. Each Stockholder hereby agrees that at any meeting of the holders of Seller Common Stock, however called, or in connection with any written consent of the holders of Seller Common Stock, such Stockholder shall vote (in the case of Shares for which the Stockholder has exclusive voting and dispositive power) or cause to be voted (in the case of Shares which the Stockholder "Beneficially Owns" (as defined below) but for which the Stockholder does not have exclusive voting and dispositive power) the Shares held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Stock Purchase Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Seller or Orion under the Stock Purchase Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as permitted by the Stock Purchase Agreement or as otherwise agreed to in writing in advance by Buyer, against the following actions (other than the Stock Purchase and the transactions contemplated by the Stock Purchase Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Orion or any of the Entertainment Companies; (B) a sale, lease, license, transfer or disposition of any assets outside the ordinary course of business or any which in the aggregate are material to Orion and its Subsidiaries (other than Landmark) taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of Seller or Orion; (C) (1) any change in a majority of the persons who constitute the board of directors of the Seller; (2) any change in the present capitalization of Orion or any of its Subsidiaries or any amendment of the Certificate of Incorporation or By-Laws of Orion or any of its Subsidiaries; (3) any other material change in the corporate structure or business of Orion or any of its Subsidiaries; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2),
    (3) or (4) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Stock Purchase and the transactions contemplated by this Agreement and the Stock Purchase Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

        2. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Each Stockholder hereby represents and warrants to Parent and Buyer as follows:

           (a) OWNERSHIP OF SHARES. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder.
       Schedule I hereto correctly indicates those Shares that are Beneficially Owned and held of record by such Stockholder and those shares that are Beneficially Owned by such Stockholder but not held of record by such Stockholder. Schedule I discloses the number of Shares Beneficially Owned by the Stockholder for which the Stockholder shares voting or dispositive power with another Person and identifies such other Person or Persons. Except as referenced in the preceding sentence and Schedule I, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights.

           (b) POWER; BINDING AGREEMENT. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

           (c) NO CONFLICTS. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

           (d) NO FINDER'S FEES. Other than existing financial advisory and investment banking arrangements and agreements between Seller and Donaldson, Lufkin & Jennrette Securities Corp., which have been disclosed in writing to Buyer, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Stock Purchase Agreement based upon arrangements made by or on behalf of such Stockholder or any of its Affiliates (or than Seller and its Subsidiaries) or, to the knowledge of such Stockholder, Seller or any of its Subsidiaries.

           (e) OTHER POTENTIAL ACQUIRORS. Such Stockholder (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, Orion or its Subsidiaries (other than Landmark) or any business combination with Orion or its Subsidiaries (other than Landmark), in his, her or its capacity as such, and (ii) from and after the date hereof until termination of the Stock Purchase Agreement, unless and until Seller is permitted to take such actions under Section 5.08 of the Stock Purchase Agreement, shall not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to or endorse any such transaction or acquisition, or authorize or permit any of such Stockholder's directors, officers, stockholders, employees or agents to do so, and such Stockholder shall promptly notify Buyer of any proposal and shall provide a copy of any such written proposal and a summary of any oral proposal to Buyer immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal) and thereafter keep Buyer promptly advised of any development with respect thereto.

            (f) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as contemplated by the Stock Purchase Agreement, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to the subject matter of this Agreement, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

           (g) RELIANCE BY BUYER. Such Stockholder understands and acknowledges that Buyer is entering into the Letter of Intent, and will enter into the Stock Purchase Agreement, in reliance upon such Stockholder's execution and delivery of this Agreement.

        3. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        4. STOP TRANSFER, RESTRICTIVE LEGEND. (a) Each Stockholder agrees with, and covenants to, Buyer that such Stockholder shall not request that Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Seller's Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of Shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

           (b) Upon the written request of Buyer, all certificates representing any of such Stockholder's Shares shall contain the following legend:

       "The securities represented by this certificate, including certain voting and transfer rights with respect thereto, are subject to the terms of a Stockholders Agreement, dated April 27, 1997, among Metromedia International Group, Inc., P&F Acquisition Corp. and Orion Pictures Corporation, a copy of which is on file in the principal office of the Issuer."

        5. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the later of (a) September 30, 1997, or (b) ninety (90) days after the date of the meeting of Seller's stockholders held for the purpose of approving and adopting the Stock Purchase Agreement and the transactions contemplated thereby (provided that, if no such meeting is held prior to September 30, 1997, the covenants and agreements contained herein with respect to the Shares shall terminate on September 30, 1997).

        6. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of the Seller makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and/or beneficial owner of such Stockholder's Shares.

        7.  MISCELLANEOUS.

           (a) ENTIRE AGREEMENT. This Agreement, the Letter of Intent and the Stock Purchase Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           (b) CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

           (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise by any Stockholder without the prior written consent of Buyer or by Buyer without the prior written consent of each Stockholder; provided that Buyer may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary thereof, but no such assignment shall relieve such party of its obligations hereunder if such assignee does not perform such obligations.

           (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by Buyer and such affected Stockholder or Stockholders; provided that Schedule I hereto may be supplemented by

       Buyer by adding the name and other relevant information concerning any Stockholder of Seller who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added Stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

           (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Seller or any Stockholder:       c/o Metromedia Company
                                       215 East 67th Street
                                       New York, New York 10021
                                       Attention: President
                                       Facsimile: (212) 535-3541

If to:                                 Metro-Goldwyn-Mayer Inc.
                                       2500 Broadway Street
                                       Santa Monica, California 90404
                                       Attention: General Counsel
                                       Facsimile: (310) 449-3011

with a copy to:                        Gibson, Dunn & Crutcher
                                       333 South Grand Avenue
                                       Los Angeles, California 90071-3197
                                       Attention: Bruce D. Meyer, Esq.
                                       Facsimile: (213) 229-7520

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, Seller, Buyer, each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                METROMEDIA INTERNATIONAL GROUP, INC.

                                By:              /s/ SILVIA KESSEL
                                     -----------------------------------------
                                                   Silvia Kessel
                                              EXECUTIVE VICE PRESIDENT

                                P&F ACQUISITION CORP.

                                By:             /s/ DAVID G. JOHNSON
                                     -----------------------------------------
                                                  David G. Johnson
                                              EXECUTIVE VICE PRESIDENT

                                                 /s/ JOHN W. KLUGE
                                     -----------------------------------------
                                                   John W. Kluge

                                                /s/ STUART SUBOTNICK
                                     -----------------------------------------
                                                  Stuart Subotnick

                                METROMEDIA COMPANY

                                By:             /s/ STUART SUBOTNICK
                                     -----------------------------------------
                                                  Stuart Subotnick
                                                     PRESIDENT

                                MET TELLCELL, INC.

                                By:             /s/ STUART SUBOTNICK
                                     -----------------------------------------
                                                  Stuart Subotnick
                                                     PRESIDENT

                                   SCHEDULE I
                             STOCKHOLDERS AGREEMENT

Metromedia Company...............................................................  7,989,206
John W. Kluge....................................................................  2,605,449
Stuart Subotnick.................................................................    231,225
Met Tellcell, Inc................................................................  4,426,249

                                                                      APPENDIX C

                          DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York 10172 - (212) 692-3000

                                   June 18, 1997

Board of Directors
Metromedia International Group, Inc.
One Meadowlands Plaza
East Rutherford, New Jersey 07073-2137
Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to Metromedia International Group, Inc. (the "Company") of the consideration to be received by the Company pursuant to the terms of the Stock Purchase Agreement dated as of May 2, 1997 (the "Agreement"), among the Company, the Company's wholly owned subsidiary, Orion Pictures Corporation ("Orion" and together with all of its direct and indirect subsidiaries other than the Landmark Theater Group and each of its subsidiaries, the "Entertainment Companies"), and P&F Acquisition Corp. (the "Buyer"), pursuant to which the Buyer will purchase all of the capital stock of Orion (the "Transaction").

    You have advised us that pursuant to the Agreement, the Buyer will pay the Company for the Entertainment Companies an amount in cash equal to $573 million, less the Existing Indebtedness of the Entertainment Companies, and assume such Existing Indebtedness of the Entertainment Companies (the "Purchase Consideration"). You have also advised us that Orion will transfer the assets of the Landmark Theater Group and each of its subsidiaries to the Company prior to the consummation of the Transaction.

    In arriving at our opinion, we have reviewed the Agreement, including exhibits thereto, as well as financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with the Company's management. Included in the information provided during discussions with management were certain internal financial analyses and forecasts of the Entertainment Companies for the fiscal years ending December 31, 1997 through 2002 prepared by the Company's management. In addition, we have compared certain financial data of the Entertainment Companies with various other companies whose securities are traded in public markets, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in purchasing the Entertainment Companies.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial analysis and forecasts supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Entertainment Companies. We have not assumed any responsibility for making an independent evaluation of the Entertainment Companies' assets and liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the Board's decision to proceed with the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. Over the past two years, DLJ has advised the Company with respect to its merger with Orion, MCEG Sterling, Inc. and Metromedia International Telecommunications, Inc. in November 1995; advised the Company with respect to its acquisitions of The Samuel Goldwyn Company and Motion Picture Corporation of America in July 1996; and lead-managed a $202.4 million offering of the Company's common stock in July 1996, for each of which DLJ received usual and customary compensation. In addition, DLJ is currently acting as lead-manager with respect to the Company's proposed $125 million convertible preferred stock offering. DLJ also owns 131,453 shares of the Company's Common Stock, of which 63,852 shares are subject to a make-whole arrangement with the Company.

    Based upon the foregoing and other factors as we deem relevant, we are of the opinion that the Purchase Price to be received by the Company is fair to the Company from a financial point of view.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION
                                          By: /s/ Warren C. Woo
                                             Warren C. Woo
                                             Managing Director

                                       2